Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161480

INTERCLICK, INC.

PROSPECTUS

8,900,000 Shares of Common Stock

This prospectus relates to the sale of up to 8,900,000 shares of our common stock which may be offered by the selling shareholders identified in this prospectus.

The shares offered by this prospectus are:

•	2,400,000 shares of common stock purchased in our private placement;

•	600,000 shares of common stock issuable upon exercise of warrants at $1.40 per share issued to purchasers in our private placement; and

•	5,900,000 shares of common stock beneficially owned by our President and Co-Chairmen of our Board of Directors.

We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders named on page 32. We will, however, receive proceeds in connection with the exercise of the 600,000 warrants referred to above.

Our common stock trades on the Over-the-Counter-Bulletin Board under the symbol ICLK.OB.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $1.80 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 2 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2009

TABLE OF CONTENTS

Page

Prospectus Summary	1
Risk Factors	2
Forward-Looking Statements	8
Use of Proceeds	8
Capitalization	9
Private Placement	9
Market for Common Stock	9
Selected Financial Data	10
Management’s Discussion and Analysis of Financial Condition and Results of Operations	11
Business	19
Management	22
Executive Compensation	24
Related Person Transactions	31
Principal Shareholders	30
Selling Shareholders	31
Plan of Distribution	33
Description of Securities	32
Legal Matters	34
Experts	34
Where You Can Obtain Additional Information	34
Index to Consolidated Financial Statements	F-1

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  interCLICK, Inc., is referred to throughout this prospectus as “interCLICK,” “we,” “our” or “us.”

Our Company

interCLICK provides Internet advertising solutions for Internet publishers and advertisers.  interCLICK operates the interCLICK Network, an online advertising platform that combines advanced behavioral targeting with complete data and inventory transparency, allowing advertisers to identify and track their desired audience on an unprecedented level. We offer advanced proprietary demographic, behavioral, contextual, geographic and retargeting technologies across a network of name brand publishers to ensure the right message is delivered to a precise audience in a brand friendly environment.

By combining complete data and inventory transparency and advanced behavioral targeting, interCLICK is taking the inefficiencies out of the buyer/seller dynamic by allowing advertisers to achieve a direct response metric, whether it is a click, lead or a sale. We believe that this fundamental difference allows online marketers to achieve a better return on investment while still being able to target the premium websites.

Our Corporate Information

We conduct our operations through a wholly-owned subsidiary, Desktop Acquisition Sub, Inc. or Desktop which was incorporated in Delaware on August 24, 2007.

We were formed in Delaware on March 4, 2002 under the name Outsiders Entertainment, Inc.  On August 28, 2007, we completed a reverse merger and acquired Customer Acquisition Network, Inc., which is now inactive.  In connection with the merger, we changed our name to Customer Acquisition Network Holdings, Inc. or CAN.  On August 31, 2007, we acquired Desktop.  On June 25, 2008, we changed our name to interCLICK, Inc.

Our principal offices are located at 257 Park Avenue South, Suite 602, New York, NY 10010.  Our telephone number is (646) 722-6260.  Please address any correspondence to the attention of Michael Mathews, our Chief Executive Officer.

THE OFFERING

Common stock outstanding prior to the offering:	41,335,387 shares

Common stock offered by the selling shareholders:
8,300,000 shares. Includes 1,900,000 shares beneficially owned by Michael Katz, our President.  We agreed to register 1,900,000 shares by August 31, 2009 when we acquired Mr.Katz’s company on August 31, 2007. Also includes 2,000,000 shares beneficially owned by each of our Co-Chairmen, Michael Brauser and Barry Honig. We are registering some of our Co-Chairmen’s shares because we believe it will improve institutional investor liquidity of our common stock. See the section of this prospectus entitled “Related Person Transactions” beginning at page 31.

Common stock offered by the selling shareholders upon exercise of warrants:	600,000 shares

Common stock outstanding immediately following the offering:	41,935,387 shares

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital purposes.

Risk Factors:	See “Risk Factors” beginning on page 2 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	interCLICK, Inc.
	Six Months Ended June 30,		Year Ended December 31,	Period from June 14 (Inception) to December 31,
	(Unaudited)
	2009	2008	2008	2007

Revenue	$19,071,977	$8,235,596	$22,452,333	$6,654,768

Gross profit	$9,007,374	$2,115,517	$7,107,996	$1,339,350

Net loss	$(1,001,076)	$(7,683,047)	$(12,025,539)	$(3,232,967)

Net loss per share – basic and diluted	$(0.03)	$(0.21)	$(0.32)	$(0.12)

Weighted average common shares (basic and diluted)	38,088,860	36,441,497	37,137,877	28,025,035

Balance Sheet Data

	interCLICK, Inc.
	June 30, 2009	December 31, 2008
	(Unaudited)
Cash	$2,784,986	$183,871

Working capital (deficit)	$1,711,329	$(1,438,181)

Total assets	$24,316,602	$19,027,645

Total current liabilities	$12,729,691	$9,474,232

Accumulated deficit	$(14,815,130)	$(15,258,506)

Total shareholders’ equity	$11,501,488	$9,471,222

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in interCLICK. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline, and you might lose all or part of your investment.

Risks Relating to the Company

Because we have a limited operating history to evaluate our company, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delay frequently encountered by a new company.

Since we have a limited operating history it will make it difficult for investors and securities analysts to evaluate our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history. Investors should evaluate an investment in our company in light of the uncertainties encountered by start-up companies in an intensely competitive industry. There can be no assurance that our efforts will be successful or that we will be able to attain profitability.

Because we expect to need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We expect that as our business continues to grow we will need additional working capital. In addition to the proceeds we received from our June 2009 private placement, we are currently relying on our accounts receivable factoring line of credit with a commercial lender which expires in May 2010.  This lender recently expanded our line to $5,500,000, and we are seeking to increase the line of credit to support our expected growth.  This lender is privately-held and we have no access to any information about its financial condition.  Because of the severe impact that the recession has had on the financial service sector, we may be adversely affected in our ability to draw on our line of credit, replace this line of credit or increase the amount we can borrow. The slowdown in the global economy, the freezing of the credit markets and severe decline in the stock market may adversely affect our ability to raise capital. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, we may not be able to continue to expand our business, and we will have to modify our business plans accordingly. These factors would have a material and adverse effect on our future operating results and our financial condition.

Even if we secure additional working capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future equity capital investments will dilute existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Because of the severity of the global economic recession, our customers may delay in paying us or not pay us at all. This would have a material and adverse effect on our future operating results and financial condition.

One of the effects of the severe global economic recession is that businesses are tending to maintain their cash resources and delay in paying their creditors whenever possible. As a trade creditor, we lack leverage unlike secured lenders and providers of essential services. Should the economy further deteriorate, we may find that either advertisers, their representative agencies or both may delay in paying us. Additionally, we may find that advertisers will reduce Internet advertising which would reduce our future revenues. These events will result in a number of adverse effects upon us including increasing our borrowing costs, reducing our gross profit margins, reducing our ability to borrow under our line of credit, and reducing our ability to grow our business. These events would have a material and adverse effect upon us.

If we make acquisitions, it could divert management’s attention, cause ownership dilution to our shareholders and be difficult to integrate.

We have grown in part because we completed the acquisition of Desktop in August 2007, and we expect to continue to evaluate and consider future acquisitions. Acquisitions generally involve significant risks, including difficulties in the assimilation of operations, services, technologies, and corporate culture of the acquired companies, diversion of management's attention from other business concerns, overvaluation of the acquired companies, and the acceptance of the acquired companies’ products and services by our customers.  Acquisitions may not be successful, which can have a number of adverse effects upon us including adverse financial effects and may seriously disrupt our management’s time. The integration of our acquired operations, products and personnel may place a significant burden on management and our internal resources. The diversion of management attention and any difficulties encountered in the integration process could harm our business.

If we fail to manage our existing publishing inventory effectively our profit margins could decline and should we fail to acquire additional publishing inventory our growth could be impeded.

Our success depends in part on our ability to manage our existing publishing inventory effectively.  Our publishers are not bound by long-term contracts that ensure us a consistent supply of advertising space, which we refer to as inventory.  In addition, publishers can change the amount of inventory they make available to us at any time.  If a publisher decides not to make publishing inventory from its websites available to us, we may not be able to replace this inventory with that from other publishers with comparable traffic patterns and user demographics quickly enough to fulfill our advertisers’ requests, thus resulting in potentially lost revenues.

We expect that our advertiser customers’ requirements will become more sophisticated as the Internet continues to mature as an advertising medium. If we fail to manage our existing publishing inventory effectively to meet our advertiser customers’ changing requirements, our revenues could decline. Our growth depends on our ability to expand our publishing inventory. To attract new customers, we must maintain a consistent supply of attractive publishing inventory. We intend to expand our inventory by selectively adding to our network new publishers that offer attractive demographics, innovative and quality content and growing web user traffic. Our ability both to retain current as well as to attract new publishers to our network will depend on various factors, some of which are beyond our control. These factors include, but are not limited to: our ability to introduce new and innovative services, our efficiency in managing our existing publishing inventory and our pricing policies. We cannot assure you that the size of our publishing inventory will increase or remain constant in the future.

If the technology that we currently use to target the delivery of online advertisements and to prevent fraud on our network is restricted or becomes subject to regulation, our expenses could increase and we could lose customers or advertising inventory.

Recently, the Federal Trade Commission or FTC issued guidelines recommending that companies like interCLICK that engage in behavioral targeting engage in self-regulation in order to protect the privacy of consumers who use the Internet.  If notwithstanding this report, the FTC were in the future to issue regulations, it may adversely affect what we perceive to be a competitive advantage.  This could increase our costs and reduce our future revenues.

If we cannot manage our growth effectively, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth. If our business continues to grow as rapidly as we have since August 2007 and as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.

We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to continue to lose money, which will reduce our stock price.

It may be difficult to predict our financial performance because our quarterly operating results may fluctuate.

Our revenues and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. Our results of operations may fall below the expectations of market analysts and our own forecasts.  If this happens, the market price of our common stock may fall significantly. The factors that may affect our quarterly operating results include the following:

• fluctuations in demand for our advertising solutions or changes in customer contracts;

• fluctuations in the amount of available advertising space on our network;

• the timing and amount of sales and marketing expenses incurred to attract new advertisers;

• the impact of our substantial increase in headcount in the second quarter to meet expected increases in revenue and for the balance of 2009;

• fluctuations in sales of different types of advertising (i.e., the amount of advertising sold at higher rates rather than lower rates);

• fluctuations in the cost of online advertising;

• seasonal patterns in Internet advertisers’ spending;

• worsening economic conditions which cause advertisers to reduce Internet spending and consumers to reduce their purchases;

• changes in the regulatory environment, including regulation of advertising or the Internet, that may negatively impact our marketing practices;

• the timing and amount of expenses associated with litigation, regulatory investigations or restructuring activities, including settlement costs and regulatory penalties assessed related to government enforcement actions;

• the adoption of new accounting pronouncements, or new interpretations of existing accounting pronouncements, that impact the manner in which we account for, measure or disclose our results of operations, financial position or other financial measures; and

• costs related to acquisitions of technologies or businesses.

Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter advertisers’ current or prospective spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations and financial condition.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers, each of whom may be difficult to replace. In particular, Michael Mathews, Chief Executive Officer, Michael Katz, President, Andrew Katz, Chief Technology Officer, Roger Clark, Chief Financial Officer, Jason Lynn, Vice President of Product Development, and Dave Myers, Vice President of Operations are important to the management of our business and operations and the development of our strategic direction. The loss of the services of Messrs. Mathews, Michael Katz, Andrew Katz, Clark, Lynn and Myers and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Our two largest shareholders can exert significant control over our business and affairs and may have actual or potential interests that may depart from those of our other shareholders.

Our two largest shareholders and Co-Chairmen of the Board (who are each selling shareholders) own a substantial number of shares of our common stock.  The interests of such persons may differ from the interests of other shareholders. As a result, in addition to their positions with us, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including their ability to:

 •           elect or defeat the election of our directors;

 •           amend or prevent amendment of our certificate of incorporation or bylaws;

 •           effect or prevent a merger, sale of assets or other corporate transaction; and

 •           control the outcome of any other matter submitted to the shareholders for vote.

Their power to control the designation of directors gives them the ability to exert influence over day-to-day operations.

In addition, such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

If we become involved in lawsuits relating to our intellectual property rights, it could be expensive and time consuming, and an adverse result could result in significant damages and/or force us to make changes to our business.

We rely on trade secrets to protect our intellectual property rights. If we are sued by a third party which alleges we are violating its intellectual property rights or if we sue a third party for violating our rights, intellectual property litigation is very expensive and can divert our limited resources. We may not prevail in any litigation. An adverse determination of any litigation brought by us could materially and adversely affect our future results of operations by either reducing future revenues or increasing future costs.  Additionally, an adverse award of money damages could affect our financial condition.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

If we are not able to respond to the rapid technological change characteristic of our industry, our services may not be competitive.

The market for our services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide competitive services. We believe that our future success will depend, in part, upon our ability to develop our services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our services obsolete or uncompetitive.

If our computer systems fail to operate effectively in the future, we may incur significant costs to remedy these failures and may sustain reduced revenues.

Our success depends on the continuing and uninterrupted performance of our computer systems. Sustained or repeated system failures that interrupt our ability to provide services to customers, including failures affecting our ability to deliver advertisements quickly and accurately and to process visitors’ responses to advertisements, would reduce significantly the attractiveness of our solutions to advertisers and publishers. Our business, results of operations and financial condition could also be materially and adversely affected by any systems damage or failure that impacts data integrity or interrupts or delays our operations. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages and malicious or accidental human acts. Any of the above factors could substantially harm our business resulting in increased costs. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data, render us unable to provide services to our customers, and expose us to material risk of loss or litigation and liability.  If we fail to address these issues in a timely manner, it may materially damage our reputation and business causing our revenues to decline.

Because our third-party servers are located in South Florida, in the event of a hurricane our operations could be adversely affected.

Because South Florida is in a hurricane-sensitive area, we are susceptible to the risk of damage to our servers.  This damage can interrupt our ability to provide services. If damage caused to our servers were to cause them to be inoperable for any amount of time, we would be forced to switch hosting facilities which could be more costly.  We are not insured against any losses or expenses that arise from a disruption or any short-term outages from to our business due to hurricanes or tropical storms.

Since we rely on third-party co-location providers, a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party co-location providers to host our main servers. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, short-term outages have occurred in the service maintained by co-location providers which could recur. We also rely on third-party providers for components of our technology platform. A failure or limitation of service or available capacity by any of these third-party providers could adversely affect our business and reputation.

Government regulation of the Internet may adversely affect our business and operating results.

We may be subject to additional operating restrictions and regulations in the future. Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, federal and state governments are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.

The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business:

 •           The Digital Millennium Copyright Act and its related safe harbors, are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

 •           The CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

 •           There have been several bills introduced in the Congress in recent years relating to protecting privacy. As with any change in Presidential administration, especially to one more likely to protect privacy, new legislation in this area may be enacted.

 •           Adopted and pending consumer protection and privacy legislation, including the Federal Trade Commission Online Behavioral Advertising Principles referred to in a prior risk factor.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways.  As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. We may also be subject to costs and liabilities with respect to privacy issues.  Several Internet companies have incurred costs and paid penalties for violating their privacy policies.  Further, it is anticipated that new legislation may be adopted by federal and state governments with respect to user privacy.  Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our products and services based upon existing laws.  The restrictions imposed by and cost of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

Risks Relating to our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock trades on the Over-the-Counter Bulletin Board which is not a liquid market. There is currently only a limited public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained in the future. If an active market for our common stock does not develop or is not sustained, the price may decline.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:
•	Actual or anticipated variations in our quarterly results of operations;
•	Our failure to meet financial analysts’ performance expectations;
•	Our failure to achieve and maintain profitability;
•	Short selling activities;
•	The loss of major advertisers or publishers;
•	Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;
•	The departure of key personnel;
•	Regulatory developments;
•	Changes in market valuations of similar companies; or
•	The sale of a large amount of common stock by our shareholders including those who invested prior to commencement of trading.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of the date of this prospectus, we had outstanding 41,335,387 shares of common stock of which our directors and executive officers own 16,001,795 shares which are subject to the limitations of Rule 144 under the Securities Act of 1933 or the Securities Act.  Of these shares owned by our directors and executive officers, 5,900,000 shares are being offered for sale under this prospectus by selling shareholders. All of the remaining outstanding shares are freely tradable, except for 922,915 shares. These later restricted shares will eligible for sale under Rule 144 on various dates beginning November 29, 2009 through January 15, 2010.

In general, Rule 144 provides that any non-affiliate of ours, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that we stay current in our SEC filings.

An affiliate of interCLICK may sell after six months with the following restrictions:

(i)	we are current in our filings,
(ii)	certain manner of sale provisions,
(iii)	filing of Form 144, and
(iv)
volume limitations limiting the sale of shares within any three-month period to a number of shares that does  not exceed the greater of 1% of the total number of outstanding shares or, the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale.

Because almost all of our outstanding shares are freely tradable and the shares held by our affiliates may be freely sold (subject to the Rule 144 limitations), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  Moreover, our business is competitive and our business model may rapidly change. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling shareholders, except to the extent they exercise their warrants. We intend to use any proceeds received for general corporate purposes including working capital.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009.  The table should be read in conjunction with the unaudited consolidated financial statements and related notes included elsewhere in this prospectus:

As of June 30, 2009
(Unaudited)
Shareholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, zero issued and outstanding	-
Common stock, $0.001 par value; 140,000,000 shares authorized, 41,228,253 shares issued and outstanding	$41,228
Additional paid-in capital	27,336,744
Accumulated other comprehensive loss	(1,061,354)
Accumulated deficit	(14,815,130)
Total shareholders’ equity	$11,501,488

PRIVATE PLACEMENT

On June 22, 2009, we sold 2,500,000 shares of common stock and 625,000 warrants exercisable at $1.40 per share to the selling shareholders for $2,500,000.  We are registering all of the shares and all of the shares issuable upon exercise of the warrants, except 100,000 shares and 25,000 warrants, or a total of 3,000,000 shares. At his request, we are not registering 100,000 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants purchased by one of our co-chairman, Mr. Barry Honig, in the private placement. However, we are registering other shares beneficially owned by Mr. Honig. See the section of this prospectus entitled “Selling Shareholders” beginning at page 31.

In connection with this private placement, Mr. Scott Frohman acted as a finder.  Mr. Frohman is the Chief Executive Officer of Options Media Group Holdings, Inc. or OPMG, the company which purchased Options Acquisition Sub, Inc. or Options from us on June 23, 2008.  We paid RBC Capital Markets Corporation a fee of $125,000 and issued them 100,000 warrants for serving as a financial advisor.  Additionally, we paid RBC $28,000 for expenses.

We are using the proceeds from the private placement to support our growth and for general corporate purposes, including working capital, and to reduce our outstanding indebtedness.

MARKET FOR COMMON STOCK

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ICLK.OB”.  The last reported sale price of our common stock as reported by the Over-the Counter Bulletin Board on August 18, 2009 was $1.81 per share.  As of August 18, 2009, there were approximately 97 shareholders of record and we believe approximately 500 beneficial owners.

The following table provides the high and low bid price information for our common stock for the periods indicated as reported by the Bulletin Board.

Year	Quarter Ended	Bid Prices
		High	Low

2009	March 31, 2009	$1.05	$0.55
	June 30, 2009	$1.35	$0.60

2008	March 31, 2008	$6.25	$3.56
	June 30, 2008	$3.80	$2.60
	September 30, 2008	$3.49	$1.12
	December 31, 2008	$1.92	$0.45

2007	December 31, 2007	$6.49	$5.10
———————
(1)	Our common stock began trading on the Bulletin Board on October 31, 2007.

Dividends

We have not paid dividends on our common or preferred stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

SELECTED FINANCIAL DATA

The following selected financial data for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007 was derived from our audited financial statements contained in this prospectus.  The financial data for the six month periods ended June 30, 2009 and 2008 are derived from our unaudited financial statements contained in this prospectus.  You should read the selected financial data together with our financial statements and the section of the prospectus entitled Management’s Discussion and Analysis or Plan of Operation.  Salberg & Company, P.A., an independent registered public accounting firm, audited our financial statements for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007.

Statements of Operations Data

	Six Months Ended June 30,		Year Ended December 31,	Period from June 14, 2007 (Inception) to December 31,
	2009	2008	2008	2007
	(Unaudited)
Revenues	$19,071,977	$8,235,596	$22,452,333	$6,654,768
Cost of revenues	10,064,603	6,120,079	15,344,337	5,315,418
Gross profit	9,007,374	2,115,517	7,107,996	1,339,350
Total operating expenses	9,498,559	6,742,421	13,700,574	4,871,027
Total other income (expense)	(508,671)	(1,246,861)	(1,659,413)	(239,290)
Loss from continuing operations before equity investment	(999,856)	(5,873,765)	(6,564,686)	(3,232,967)
Equity in investee’s loss, net of income taxes	-	(249,128)	(653,231)	-
Loss from continuing operations	(999,856)	(6,122,893)	(7,217,917)	(3,232,967)
Net loss	(1,001,076)	(7,683,047)	(12,025,539)	(3,232,967)
Net loss per share (basic and diluted)	$(0.03)	$(0.21)	$(0.32)	$(0.12)
Weighted average number of common shares outstanding	38,088,860	36,441,497	37,137,877	28,025,035

Balance Sheet Data

	June 30	December 31
	2009	2008
	(Unaudited)
Cash and cash equivalents	$2,784,986	$183,871
Accounts receivable, net of allowance	10,249,135	7,120,311
Due from factor	1,034,712	637,705
Total assets	24,316,602	19,027,645
Liability on transferred accounts receivable	5,160,291	3,188,425
Accounts payable	6,372,241	5,288,807
Total liabilities	12,815,114	9,556,423
Accumulated deficit	(14,815,130)	(15,258,506)
Total shareholders’ equity	$11,501,488	$9,471,222

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including, but not limited to, those related to revenue recognition, allowance for doubtful accounts, income taxes, goodwill and other intangible assets, and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

Overview

Significant events which have affected our results of operations include:

•	In the first six months of 2009, our revenues were $19,071,977 in contrast to $8,235,596 for the same period in 2008, or an increase of 132%;
•	As our revenues increased, our gross margins also increased substantially, as our gross margins were 47.2% for the first six months of 2009 in contrast to 25.7% for the same period of 2008;
•	We raised gross proceeds of $2,500,000 in our private placement that closed on June 22, 2009; and
•	We increased our credit line to $5,500,000 in April 2009 to support the growth of our business.

Results of Operations

The following table presents our results of operations for the six months ended June 30, 2009 and 2008. It should be noted that our results of operations and our liquidity and capital resources discussions focus primarily on the operations of interCLICK while referring to Options as a discontinued operation.

	For the Six Months Ended June 30, 2009	For the Six Months Ended June 30, 2008
	(Unaudited)	(Unaudited)
Revenues	$19,071,977	$8,235,596
Cost of revenues	10,064,603	6,120,079
Gross profit	9,007,374	2,115,517

Total operating expenses	9,498,559	6,742,421

Operating income (loss) from continuing operations	(491,185)	(4,626,904)

Total other income (expense)	(508,671)	(1,246,861)

Loss from continuing operations before equity investment	(999,856)	(5,873,765)

Equity in investee’s loss, net of income taxes	-	(249,128)

Loss from continuing operations	(999,856)	(6,122,893)

Loss from discontinued operations, net of income taxes	(1,220)	(1,560,154)

Net income (loss)	$(1,001,076)	$(7,683,047)

Earnings (loss) per share from continuing operations – basic and diluted	$(0.03)	$(0.17)
Loss per share from discontinued operations – basic and diluted	$-	$(0.04)
Net earnings (loss) per share – basic and diluted	$(0.03)	$(0.21)

Weighted average shares outstanding – basic	38,088,860	36,441,497
Weighted average shares outstanding – diluted	38,088,860	36,441,497

Six Months Ended June 30, 2009 Compared with The Six Months Ended June 30, 2008.

Revenues

Unless otherwise indicated, the following discussion relates to our continuing operations and does not include the operations of Options. We acquired that business in January 2008 and sold it in June 2008 resulting in a net loss on sale of $3,571,682.

Revenues for the six months ended June 30, 2009 increased to $19,071,977 from $8,235,596 for the six months ended June 30, 2008, an increase of 132%. The increase is primarily attributable to growth of our advertiser base through our expanded national sales force and through budget increases among existing advertisers.  Additionally, interCLICK’s ad rates have continued to increase substantially since late in the third quarter of 2008.

Seasonally, the third quarter marks the start of the stronger half of the year in terms of demand for cost per thousand or CPM advertising campaigns.  interCLICK is particularly sensitive to this seasonality effect given that the majority of its revenues are tied to CPM campaigns.  Despite the marked deterioration of the economy in 2008 and 2009, the overall U.S. Internet audience based on comScore data expanded to 193,532,000 average viewers in the second quarter of 2009, an increase of 0.9%, as compared to the first quarter of 2009, and an increase of 1.6%, as compared to the second quarter of 2008.  For the same periods indicated, interCLICK experienced growth of 2.1% and 18.2%, respectively, as its audience reach expanded rapidly based on signing more publishers and gaining access to more inventory.

Given the continued overall growth in online advertising, coupled with other strategic initiatives undertaken by interCLICK, including the continued enhancement of our behavioral targeting system and our continued ability to acquire top tier publishing inventory, we expect to continue to increase our advertising customer base and revenues on a year-over-year basis.

Revenues from branded advertisers continue to account for the substantial majority of our revenues. During the six months ended June 30, 2009, revenues from such advertisers accounted for more than 95% of revenues.

Cost of Revenues and Gross Profit

Cost of revenues for the six months ended June 30, 2009 increased to $10,064,603 from $6,120,079 for the six months ended June 30, 2008, an increase of 64.5%. The increase is primarily attributable to the growth in advertising campaigns requiring the purchase of appropriate levels of inventory from publishers. Cost of revenues is comprised of the amounts we paid to website publishers on interCLICK’s online advertising network. Cost of revenues represented 52.8% of revenues for the six months ended June 30, 2009 compared to 74.3% of revenues for the six months ended June 30, 2008. The decrease is primarily attributable to: (1) improvements in our supply chain management platform, resulting in a better match between acquired publisher inventory and advertising campaign demand and (2) targeting efficiencies achieved through our proprietary technology platform.

Gross profit for the six months ended June 30, 2009 increased to $9,007,374 from $2,115,517 for the six months ended June 30, 2008, an increase of 326%.  Our gross margin was 47.2% for the six months ended June 30, 2009 compared to 25.7% for the six months ended June 30, 2008.

We pay interCLICK’s website publishers on either a fixed CPM volume commitment basis or on a revenue share basis. The amount of display advertisements we deliver (i.e., impressions) reflects the level of publishing inventory we can acquire. Based on our comScore ranking as of June 30, 2009, we reached 69.3% of the domestic online population and are ranked as the 11th largest ad network in the domestic online marketplace.  We endeavor both to expand our publisher base and to increase the levels of acquired publishing inventory, particularly from leading websites which we refer to as tier one publishers.

Operating Expenses:

General and Administrative

General and administrative expenses consist primarily of executive and administrative compensation, facilities costs, insurance, depreciation, professional fees and investor relations fees.  General and administrative expenses for the six months ended June 30, 2009 increased to $3,894,487 from $3,139,705 for the six months ended June 30, 2008, an increase of 24.0%.  The increase is primarily attributable to headcount expansion over the period.  We hired 21 employees in the second quarter to meet the expected growth trajectory of our business, growing our employee base from 43 to 64 employees.  We expect to continue hiring new employees for the balance of 2009, albeit at a slower pace than in the second quarter.  General and administrative expenses represented 20.4% of revenues for the six months ended June 30, 2009 compared to 38.1% of revenues for the six months ended June 30, 2008.

Included in general and administrative expenses are non-cash stock based compensation, which is comprised of expense from our stock options, restricted stock and amortization of warrants.  Non-cash stock based compensation for the six months ended June 30, 2009 increased to $1,353,743 from $976,553 for the six months ended June 30, 2008, an increase of 38.6%.  The increase is primarily attributable to the award of stock option grants to current as well as new employees.  Non-cash stock based compensation represented 7.1% of revenues for the six months ended June 30, 2009 compared to 11.9% of revenues for the six months ended June 30, 2008. The remaining portion of stock-based expenses for the six months ended June 30, 2008 totaling $159,700 is allocated to discontinued operations, which are discussed below.

Future non-cash compensation expense related to current unvested options, restricted stock awards and warrants amounts to $6,252,905 as of June 30, 2009, of which $1,234,060 will be amortized in the remainder of 2009.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the six months ended June 30, 2009 increased to $4,733,402 from $2,270,642 for the six months ended June 30, 2008, an increase of 109%.   The increase is primarily attributable to our national sales-force expansion.  Sales and marketing expenses represented 24.8% of revenues for the six months ended June 30, 2009 compared to 27.6% of revenues for the six months ended June 30, 2008.

Technology Support

Technology support consists primarily of compensation of technology support and related consulting resources and third party ad server costs for interCLICK. Technology support and related consulting support resources have been directed primarily towards continued enhancement of our proprietary behavioral targeting platform, including integration of third party data providers, upgrades to our optimization system, and ongoing maintenance and improvement of our technology infrastructure.  Technology support expenses for the six months ended June 30, 2009 increased to $753,007 from $508,409 for the six months ended June 30, 2008, an increase of 48.1%. The increase is primarily attributable to expenditures necessary to support interCLICK’s increased business as well as expected increases in revenues. Technology support expenses represented 3.9% of revenues for the six months ended June 30, 2009 compared to 6.2% of revenues for the six months ended June 30, 2008.

Merger, Acquisition, Divestiture and Investor Relations Costs

Merger, acquisition, divestiture and investor relations costs consist primarily of legal, audit and accounting services related to the acquisition and subsequent divestiture of Options in addition to investor relations services.  Merger, acquisition, divestiture and investor relations costs for the six months ended June 30, 2009 decreased to $178,535 from $512,062 for the six months ended June 30, 2008, a decrease of 65.1%.   The decrease is primarily attributable to the acquisition of Options in January 2008 and its subsequent divestiture in June 2008 whereas the 2009 costs consist primarily of investor relations.  Merger, acquisition, divestiture and investor relations costs represented 0.9% of revenues for the six months ended June 30, 2009 compared to 6.2% of revenues for the six months ended June 30, 2008.

Amortization of Intangible Assets

Amortization of intangible assets includes amortization of customer relationships, developed technology and a domain name acquired through the Desktop acquisition.  Amortization of intangible assets for the six months ended June 30, 2009 decreased to $99,520 from $209,367 for the six months ended June 30, 2008, a decrease of 52.5%.  The decrease is primarily attributable to the accelerated amortization applicable to acquired customer relationships.   Amortization of intangible assets represented 0.5% of revenues for the six months ended June 30, 2009 compared to 2.5% of revenues for the six months ended June 30, 2008.

Loss From Discontinued Operations, Net

Loss from discontinued operations for the six months ended June 30, 2009 consists of a loss on the sale of discontinued operations of $1,220.  Loss from discontinued operations for the six months ended June 30, 2008 consists of a loss from discontinued operations of $935,173 and the loss on the sale of discontinued operations of $624,981. The loss from discontinued operations for the six months ended June 30, 2008 also contains $159,700 of stock-based expense.

Results of Operations

The following table presents our results of operations for the three months ended June 30, 2009 and 2008. It should be noted that our results of operations and our liquidity and capital resources discussions focus primarily on the operations of interCLICK while referring to Options as a discontinued operation.

	For the Three Months Ended June 30, 2009	For the Three Months Ended June 30, 2008
	(Unaudited)	(Unaudited)
Revenues	$10,648,686	$4,673,629
Cost of revenues	5,624,005	3,412,541
Gross profit	5,024,681	1,261,088

Total operating expenses	5,736,600	3,564,841

Operating income (loss) from continuing operations	(711,919)	(2,303,753)

Total other income (expense)	(322,324)	(551,679)

Loss from continuing operations before equity investment	(1,034,243)	(2,855,432)

Equity in investee’s loss, net of income taxes	-	(249,128)

Loss from continuing operations	(1,034,243)	(3,104,560)

Loss from discontinued operations, net of income taxes	-	(843,168)

Net income (loss)	$(1,034,243)	$(3,947,728)

Earnings (loss) per share from continuing operations – basic and diluted	$(0.03)	$(0.09)
Loss per share from discontinued operations – basic and diluted	$-	$(0.02)
Net earnings (loss) per share – basic and diluted	$(0.03)	$(0.11)

Weighted average shares outstanding – basic	38,329,875	36,940,689
Weighted average shares outstanding – diluted	38,329,875	36,940,689

Three Months Ended June 30, 2009 Compared with The Three Months Ended June 30, 2008.

Revenues

Unless otherwise indicated, the following discussion relates to our continuing operations and does not include the operations of Options. We acquired that business in January 2008 and sold it in June 2008 resulting in a net loss on sale of $3,571,682.

Revenues for the three months ended June 30, 2009 increased to $10,648,686 from $4,673,629 for the three months ended June 30, 2008, an increase of 128%. The increase is primarily attributable to growth of our advertiser base through our expanded national sales force and through budget increases among existing advertisers. Additionally, interCLICK’s ad rates have continued to increase substantially since late in the third quarter of 2008, rising over 50% since that time.

Seasonally, the third quarter marks the start of the stronger half of the year in terms of demand for CPM advertising campaigns.  interCLICK is particularly sensitive to this seasonality effect given that the majority of its revenues are tied to CPM campaigns.  Despite the marked deterioration of the broader economy over the past twelve months and in 2009, the overall U.S. Internet audience based on comScore data expanded to 193,532,000 average viewers in the second quarter of 2009, an increase of 0.9%, as compared to the first quarter of 2009, and an increase of 1.6%, as compared to the second quarter of 2008.  For the same periods indicated, interCLICK experienced growth of 2.1% and 18.2%, respectively, as its audience reach expanded rapidly based on signing more publishers and gaining access to more inventory.

Given the continued overall growth in online advertising, coupled with other strategic initiatives undertaken by interCLICK, including the continued enhancement of our behavioral targeting system and our continued ability to acquire top tier publishing inventory, we expect to continue to increase our advertising customer base and revenues on a year-over-year basis.

Revenues from branded advertisers continue to account for the substantial majority of our revenues. During the three months ended June 30, 2009, revenues from such advertisers accounted for more than 95% of revenues.

Cost of Revenues and Gross Profit

Cost of revenues for the three months ended June 30, 2009 increased to $5,624,005 from $3,412,541 for the three months ended June 30, 2008, an increase of 64.8%. The increase is primarily attributable to the growth in advertising campaigns requiring the purchase of appropriate levels of inventory from publishers. Cost of revenues is comprised of the amounts we paid to website publishers on interCLICK’s online advertising network. Cost of revenues represented 52.8% of revenues for the three months ended June 30, 2009 compared to 73.0% of revenues for the three months ended June 30, 2008. The decrease is primarily attributable to: (1) improvements in our supply chain management platform, resulting in a better match between acquired publisher inventory and advertising campaign demand and (2) targeting efficiencies achieved through our proprietary technology platform.

Gross profit for the three months ended June 30, 2009 increased to $5,024,681 from $1,261,088 for the three months ended June 30, 2008, an increase of 298%.  Our gross margin was 47.2% for the three months ended June 30, 2009 compared to 27.0% for the three months ended June 30, 2008.

Operating Expenses:

General and Administrative

General and administrative expenses consist primarily of executive and administrative compensation, facilities costs, insurance, depreciation, professional fees and investor relations fees.  General and administrative expenses for the three months ended June 30, 2009 increased to $2,414,255 from $1,410,607 for the three months ended June 30, 2008, an increase of 71.2%.  The increase is primarily attributable to headcount expansion over the period.  We hired 21 employees in the second quarter to meet the expected growth trajectory of our business, growing our employee base from 43 to 64 employees.  We expect to continue hiring new employees for the balance of 2009, albeit at a slower pace than in the second quarter.  General and administrative expenses represented 22.7% of revenues for the three months ended June 30, 2009 compared to 30.2% of revenues for the three months ended June 30, 2008.

Included in general and administrative expenses are non-cash stock based compensation, which is comprised of expense from our stock and stock option plans and amortization of warrants.  Non-cash stock based compensation for the three months ended June 30, 2009 increased to $777,173 from $502,379 for the three months ended June 30, 2008, an increase of 54.7%.  The increase is primarily attributable to the award of stock option grants to current as well as new employees.  Non-cash stock based compensation represented 7.3% of revenues for the three months ended June 30, 2009 compared to 10.7% of revenues for the three months ended June 30, 2008. The remaining portion of stock-based expenses for the three months ended June 30, 2008 totaling $62,580 is allocated to discontinued operations, which are discussed below.

Future non-cash compensation expense related to unvested options, restricted stock awards and warrants amounts to $6,252,905 as of June 30, 2009, of which $1,234,060 will be amortized in the remainder of 2009.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the three months ended June 30, 2009 increased to $2,691,096 from $1,445,894 for the three months ended June 30, 2008, an increase of 86.1%.   The increase is primarily attributable to our national sales-force expansion.  Sales and marketing expenses represented 25.3% of revenues for the three months ended June 30, 2009 compared to 30.9% of revenues for the three months ended June 30, 2008.

Technology Support

Technology support consists primarily of compensation of technology support and related consulting resources and third party ad server costs for interCLICK. Technology support and related consulting support resources have been directed primarily towards continued enhancement of our proprietary behavioral targeting platform, including integration of third party data providers, upgrades to our optimization system, and ongoing maintenance and improvement of our technology infrastructure.  Technology support expenses for the three months ended June 30, 2009 increased to $420,958 from $231,371 for the three months ended June 30, 2008, an increase of 81.9%. The increase is primarily attributable to expenditures necessary to support interCLICK’s increased business as well as expected increases in revenues. Technology support expenses represented 4.0% of revenues for the three months ended June 30, 2009 compared to 5.0% of revenues for the three months ended June 30, 2008.

Merger, Acquisition, Divestiture and Investor Relations Costs

Merger, acquisition, divestiture and investor relations costs consist primarily of legal, audit and accounting services related to the acquisition and subsequent divestiture of Options in addition to investor relations services.  Merger, acquisition, divestiture and investor relations costs for the three months ended June 30, 2009 decreased to $113,156 from $274,903 for the three months ended June 30, 2008, a decrease of 58.8%.   The decrease is primarily attributable to the acquisition of Options in January 2008 and its subsequent divestiture in June 2008 whereas the 2009 costs consist primarily of investor relations.  Merger, acquisition, divestiture and investor relations costs represented 1.1% of revenues for the three months ended June 30, 2009 compared to 5.9% of revenues for the three months ended June 30, 2008.

Amortization of Intangible Assets

Amortization of intangible assets includes amortization of customer relationships, developed technology and a domain name acquired through the Desktop acquisition.  Amortization of intangible assets for the three months ended June 30, 2009 decreased to $49,760 from $104,630 for the three months ended June 30, 2008, a decrease of 52.4%.  The decrease is primarily attributable to the accelerated amortization applicable to acquired customer relationships.   Amortization of intangible assets represented 0.5% of revenues for the three months ended June 30, 2009 compared to 2.2% of revenues for the three months ended June 30, 2008.

Loss From Discontinued Operations, Net

Loss from discontinued operations for the three months ended June 30, 2008 consists of a loss from discontinued operations of $218,187 and the loss on the sale of discontinued operations of $624,981. The loss from discontinued operations for the three months ended June 30, 2008 also contains $62,580 of stock-based expense.

Results of Operations

The following table presents our results of operations for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007.  It should be noted that our results of operations and our liquidity and capital resources discussions focus primarily on the operations of interCLICK while referring to Options as a discontinued operation.

	For the Year Ended December 31, 2008	For the period from June 14, 2007 (Inception) to December 31, 2007

Revenues	$22,452,333	$6,654,768
Cost of revenues	15,344,337	5,315,418
Gross profit	7,107,996	1,339,350

Total operating expenses	13,700,574	4,871,027

Operating loss from continuing operations	(6,592,578)	(3,531,677)

Total other income (expense)	(1,659,413)	(239,290)

Loss from continuing operations before income taxes	(8,251,991)	(3,770,967)

Income tax benefit	1,687,305	538,000

Equity in investee ’ s loss, net of income taxes	(653,231)	-

Net loss from discontinued operations, net of income taxes	(4,807,622)	-

Net loss	$(12,025,539)	$(3,232,967)

Loss per share from continuing operations – basis and diluted	$(0.19)	$(0.12)
Loss per share from discontinued operations – basis and diluted	$(0.13)	$-
Net loss per share – basic and diluted	$(0.32)	$(0.12)

Weighted average shares outstanding – basic and diluted	37,137,877	28,025,035

Year Ended December 31, 2008 Compared with The Period From June 14, 2007 (Inception) to December 31, 2007

Revenues

Unless otherwise indicated, the following discussion relates to our continuing operations and does not include the operations of Options. We acquired that business in January 2008 and sold it in June 2008 resulting in a net loss on sale of $3,571,682. Revenues for the year ended December 31, 2008 increased to $22,452,333 from $6,654,768 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 237%. The increase is primarily attributable to growth of our advertiser base through our expanded national sales force and through budget increases among existing advertisers.

Seasonally, the third quarter marks the start of the stronger half of the year in terms of demand for costs per thousand clicks or CPM advertising campaigns. interCLICK is particularly sensitive to this seasonality effect given that the majority of its revenues are tied to CPM campaigns. Despite the marked deterioration of the broader economy in the second half of 2008, the overall U.S. Internet audience based on comScore data expanded to 190,700,000 average viewers in the fourth quarter of 2008, an increase of 0.8%, as compared to the third quarter of 2008, and an increase of 4.4%, as compared to the fourth quarter of 2007. For the same periods indicated, we experienced growth of 7.5% and 35.8%, respectively, as its audience reach expanded rapidly based on signing more publishers and gaining access to more inventory.

Given the continued overall growth in online advertising, coupled with other strategic initiatives undertaken by interCLICK, including our continued enhancement of our behavioral targeting system and our continued ability to acquire top tier publishing inventory, we expect to continue to increase our advertising customer base and revenues on a year-over-year basis.

We expect that revenues from large branded advertisers will continue to grow as a percentage of our revenues in future quarters. During the year ended December 31, 2008, revenues from such advertisers accounted for more than 85% of revenues as compared to less than 75% for the period from June 14, 2007 (Inception) to December 31, 2007.

Cost of Revenues and Gross Profit

Cost of revenues for the year ended December 31, 2008 increased to $15,344,337 from $5,315,418 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 189%. The increase is primarily attributable to the growth in advertising campaigns requiring the purchase of appropriate levels of inventory from publishers. Cost of revenues is comprised of the amounts we paid to website publishers on interCLICK’s online advertising network. Cost of revenues represented 68.3% of revenues for the year ended December 31, 2008 compared to 79.9 % of revenues for the period from June 14, 2007 (Inception) to December 31, 2007. The decrease is primarily attributable to improvements in our supply chain management platform, resulting in a better match between acquired publisher inventory and advertising campaign demand.

Gross profit for the year ended December 31, 2008 increased to $7,107,996 from $1,339,350 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 431%. The increase is primarily attributable to a revenue mix shift towards higher margin CPM advertising campaigns, as well as improved supply chain management. Gross profit represented 31.7% of revenues for the year ended December 31, 2008 compared to 20.1% of revenues for the period from June 14, 2007 (Inception) to December 31, 2007.

We pay interCLICK’s website publishers on either a fixed CPM volume commitment basis or on a revenue share basis. The amount of display advertisements we deliver (i.e., impressions) reflects the level of publishing inventory we can acquire. Based on our comScore ranking as of December 31, 2008, we reached 71.9% of the domestic online population and are ranked as the tenth largest ad network in the domestic online marketplace. We endeavor both to expand our publisher base and to increase the levels of acquired publishing inventory, particularly from tier one publishers.

Operating Expenses:

General and Administrative

General and administrative expenses consist primarily of executive and administrative compensation, facilities costs, insurance, depreciation, professional fees and investor relations fees. General and administrative expenses for the year ended December 31, 2008 increased to $6,269,070 from $2,442,705 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 157%. The increase is primarily attributable to headcount expansion over the period. General and administrative expenses represented 27.9% of revenues for the year ended December 31, 2008 compared to 36.7% of revenues for the period from June 14, 2007 (Inception) to December 31, 2007.

Included in general and administrative expenses are non-cash stock based compensation, which is comprised of expense from our stock and stock option plans and amortization of warrants. Non-cash stock based compensation for the year ended December 31, 2008 increased to $1,941,191 from $954,167 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 103%.  The increase is primarily attributable to the award of stock option grants to current as well as new employees. Non-cash stock based compensation represented 8.5% of revenues for the year ended December 31, 2008 compared to 14.3% of revenues for the period from June 14, 2007 (Inception) to December 31, 2007. The remaining portion of stock-based expenses totaling $1,121,818 is allocated to discontinued operations which are discussed below.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the year ended December 31, 2008 increased to $4,884,973 from $1,073,884 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 355%. The increase is primarily attributable to our national sales-force expansion. Sales and marketing expenses represented 21.8% of revenues for the year ended December 31, 2008 compared to 16.1% of revenues for the period from June 14, 2007 (Inception) to December 31, 2007.

Technology Support

Technology support consists primarily of compensation of technology support and related consulting resources and third party ad server costs for interCLICK. Technology support and related consulting support resources have been directed primarily towards continued enhancement of our proprietary behavioral targeting platform, including integration of third party data providers, upgrades to our optimization system, and ongoing maintenance and improvement of our technology infrastructure. Technology support expenses for the year ended December 31, 2008 increased to $1,061,182 from $748,968 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 41.7%. The increase is primarily attributable to expenditures necessary to support interCLICK’s increased operating scale. Technology support expenses represented 4.7% of revenues for the year ended December 31, 2008 compared to 11.3% of revenues for the period from June 14, 2007 (Inception) to December 31, 2007.

Merger, Acquisition and Divestiture Costs

Merger, acquisition and divestiture costs consist primarily of legal, audit and accounting services related to the acquisition and subsequent divestiture of Options in addition to the earlier Desktop acquisition. Merger, acquisition and divestiture costs for the year ended December 31, 2008 increased to $652,104 from $187,353 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 248%. The increase is primarily attributable to an acquisition in early 2008 and to management’s strategic decision later in 2008 to focus on the organic growth of its Internet ad network operations and resulting divestiture of Options. Merger, acquisition and divestiture costs represented 2.9% of revenues for the year ended December 31, 2008 compared to 2.8% of revenues for the period from June 14, 2007 (Inception) to December 31, 2007.

Amortization of Intangible Assets

Amortization of intangible assets includes amortization of customer relationships, developed technology and a domain name acquired through the Desktop acquisition. Amortization of intangible assets for the year ended December 31, 2008 increased to $418,508 from $302,062 for the period from June 14, 2007 (Inception) to December 31, 2007, an increase of 38.6%. The increase is primarily attributable to the accelerated amortization applicable to the acquired customer relationships. Amortization of intangible assets represented 1.9% of revenues for the year ended December 31, 2008 compared to 4.5% of revenues for the period from June 14, 2007 (Inception) to December 31, 2007.

Income taxes

As part of the allocation of the purchase price associated with Options, a deferred tax liability of $264,000 was established as a result of differences between the book and tax basis of acquired intangible assets. With our divesture of the business of Options in June 2008, the entire deferred tax liability was recognized as a deferred tax benefit in operations, which ultimately increased the loss on sale from discontinued operations and decreased the loss from discontinued operations.

We recognized a tax benefit of $1,687,305 from continuing operations for the year ended December 31, 2008, due to our continued losses. At December 31, 2008, we had an estimated $3,383,088 of net operating loss carry-forwards which will expire from 2027 to 2028.

Loss From Discontinued Operations, Net

This amount consists of a loss from discontinued operations of $1,235,940, net of an income tax benefit of $1,016,292 and the loss on the sale of discontinued operations of $3,571,682 net of an income tax provision of $2,439,597. The loss from discontinued operations also contains $1,121,818 of stock-based expense.

Liquidity and Capital Resources

Net cash used in operating activities during the six months ended June 30, 2009 totaled $822,654 and resulted primarily from a $2,968,432 increase in accounts receivable and a $1,001,076 net loss, partially offset by $1,353,743 in stock-based compensation, an increase in accounts payable of 1,083,434, an increase in accrued expenses of $292,816, and a $232,061 change in fair value of a warrant derivative liability.

Net cash used in investing activities during the six months ended June 30, 2009 totaled $52,454 and resulted from $73,883 of purchases of property and equipment, offset by proceeds from the sale of OPMG stock of $21,429.

Net cash provided by financing activities during the six months ended June 30, 2009 was $3,726,223 and resulted primarily from net proceeds of $2,257,000 from a private placement, $1,574,859 received under our credit facility (net of repayments), partially offset by the repayment of $100,000 of notes payable.

Net cash used in operating activities during the year ended December 31, 2008 totaled approximately $3.0 million. This resulted primarily from a loss from continuing operations of approximately $7.2 million (net of the loss from discontinued operations of $4,807,622) and a $2.1 million outflow of cash from changes in operating assets and liabilities offset by $6.3 million in non-cash charges.

Net cash provided by investing activities for the year ended December 31, 2008 totaled approximately $0.7 million. This resulted primarily from proceeds from the sale of available-for-sale securities of approximately $1.1 million offset by purchases of property and equipment of approximately $0.4 million.

Net cash provided by financing activities for the year ended December 31, 2008 was approximately $1.3 million. This resulted primarily from approximately $2.9 million in cash received from stock subscriptions, approximately $2.5 million received under a credit facility net of repayments and $1.3 million received from the issuance of notes payable offset by approximately $5.4 million in note payable principal payments.

On September 26, 2008, Barry Honig, one of our Co-Chairmen, and GRQ Consultants, Inc. 401(k) (an entity controlled by Mr. Honig) loaned interCLICK a total of $1,300,000 and we issued to each $650,000 6% promissory notes. We repaid Mr. Honig’s note in 2008 and as of December 31, 2008 owed GRQ $400,000, which was due June 30, 2009. On June 5, 2009, the Board of Directors approved an extension of the due date of $100,000 of the note from June 30, 2009 to December 31, 2009. In addition, this $100,000 note which was previously not convertible was made convertible at $2.00 per share. On June 22, 2009, we repaid $100,000 of the remaining $300,000 non-convertible note and extended the due date of this remaining $200,000 non-convertible note to December 31, 2009. On August 19, 2009, we repaid all of the principal and accrued interest remaining on the $200,000 note. As of the date of this prospectus, GRQ holds a $100,000 6% promissory note convertible at $2.00 per share due December 31, 2009.

On November 13, 2008, interCLICK entered into a revolving credit facility with Crestmark Commercial Capital Lending, LLC to finance certain eligible accounts receivables of interCLICK in an amount up to $3.5 million (increased to $4.5 million on February 3, 2009 and increased to $5.5 million on April 30, 2009). The line of credit expires on May 12, 2010 and is secured by all of the assets of interCLICK except the OPMG shares.

At June 30, 2009, interCLICK had $2,784,986 in cash and cash equivalents and working capital of $1,711,329. interCLICK continues to expand and had record revenues in July 2009. In addition to our $1,711,329 of working capital, the unused amount under the Crestmark line of credit available was $1,374,421 at June 30, 2009. interCLICK is in advanced discussions to increase this line of credit. For all of these reasons, interCLICK expects that it has sufficient cash and borrowing capacity to meet its working capital needs for at least the next 12 months.

In the next 12 months, we expect to acquire up to $2,000,000 in capital assets to establish the appropriate scale of technology assets necessary both to support the realization of growth objectives as well as to advance interCLICK’s present competitive position. We expect many of these capital assets will be acquired through conventional capital leases reducing our need to use available cash.

New Accounting Pronouncements

See Note 3 to our unaudited consolidated financial statements included elsewhere in this prospectus for discussion of recent accounting pronouncements.

Critical Accounting Estimates

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.  These estimates which are discussed below involve certain assumptions that if incorrect could create a material adverse impact on interCLICK’s results of operations and financial condition.  See Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

With the present economic recession, management is particularly attentive to the potential for lengthening account receivable collection cycles and the attendant possibility of an increase in bad debts. However, as collection performance improved over the course of the first quarter of 2009 in part due to a major retailer client receiving an $80,000,000 capital investment, management opted to reduce bad debt reserves to $185,032, or 1.8% of gross accounts receivable at June 30, 2009, from $216,532 or 2.5% of gross accounts receivable, at March 31, 2009. The retailer client has paid the balance of the amount we were owed.

Aside from bad debt reserves and write-offs, management is sensitive to the carrying value of the 7,285,715 OPMG shares valued on the June 30, 2009 balance sheet at $728,572 which are valued based on the OPMG shares we sold privately in May 2009.

BUSINESS

Company Overview.

interCLICK provides Internet advertising solutions for Internet publishers and advertisers. interCLICK operates the interCLICK Network, an online advertising platform that combines advanced behavioral targeting with complete data and inventory transparency, allowing advertisers to identify and track their desired audience on an unprecedented level. We offer advanced proprietary demographic, behavioral, contextual, geographic and retargeting technologies across a network of name brand publishers to ensure the right message is delivered to a precise audience in a brand friendly environment.

By combining complete data and inventory transparency and advanced behavioral targeting, interCLICK is taking the inefficiencies out of the buyer/seller dynamic by allowing advertisers to achieve a direct response metric, whether it is a click, lead or a sale. We believe that this fundamental difference allows online marketers to achieve a better return on investment while still being able to target the premium websites.

Industry Overview

According to Jupiter Research, online advertisers’ use of behavioral targeting increased significantly in 2008 with nearly 25% allocating their ad budgets accordingly. This percentage increased 3% from 2006 to 2007 and increased 8% from 2007 to 2008. Based on ad network surveys, Jupiter Research indicates their clients’ best behavioral targeting campaigns have realized returns more than twice those of regularly optimized campaigns. Furthermore, the Jupiter Research report estimates that almost twice as many marketers will use behavioral targeting in the next year.

Based on our current experience, advertisers’ focus on “return on ad spend” is intensifying with the weakening economy. As such, we expect market share gains will accrue to those ad networks with the most advanced behavioral targeting capabilities.

In its 2009 Internet Investment Guide, J.P. Morgan stated that it believed that performance-based advertising will continue to gain market share and that the recessionary environment will only accelerate its growth. Lower ad budgets and economic concerns have made advertisers place a higher value on clear return on investments or ROIs. According to eMarketer, “with the economy struggling and budgets being reduced, U.S. marketers are focusing on quantifiable tactics to get their messages across.” In a February 2008 survey conducted by iMedia Connection, a marketing community website, 59% of U.S. marketers stated that they were dedicating their firms to measurable, ROI driven strategies.

Seasonality

Our business is subject to seasonal fluctuations. The fourth quarter of the calendar year, during the holiday season, is our strongest. The third calendar quarter marks the start of the stronger half of the year. While we are a relatively new company, our experience to date and our management’s knowledge of the advertising industry indicates that the first calendar quarter is our slowest quarter. Because so many advertisers operate on a calendar year, advertising decisions tend to be put off until January when new budgets are implemented. This has a tendency to reduce revenues for the first quarter compared to other quarters.

Customers

In order to provide opportunities for advertisers, we buy display advertising banner inventory from publishers or companies that maintain websites and seek to monetize their websites through the sale of advertising. In the second quarter of 2009, we derived more than 10% of our revenues from one customer. During fiscal 2008, we derived more than 10% of our revenues from a different customer, which was not a 10% customer in 2007. In 2007, we had two customers who each accounted for more than 30% of our revenues; neither was a 10% customer in 2008. Our margins are based upon our ability to deliver advertising campaigns at an efficiency level sufficient to realize pricing in excess of the cost incurred securing inventory from the website publishers. We deliver advertising campaigns for a wide variety of advertisers and advertising agency partners with no concentration on any specific industry vertical. As such, interCLICK’s existing advertiser base includes numerous industries including but not limited to — consumer packaged goods, retail, electronics, Internet, computer software, automotive, pharmaceuticals, wireless communications and the entertainment industry.

Sales and Marketing

We sell and market our product and services through our sales team of 25 experienced sales persons as of August 15, 2009. We carefully select industry-veteran sales managers adept at articulating our technically-driven, value-oriented solutions. As part of our strategic plan, we opened sales offices in 2008 and early 2009 in Chicago, Los Angeles and San Francisco as complements to the sales team based in the our New York head office. We expect to increase our sales staff by one person per month for the balance of 2009.

Competition

We face intense competition in the Internet advertising market from other online advertising and direct marketing networks for a share of client advertising budgets. We expect that this competition will continue to intensify in the future as a result of industry consolidation, the maturation of the industry and low barriers to entry. Additionally, we compete for advertising budgets with traditional media including television, radio, and newspapers and magazines. Furthermore, many of the advertising, media, and Internet companies possess greater resources and are more adequately capitalized than interCLICK.

Our ability to compete depends upon several factors, including the following:

·	the timing and market acceptance of our new solutions and enhancements to existing solutions developed by us;

·	continuing our relationships with top quality publishers;

·	our customer service and support efforts;

·	our sales and marketing efforts; and

·	our ability to remain price competitive.

Research and Development Expenses

We had no research and development expenses in 2007, 2008 or the first half of 2009.

Regulation

In February 2009, the FTC issued informal guidance about companies like us that engage in behavioral targeting. The essence of the report is that self regulation to protect privacy rights must occur or the FTC will declare certain practices to be unfair trade practices. Our management viewed this FTC report as being favorable and believes its business model will not be adversely affected from self regulation. Many states also have adopted what are commonly called “Little FTC Unfair Trade Practice Acts.” State Acts include the power to seek injunctions, triple damages and attorneys’ fees.

Employees

As of August 11, 2009, interCLICK had a total of 64 full-time employees. We expect to add approximately 16 more employees by December 31, 2009. None of these employees are members of a union. Management believes that our relations with our employees are good.

Corporate History and Acquisitions

We were formed in Delaware on March 4, 2002 and acquired CAN under the name Outsiders Entertainment, Inc. On August 28, 2007, we completed a reverse merger. In connection with the merger, we changed our name to Customer Acquisition Network Holdings, Inc. Three days later, on August 31, 2007, interCLICK acquired Desktop. On June 25, 2008, we changed our name to interCLICK, Inc.

On January 4, 2008, interCLICK acquired Options Newsletter, Inc., a privately-held Delaware corporation primarily engaged in the email service provider business. interCLICK paid Options Newsletter’s shareholder a total of $2,600,000 (not including interest). On June 23, 2008, interCLICK sold the Options Newsletter business to OPMG. interCLICK received (i) 12,500,000 shares of OPMG stock, (ii) $3,000,000 in cash and (iii) a $1,000,000 senior secured promissory note.  As of August 18, 2009, we owned 7,285,715 shares of OPMG and the note had been repaid.

Intellectual Property

We currently rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of our software documentation and other proprietary information.

Legal Proceedings

None.

Property

We have the following offices:

Location	Approximate Size	Monthly Cost(1)	Expiration Date
Executive offices New York, NY	5,786 sq. ft.	$25,073	December 31, 2014
Technology offices Boca Raton, FL	2,272 sq. ft.	$3,313	February 2014
Sales office(2) Chicago, IL	3 workstations	$1,400	June 30, 2010
Sales office San Francisco, CA	1,324 sq. ft.	$3,089	July 31, 2014
Sales office(2) Los Angeles, CA	2 workstations	$1,532	February 28, 2010

(1)	Our leases typically have annual escalations ranging from 2.5% to 3.0%. In addition, all leases typically have suchpass throughs such as property taxes and electricity.
(2)	These sales offices are located in executive suites.

MANAGEMENT

The following is a list of our executive officers and directors. All directors serve one-year terms or until each of their successors are duly qualified and elected. The officers are elected by the Board of Directors.

Name	Age	Position
Michael Mathews	47	Chief Executive Officer and Director
Michael Katz	31	President and Director
Roger Clark	40	Chief Financial Officer
Andrew Katz	28	Chief Technology Officer
Michael Brauser	53	Co-Chairman
Barry Honig	38	Co-Chairman
Brett Cravatt	35	Director

Michael Mathews has served as our Chief Executive Officer and a member of our board of directors since August 28, 2007. Mr. Mathews is one of the founders of Customer Acquisition and served as its Chief Executive Officer, President and a director since its inception in June 2007. From May 15, 2008 until June 30, 2008, Mr. Mathews served as our interim Chief Financial Officer until David Garrity was appointed. From 2004 to 2007, Mr. Mathews served as the senior vice-president of marketing and publisher services for World Avenue U.S.A., LLC, an Internet promotional marketing company. Mr. Mathews graduated from San Francisco State University with a degree in Marketing and holds a Masters in Business Administration from Golden Gate University.

Michael Katz has served as President and our director since August 31, 2007. From 2003 until we acquired Desktop on August 31, 2007, Mr. Katz was the founder, Chief Executive Officer, and President of Desktop. Mr. Katz graduated from Syracuse University with a degree in Finance and Economics.

Roger Clark has served as our Chief Financial Officer since August 7, 2009.  From 1994 until August 2009, Mr. Clark was an executive with IAC/InterActiveCorp. which operates more than 50 Internet businesses worldwide. From 2006 until 2009, Mr. Clark was Vice President, Finance at IAC Advertising Solutions and in 2009 served in the Office of the Chief Financial Officer at IAC Search & Media. From 2002 to 2006, Mr. Clark was the Vice President, Investor Relations and Finance at IAC/InterActiveCorp. Mr. Clark was an auditor with Ernst & Young, LLP from 1991 until 1994, and became a Certified Public Accountant in 1994; his current status is not practicing.

Andrew Katz has served as our Chief Technology Officer since August 31, 2007. From 2004 until we acquired Desktop on August 31, 2007, Mr. Katz was the Chief Technology Officer of Desktop. From February 2004 until July 1, 2008, Mr. Katz also served as the Chief Executive Officer of mStyle, LLC. Prior to mStyle, he served as the Senior Software Engineer for Jenzabar, Inc. Mr. Katz is the brother of Michael Katz, our President.

Michael Brauser has served as Co-Chairman since August 28, 2007. Mr. Brauser served as Chairman of the Board of Directors of SendTec, Inc. from October 2005 through November 2006. Mr. Brauser has been the manager of Marlin Capital Partners, LLC, a private investment company, since 2003. He is a private investor. From 1999 through 2002, he served as President and Chief Executive Officer of Naviant, Inc. (eDirect, Inc.), an Internet marketing company. He also was the founder of Seisant Inc. (eData.com, Inc.).

Barry Honig has served as Co-Chairman since August 28, 2007. Since January 2004, Mr. Honig has been the President of GRQ Consultants, Inc. 401(k), an investor and consultant to early stage companies. He is a private investor.

Brett Cravatt has served as a director since June 5, 2009. Since 2006, Mr. Cravatt has been the Chief Executive Officer and founder of WebYes! LLC. WebYES! finds new customers every day online for clients in select verticals by designing, creating and marketing web properties tailored to specific consumer products and services. Prior to WebYES!, Mr. Cravatt served as the Chief Operating Officer of Vendare Media (now Connexus). Mr. Cravatt joined Vendare Media in March 2001 via the acquisition of SportSkill.com, a fantasy sports software company co-founded by Mr. Cravatt. Prior to SportSkill.com, Mr. Cravatt was a corporate securities attorney for Loeb & Loeb, LLP, where he handled various corporate matters for start-up companies and Fortune 1000 clients. Mr. Cravatt holds a Bachelor's degree in Political Science from U. C. Berkeley and a J. D. from Stanford Law School.

Key Employees

Jason Lynn has served as our Vice President of Product Development since June 2008. From July 2007 through July 2008, Mr. Lynn was the Director of Solutions Engineering at Right Media, LLC, a wholly-owned subsidiary of Yahoo! Inc. From August 2006 through July 2007, Mr. Lynn was the Product Manager at TACODA Systems, Inc., a provider of behavioral targeting solutions to web publishers. From June 2004 until July 2006, he was self-employed as an IT Systems Consultant. He is 36 years old.

Dave Myers has served as our Vice President of Operations since April 2009. From 2006 until joining interCLICK, Mr. Myers worked for Yahoo! Inc. and Right Media (which was acquired by Yahoo! Inc. in July 2007) as a Senior Director of Advertiser Marketplaces Operations and Senior Director of Right Media Client Services, respectively. From 2004 to 2006, Mr. Myers was an Enterprise Services Engagement Manager at Microsoft Corporation. He is 40 years old.

Corporate Governance

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of interCLICK and its shareholders. The Board’s responsibilities include:

•	Establishing broad corporate policies and

•	Reviewing the overall performance of interCLICK.

The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board and its Committees meet throughout the year and act by written consent from time to time as appropriate.

The Board has formed Audit, Compensation and Nominating Committees. The latter two Committees were formed on June 5, 2009. Committees regularly report on their activities and actions to the Board. The Board appoints members to its: Audit Committee, Compensation Committee and Nominating Committee. The Audit Committee and the Nominating Committee each have a written charter approved by the Board.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation	Nominating

Michael Brauser	✓	✓	✓	✓
Barry Honig	✓	✓	✓	✓
Brett Cravatt	✓	✓	✓	✓
Michael Katz
Michael Mathews

Our Board has determined that Messrs. Cravatt, Brauser and Honig are independent under the Nasdaq Stock Market Rules.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements. The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm. The Audit Committee also reviews the audit and non-audit fees of the auditors. Our Audit Committee is also responsible for certain corporate governance and legal compliance matters including internal and disclosure controls and Sarbanes-Oxley compliance. The members of the Audit Committee are Brett Cravatt, Michael Brauser and Barry Honig. Our Board has determined that Messrs. Cravatt and Brauser are each qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the Securities and Exchange Commission or the SEC and in compliance with the Sarbanes-Oxley Act of 2002. The Board has determined that Messrs. Cravatt, Brauser and Honig are independent in accordance with The Nasdaq Stock Market independence standards for audit committees.

Compensation Committee

The function of the Compensation Committee is to review and recommend the compensation of benefits payable to our officers, review general policies relating to employee compensation and benefits and administer our various stock option plans. The members of the Compensation Committee are Messrs. Cravatt, Brauser and Honig.

Nominating Committee

The purpose and responsibilities of the Nominating Committee include the identification of individuals qualified to become Board members, the selection or recommendation to the Board of nominees to stand for election as directors, the oversight of the evaluations of the Board and management, and review with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, including issues of diversity, age, skills such as understanding of technology, finance and marketing. The members of the Nominating Committee are Messrs. Cravatt, Brauser and Honig.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to our directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior. A request for a copy can be made in writing to interCLICK, Inc. 257 Park Avenue South, Suite 602, New York, NY 10010 Attention: Mr. Michael Mathews.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board by writing to us interCLICK, Inc., 257 Park Avenue South, Suite 602, New York, NY 10010 Attention: Mr. Michael Mathews, or by facsimile (646) 558-1225. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE COMPENSATION

The following table reflects the compensation paid to our Chief Executive Officer and the two other executive officers whose compensation exceeded $100,000, who we refer to as our Named Executive Officers for 2007 and 2008.

2008 Summary Compensation Table

Name and				Option
Principal Position	Year	Salary	Bonus	Awards		Total
(a)	(b)	($)(c)	($)(d)	($)(f)(1)		($)(j)
Michael Mathews	2008	$325,000	$70,000	$379,301		$774,301
Chief Executive Officer	2007	$116,071	$50,000	$122,545		$288,616
Michael Katz	2008	$250,000	$112,615	$50,162		$412,777
President	2007	$116,896	$0	$16,721		$133,617
Andrew Katz	2008	$181,875	$0	$70,351	(2)	$252,226
Chief Technology Officer	2007	$84,583	$35,000	$4,618		$124,201

 (1)          Represents the dollar amounts recognized in our year-end 2008 and 2007 financial statements for reporting purposes in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” or SFAS 123(R). Amounts shown cover awards granted in 2008 and 2007. The amounts represent the compensation costs of awards that are paid in options to purchase shares of interCLICK’s common stock, the amounts do not reflect the actual amounts that may be realized by the Named Executive Officers. A discussion of the assumptions used in calculating these values may be found in our audited consolidated financial statements found elsewhere in this prospectus.
(2)           Includes 200,000 options re-priced from $2.95 to $1.31 per share.

Executive Employment Agreements

Michael Mathews Employment Agreement. Effective on June 28, 2007, we entered into an employment agreement with Michael Mathews, to serve as our Chief Executive Officer. In accordance with the employment agreement, Mr. Matthews was paid a base salary of: (i) $325,000 in his first year of employment, (ii) $340,000 in his second year of employment, and (iii) currently receives $355,000 in his third year of employment, and will receive an agreed upon salary for all future years of employment. In addition to a base salary, Mr. Mathews is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones tied to our revenues and earnings of which half would be paid in cash and the remaining in interCLICK stock. If performance milestones are met, Mr. Mathews’ bonus will be 50% of his base salary for the year the milestone was met. Additionally, we agreed in 2007 to (i) pay his former employer $100,000, (ii) pay a $50,000 relocation fee and (iii) guarantee a $50,000 minimum bonus payment. Mr. Mathews also received 1,400,000 shares of vested founders stock. Mr. Mathews was granted 1,350,000 stock options vesting in quarterly increments over three years exercisable at $1.00 per share. Mr. Mathews received a discretionary bonus of $50,000 in June 2009.

Roger Clark Employment Agreement. Effective August 7, 2009, we entered into a three-year employment agreement with Roger Clark, to serve as our Chief Financial Officer.  Mr. Clark receives a $225,000 base salary in his first year of employment and will receive at least a 10% increase each year thereafter. In addition to a base salary, Mr. Clark is eligible to receive an annual bonus based upon the achievement of pre-established annual individual and interCLICK performance goals. If the performance goals are met, Mr. Clark’s bonus will be equal to 50% of his base salary for the year the milestone is met and may be paid in any combination of cash and interCLICK stock that Mr. Clark determines.  Additionally, we agreed to pay him a $25,000 minimum bonus payment which shall be considered an advance against any performance bonus received by him for 2009. Mr. Clark also received 20,000 shares of common stock vesting six months after commencing employment (February 4, 2010), subject to continued employment with interCLICK. Mr. Clark was granted 500,000 stock options vesting in quarterly increments over three years beginning September 30, 2009, exercisable at $1.60 per share.

Michael Katz Employment Agreement. On August 31, 2007, we entered into an employment agreement with Michael Katz, to serve as our President. Under the agreement, Mr. Katz was to receive an annual base salary of $250,000. Under his agreement, he also received a $75,000 signing bonus and a bonus based on pre-established performance milestones half payable in stock and half in cash. If the performance milestone is met, it shall equal 30% of his base salary for that year. Mr. Katz received a discretionary bonus of $30,000 in June 2009. In the event that the Board and Mr. Katz are unable to agree on a mutually acceptable performance milestone, Mr. Katz will receive a guaranteed annual bonus for such fiscal year of not less than 15 percent of his base salary. In his sole discretion, Mr. Katz may elect to receive such annual bonus in capital stock at the basis determined by our Board. Additionally, Mr. Katz was granted 300,000 stock options vesting annually on each over a three year period exercisable at $1.00 per share which are now fully vested. On June 5, 2009, Mr. Katz was granted 700,000 stock options vesting quarterly over four years beginning June 30, 2009.

Andrew Katz Employment Agreement. Effective March 3, 2008, we entered into an employment agreement with Mr. Andrew Katz, our Chief Technology Officer. The current term of his agreement expires on March 3, 2010 but will be automatically renewed for additional one-year periods until either we or Mr. Katz gives the other party written notice of its intent not to renew at least 60 days prior to the end of the then current term. Mr. Katz was paid a base salary of $225,000 in his first year of employment, currently receives $247,500 and will continue to receive a 10% increase on each one-year anniversary of entering into the agreement. Under his agreement, he is entitled to receive a bonus based on pre-established performance milestones half payable in stock and half in cash. If the performance milestone is met, it shall equal 50% of his base salary for that year. Additionally, Mr. Katz was granted 200,000 stock options exercisable at $2.95 per share vesting annually over four years beginning March 3, 2009. On September 23, 2008, these options were repriced at $1.31 per share. In March 2009, our Board approved the payment of a $56,250 discretionary bonus and the issuance to him of 56,250 shares of restricted common stock vesting semi-annually over a four-year period. On June 5, 2009, Mr. Katz was granted 500,000 stock options vesting quarterly over four years beginning June 30, 2009.

Termination Provisions

The table below describes the severance payments that our executive officers are entitled to in connection with a termination of their employment upon death, disability, without cause, for Good Reason, change of control and the non-renewal of their employment at the discretion of interCLICK.  All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the Regulations thereunder.

	Michael Mathews	Roger Clark	Michael Katz	Andrew Katz

Death	None	None	12 months base salary	None
Total Disability	None	None	12 months base salary	None
Dismissal Without Cause	18 months base salary and 1,350,000 stock options immediately vest	The greater of 12 months base salary or the remainder of the base salary due under the employment agreement and all stock options or shares of restricted stock immediately vest	The greater of 12 months base salary or the reminder of the base salary due under the employment agreement	Six months base salary
Resignation for Good Reason (1)	18 months base salary and 1,350,000 stock options immediately vest	12 months base salary and all stock options or shares of restricted stock scheduled to vest within one year immediately vest	The greater of 12 months base salary or the remainder of the base salary due under the employment agreement	Six months base salary
Change of Control	All of his stock options and restricted stock immediately vest	All of his stock options and restricted stock immediately vest	All of his stock options and restricted stock immediately vest	None
Expiration of Initial Term and interCLICK does not renew	None	None	The greater of 12 months base salary or the remainder of the base salary due under the employment agreement	None

(1)
Generally, Good Reason in the above agreements include the material diminution of the executives’ duties, any material reduction in base salary without consent, the relocation of the geographical location where the executive performs services or any other action that constitutes a material breach by interCLICK under the employment agreements.

Mr. David Garrity, who served as our Chief Financial Officer from June 30, 2008 until August 7, 2009, was receiving a base salary of $235,000 when his employment was terminated. His employment agreement provided for six months of base salary and benefits in the event that he was terminated without cause (which he was). In order to ensure his continued availability during the transition period, we entered into a six month consulting agreement with Mr. Garrity which pays him the full amount of his severance and his stock options will continue to vest while he serves as a consultant.

Compensation Awards

In February 2009, our Board of Directors reviewed management compensation. Because it had not set any performance goals for 2008, it elected to make discretionary compensation awards. In February 2009, we granted Mr. Mathews 200,000 five-year options fully vested and exercisable at $0.76 per share. Mr. Garrity was granted 20,000 five-year options fully vested and exercisable at $0.76 per share. Mr. Michael Katz’s base salary was increased to $300,000. Additionally, we paid Mr. Andrew Katz a $56,250 cash bonus and in March 2009 we awarded him 56,250 shares of restricted common stock, which vest in equal increments semi-annually over a four-year period beginning June 30, 2009. On June 5, 2009, we granted Mr. Michael Katz 700,000 five-year options and Mr. Andrew Katz 500,000 five-year options exercisable at $1.30 per share vesting quarterly over four years beginning June 30, 2009.

2007 Equity Incentive Plan and 2007 Incentive Stock and Award Plan

The following chart reflects the number of stock options and shares of restricted stock available for future grants under our incentive plans.

Plan	Number Authorized	Number Remaining

2007 Inventive Stock and Award Plan	4,225,000	175,835

2007 Equity Incentive Plan	4,500,000	0

In August 2007, we established the 2007 Equity Incentive Plan or the Equity Plan under which we may issue up to 4,500,000 stock options and restricted stock to our directors, employees and consultants. On November 13, 2007, we adopted the 2007 Incentive Stock and Award Plan or the Incentive Plan covering an additional 1,000,000 shares upon the exercise of options and the granting of restricted stock. Both the Equity Plan and the Incentive Plan are similar and are referred to below as the “Plans.” In January 2009, we amended the Plans to permit options to be transferable, except in limited circumstances including Incentive Stock Options or ISOs as defined by the Internal Revenue Code.  As of February 6, 2009, we amended the Incentive Plan to include an additional 225,000 options and shares of restricted stock.  On June 5, 2009, we further amended the Incentive Plan to provide for a total of 3,725,000 options and shares of restricted stock, adding an additional 2,500,000 shares, and on July 27, 2009, we added an additional 500,000 shares to the Incentive Plan providing for a total of 4,225,000 under the Incentive Plan.

Both Plans are to be administered by a Committee of two or more independent directors, or in their absence by the Board. The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by our Board or the Committee, in their sole discretion. The total number of shares with respect to which options or stock awards may be granted under the Plans and the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

Both Plans provide for the grant of ISOs or non-qualified options. For any ISOs granted, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders. Options granted under the Plans shall expire no later than 10 years after the date of grant, except for ISOs granted to 10% shareholders which must expire not later than five years from grant.   The option price may be paid in United States dollars by check or other acceptable instrument including wire transfer or, at the discretion of the Board  or  Committee, by delivery of shares of our common stock having fair market value equal as of the date of exercise to the cash exercise price, or a combination thereof.

Our Board or the Compensation Committee may from time to time alter, amend, suspend, or discontinue the Plans with respect to any shares as to which awards of stock rights have not been granted. However no rights granted with respect to any awards under the Plans before the amendment or alteration shall not be impaired by any such amendment, except with the written consent of the grantee.

Under the terms of the Plans, our Board or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions. In the absence of a determination by the Board or Compensation Committee, options shall vest and be exercisable at the end of one, two and three years.   The vesting may be time-based or based upon meeting performance standards, or both. ISOs are subject to a $100,000 per calendar year limit on becoming first exercisable. Recipients of restricted stock awards will realize ordinary income at the time of vesting equal to the fair market value of the shares. We will realize a corresponding compensation deduction. Upon the exercise of stock options other than ISOs, the holder will have a basis in the shares acquired equal to any amount paid on exercise plus the amount of any ordinary income recognized by the holder. For ISOs which meet certain requirements, the exercise is not taxable upon sale of the shares, the holder will have a capital gain or loss equal to the sale proceeds minus his or her basis in the shares.

Equity Compensation Plan Information

The following chart reflects the number of options granted and the weighted average exercise price under our compensation plans as of December 31, 2008.

Name Of Plan	Aggregate Number of Securities Underlying Options Granted	Weighted Average Exercise Price Per Share	Aggregate Number of Securities Available for Grant
Equity compensation plans approved by security holders	0	$0	0
Equity compensation plans not approved by security holders	5,075,954	$1.50	424,046
Total	5,075,954	$1.50	424,046

Outstanding Equity Awards At 2008 Fiscal Year-End

Listed below is information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2008:

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($)(e)	Option Expiration Date (f)
Michael Mathews (1)	604,167	845,833	1.00	08/28/2012
Chief Executive Officer (1)	83,333	166,667	1.00	10/12/2012

Michael Katz (2)	75,000	225,000	1.00	08/31/2012
President

Andrew Katz (3)	25,000	75,000	1.00	09/21/2012
Chief Technology Officer (1)	0	200,000	1.31	06/16/2013

(1)	These options vest over a three year period.
(2)	These options are fully vested.
(3)	These options vest annually over a four year period.

The following chart reflects the number of stock options we awarded in fiscal 2007 to 2009 to our current executive officers and directors.

Name	Number of Options	Exercise Price per Share	Expiration Date
Michael Mathews	1,450,000	$1.00	8/28/2012
Michael Mathews	250,000	$1.00	10/12/2012
Michael Mathews	200,000	$0.76	2/6/2014
Michael Katz	300,000	$1.00	8/31/2012
Michael Katz	700,000	$1.30	6/5/2014
Andrew Katz	100,000	$1.00	9/21/2012
Andrew Katz	200,000	$1.31	6/16/2013
Andrew Katz	500,000	$1.30	6/5/2014
Michael Brauser	100,000	$1.00	8/28/2012
Barry Honig	100,000	$1.00	8/28/2012
Brett Cravatt	300,000	$1.20	6/29/2014
Roger Clark	500,000	$1.60	8/4/2014

Director Compensation

We do not pay cash compensation to our directors for service on our Board of Directors. In 2008, non-employee members of our Board of Directors were compensated with stock options for service as a director as follows:

Name (a)	Option Awards ($)	Total ($)

Michael Brauser (1)(2)	$22,289	$22,289
David Garrity (1)(2)(3)(4)	$26,915	$26,915
Barry Honig (1)(2)	$22,289	$22,289
Sanford Rich (1)(2)(4)	$22,289	$22,289

(1)           The amounts reflect the accounting charge taken in 2008 for awards granted in 2008 and in prior years.  Accounting costs are determined, as required, under SFAS No. 123(R).  For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options refer to Note 11 of the audited consolidated financial statements found elsewhere in this prospectus.
(2)           Includes the amortized portion of the value of 2007 grants of 100,000 options to each non-employee director, except for Mr. Garrity.  Mr. Garrity received 100,000 options in June 2008 when he became a director prior to becoming an employee.  All option grants to our directors vest annually over four years.
(3)           On September 23, 2008, these options were repriced from $2.998 to $1.31 per share.
(4)           Mr. Garrity and Mr. Rich resigned as directors on June 5, 2009.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of August 18, 2009 by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director (iii) our Named Executive Officers (as disclosed in the Summary Compensation Table), and (iv) our executive officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent Beneficially Owned(1)

Directors and Executive Officers:
Common Stock	Michael Mathews 257 Park Avenue South Ste. 602 New York, NY 10010 (2)(3)(4)	2,483,333	5.8%
Common Stock	Michael Katz 257 Park Avenue South Ste. 602 New York, NY 10010 (2)(3)(5)	2,200,000	5.3%
Common Stock	Andrew Katz	172,917	*
	4800 T-Rex Avenue Ste. 120 Boca Raton, FL 33431 (2)(6)
Common Stock	Michael Brauser 595 S. Federal Hwy. Ste. 600 Boca Raton, FL 33432 (3)(7)	6,998,000	16.9%
Common Stock	Barry Honig 595 S. Federal Hwy. Ste. 600 Boca Raton, FL 33432 (3)(8)	6,052,545	14.6%
Common Stock	Brett Cravatt 324 Bayview Drive Hermosa Beach, CA 90254 (3)(9)	37,500	*
Common Stock	All directors and executive officers as a group (7 persons)	18,005,962	41.5%
5% Shareholder
Common Stock	Gerald Unterman 610 Park Avenue Apt. 16A New York, NY 10065 (10)	4,256,000	10.2%
*	Less than 1%

(1)
Applicable percentages are based on 41,335,387 shares outstanding adjusted as required by rules of the SEC.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise.  Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after the date of this prospectus are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, interCLICK believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)	An executive officer.
(3)	A director.
(4)	Includes 1,333,333 shares issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus.
(5)	Includes 300,000 shares issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus.
(6)
Includes 116,667 shares issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus Also includes 56,250 shares of restricted common stock which vest semi-annually over a four year period beginning June 30, 2009.

(7)
Includes 50,000 shares issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus.  Also includes: (i) 4,485,500 shares held in a Partnership of which Mr. Brauser is the General Partner, (ii) 1,500,000 shares held jointly with his wife and (iii) 950,000 shares held by a trust whereby his wife is the trustee and beneficiary.

(8)
Includes 50,000 shares issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus.  Includes shares held in a 401(K) plan whereby Mr. Honig is the trustee.  Also includes 50,000 shares issuable upon the conversion of a note convertible at $2.00 per share and 25,000 shares issuable upon the exercise of warrants.  Does not include shares beneficially owned by Mr. Honig’s father, Alan Honig.  Mr. Alan Honig beneficially owns less than 5% of our common stock for various accounts including as custodian for Mr. Barry Honig’s minor children.  Mr. Barry Honig disclaims the beneficial ownership of any shares held by his father, Mr. Alan Honig.

(9)	Includes 37,500 shares issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus.
(10)	Includes 500,000 shares issuable upon exercise of warrants.

RELATED PERSON TRANSACTIONS

During this year and the last two fiscal years, we have engaged in certain transactions in which some of our directors, executive officers and 10% shareholders had a direct or indirect material interest, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two completed fiscal years (not including employment agreements with our management). These transactions are described below.

In June 2007, Michael Brauser and Barry Honig each loaned interCLICK $125,000 and were issued 8% convertible notes exercisable at $0.50 per share.  Messrs. Brauser and Honig were required to convert the notes upon interCLICK entering into a $2,000,000 financing arrangement.  On August 28, 2007, the shareholders converted their notes and were issued 250,000 shares each.

In connection with our acquisition of Desktop, we were obligated to pay an additional $1,000,000 upon Desktop achieving certain revenue milestones.  On October 5, 2007 and September 20, 2008, Michael Katz, our President and a director, was paid $643,000 and $357,000, respectively.  Included in our revenues for 2008 and 2007 was approximately $43,000 and $154,000, respectively, from a company controlled by Michael Katz.  Also in connection with the Desktop Acquisition, we are obligated to register all of the interCLICK common stock issued to Mr. Katz and have such registration statement declared effective by August 31, 2009.  Consequently, we are registering 1,900,000 shares of Mr. Katz’s common stock.

Our Co-Chairmen, Messrs. Michael Brauser (and his wife, Betsy) and Barry Honig, are selling shareholders.  We have agreed to register 2,000,000 of each of their shares.  We are paying all costs associated with the registration of their shares and those of Mr. Katz, except for their selling commissions or discounts.

We are registering the 4,000,000 shares for our Co-Chairmen because we believe it will improve our liquidity.  Institutional investors have advised them that they would be interested in buying registered shares which can be re-sold at any time in contrast to restricted shares purchased either from our Co-Chairmen privately or from interCLICK, which are subject to a minimum six month holding period.  Additionally, these institutional investors believe that sales by our Co-Chairmen will reduce their control over us, which will make our common stock more attractive.

On September 26, 2008, Barry Honig and GRQ Consultants, Inc. 401(k) (an entity controlled by Mr. Honig) loaned interCLICK a total of $1,300,000 and we issued to each $650,000 6% promissory notes.  The notes were secured by a first priority security interest in shares held by us in OPMG.  On November 26, 2008, we repaid the note issued to Mr. Honig.  On December 31, 2008, we repaid $250,000 of the principal amount owed to GRQ and extended the due date of the remaining $400,000 from December 31, 2008 to June 30, 2009.  On June 5, 2009, the Board of Directors approved an extension of the due date of $100,000 of the note from June 30, 2009 until December 31, 2009.  In addition, this $100,000 note which was previously not convertible was made convertible by replacing it with a 6% unsecured note, convertible at $2.00 per share, subject to adjustment for stock splits, stock dividends, combinations and similar events.  In consideration for extending the due date on the $100,000 note and in lieu of a cash payment for interest, we issued GRQ a total of 21,055 shares of common stock with a combined value of $25,266.  On June 22, 2009, we repaid $100,000 of the remaining $300,000 non-convertible note and extended the due date of this remaining $200,000 non-convertible note to December 31, 2009.  On August 19, 2009, we repaid all of the principal and interest owed under the $200,000 note.  As of the date of this prospectus, GRQ holds a $100,000 6% promissory note convertible at $2.00 per share, due December 31, 2009.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after the offering assuming all shares covered by this prospectus are sold.  Except for Messrs. Michael Katz, Michael Brauser and Barry Honig, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders.

We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

Chestnut Ridge Partners, LP (1)	492,500	375,000	117,500	*
Mara Gateway Associates, LP (2)	225,000	125,000	100,000	*
Gerald Unterman (3)	4,256,000	2,500,000	1,756,000	4.2%
Michael Katz (4)	2,200,000	1,900,000	300,000	*
Michael and Betsy Brauser (5)	6,998,000	2,000,000	4,998,000	11.9%
Barry Honig (6)	6,052,545	2,000,000	4,052,545	9.6%

(1)	Includes 75,000 shares issuable upon the exercise of warrants that are being registered under this prospectus.
(2)	Includes 25,000 shares issuable upon the exercise of warrants that are being registered under this prospectus.
(3)	Includes 500,000 shares issuable upon the exercise of warrants that are being registered under this prospectus.
(4)	Mr. Michael Katz is the President of interCLICK and a director.
(5)
Mr. Michael Brauser is a Co-Chairman of our Board.  Of the shares being offered by Mr. Brauser in this prospectus: (i) 1,300,000 are held jointly with his wife, Betsy and (ii) 700,000 shares are held by BMB Holdings LLLP, of which Mr. Brauser is the General Partner.  Mrs. Brauser disclaims beneficial ownership of the shares held by BMB Holdings LLLP.

(6)	Mr. Barry Honig is a Co-Chairman of our Board.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 140,000,000 shares of common stock, par value $0.001 per share.  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.  There is no cumulative voting in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue of 10,000,000 shares of $0.001, par value preferred stock in any series.  The Board of Directors has the authority to establish and designate a series, and to fix the number of shares included in such series and the variations in the relative rights, preferences and limitations in the series.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

•	The transaction is approved by the corporation’s Board of Directors prior to the date the shareholder became an interested shareholder;

•
Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

•	On or after such date, the business combination is approved by the Board of Directors and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

Transfer Agent

We have appointed Action Stock Transfer Corp. as our transfer agent.  Their contact information is: 7069 S. Highland Drive, Suite 300, Salt Lake City, Utah 84121, phone number (801) 274 – 1088, facsimile (801) 274 – 1099, www.actionstocktransfer.com.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling shareholders. The selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Short sales;

•	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	Writing of options on the shares;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the rules thereunder. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and the selling shareholders have advised us that they have no plans to enter into any such agreement.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 or the Exchange Act and the rules thereunder, including Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling shareholders including liabilities under the Securities Act or to contribute to payments the selling shareholders may be required to make in respect of such liabilities. If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, or file a prospectus supplement to describe the agreements between the selling shareholders and the broker-dealer.

We are paying all fees and expenses incident to the registration of the shares, excluding fees and disbursements of any counsel to the selling shareholders, brokerage commissions and underwriting discounts.

We have advised each selling shareholder that it may not use shares registered for public sale by this prospectus to cover short sales of our common stock made prior to the date of this prospectus. Each selling shareholder who uses this prospectus for any sale of our common stock will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders are also responsible for complying with the applicable provisions of the Exchange Act and the rules thereunder including Regulation M in connection with their sales of shares of common stock under this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, West Palm Beach, Florida. An attorney employed by this firm owns 100,000 shares of our common stock.

EXPERTS

The financial statements appearing in this prospectus and registration statement for the year ended December 31, 2008 and for the period from June 14, 2007 (inception) to December 31, 2007 have been audited by Salberg & Company, P.A., an independent registered public accounting firms, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. We also file periodic reports and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

Page
Interclick, Inc. (Formerly Customer Acquisition Network Holdings, Inc.) Consolidated Financial Statements
Report of Salberg & Company, P.A., Independent Registered Public Accounting Firm	F-16
Consolidated Balance Sheets at December 31, 2008 and 2007	F-17
Consolidated Statements of Operations for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007	F-18
Consolidated Statements of Changes in Stockholders' Equity for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007	F-19
Consolidated Statements of Cash Flows for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007	F-20
Notes to Consolidated Financial Statements	F-21

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,784,986	$183,871
Accounts receivable, net of allowance of $185,032 and $425,000, respectively	10,249,135	7,120,311
Due from factor	1,034,712	637,705
Prepaid expenses and other current assets	372,187	94,164
Total current assets	14,441,020	8,036,051

Property and equipment, net	523,432	596,913
Intangible assets, net	510,593	610,113
Goodwill	7,909,571	7,909,571
Investment in available-for-sale marketable securities	728,572	1,650,000
Deferred debt issue costs, net of accumulated amortization of $28,250 and $6,667, respectively	11,750	33,333
Other assets	191,664	191,664

Total assets	$24,316,602	$19,027,645

Liabilities and Stockholders’ Equity

Current liabilities:
Liability on transferred accounts receivable	$5,160,291	$3,188,425
Senior secured note payable - related party, net of debt discount of $11,500 and $0, respectively	188,500	400,000
Convertible note payable - related party	100,000	-
Payable and promissory note settlement liability	-	248,780
Accounts payable	6,372,241	5,288,807
Accrued expenses	603,501	310,685
Accrued interest	5,028	16,948
Obligations under capital leases, current portion	10,098	10,615
Deferred rent, current portion	2,906	-
Deferred revenue	143,548	9,972
Warrant derivative liability	143,578	-
Total current liabilities	12,729,691	9,474,232

Obligations under capital leases, net of current portion	4,376	9,495
Deferred rent	81,047	72,696
Total liabilities	12,815,114	9,556,423

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.001 par value; 140,000,000 shares authorized, 41,228,253 and 37,845,167 issued and outstanding, respectively	41,228	37,846
Additional paid-in capital	27,336,744	24,889,586
Accumulated other comprehensive loss	(1,061,354)	(197,704)
Accumulated deficit	(14,815,130)	(15,258,506)
Total stockholders’ equity	11,501,488	9,471,222

Total liabilities and stockholders’ equity	$24,316,602	$19,027,645

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Revenues	$10,648,686	$4,673,629	$19,071,977	$8,235,596
Cost of revenues	5,624,005	3,412,541	10,064,603	6,120,079
Gross profit	5,024,681	1,261,088	9,007,374	2,115,517

Operating expenses:
General and administrative (includes stock-based compensation of $777,173, $502,379, $1,353,743 and $976,553, respectively)	2,414,255	1,410,607	3,894,487	3,139,705
Sales and marketing	2,691,096	1,445,894	4,733,402	2,270,642
Technology support	420,958	231,371	753,007	508,409
Merger, acquisition, divestiture and investor relations costs	113,156	274,903	178,535	512,062
Amortization of intangible assets	49,760	104,630	99,520	209,367
Bad debt expense	47,375	97,436	(160,392)	102,236
Total operating expenses	5,736,600	3,564,841	9,498,559	6,742,421

Operating loss from continuing operations	(711,919)	(2,303,753)	(491,185)	(4,626,904)

Other income (expense):
Interest income	-	3,329	12	6,763
Interest expense	(126,681)	(534,887)	(240,273)	(1,233,503)
Loss on settlement of debt	-	(20,121)	-	(20,121)
Change in fair value of warrant derivative liability	(159,294)	-	(232,061)	-
Loss on sale of available for sale securities	(36,349)	-	(36,349)	-
Total other income (expense)	(322,324)	(551,679)	(508,671)	(1,246,861)

Loss from continuing operations before equity investment	(1,034,243)	(2,855,432)	(999,856)	(5,873,765)

Equity in investee's loss, net of income taxes	-	(249,128)	-	(249,128)

Loss from continuing operations	(1,034,243)	(3,104,560)	(999,856)	(6,122,893)

Discontinued operations:
Loss from discontinued operations, net of income taxes	-	(218,187)	-	(935,173)
Loss on sale of discontinued operations, net of income taxes	-	(624,981)	(1,220)	(624,981)
Loss from discontinued operations, net	-	(843,168)	(1,220)	(1,560,154)

Net loss	$(1,034,243)	$(3,947,728)	$(1,001,076)	$(7,683,047)

Loss per share from continuing operations - basic and diluted	$(0.03)	$(0.09)	$(0.03)	$(0.17)
Loss per share from discontinued operations - basic and diluted	$-	$(0.02)	$-	$(0.04)
Net loss per share - basic and diluted	$(0.03)	$(0.11)	$(0.03)	$(0.21)

Weighted average number of common shares - basic and diluted	38,329,875	36,940,689	38,088,860	36,441,497

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
 (Unaudited)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders'
	Stock	Amount	Capital	Loss	Deficit	Equity
Balance, December 31, 2008	37,845,167	$37,846	$24,889,586	$(197,704)	$(15,258,506)	$9,471,222
Cumulative effect of change in accounting principle	-	-	(1,864,466)	-	1,444,452	(420,014)
Common stock issued to eliminate or modify price protection for warrants	705,000	704	507,793	-	-	508,497
Common stock and warrants issued under private placement, net of placement fees	2,500,000	2,500	2,254,500	-	-	2,257,000
Common stock issued to extend debt maturity date	10,000	10	11,990	-	-	12,000
Common stock issued in lieu of cash to pay accrued interest	11,055	11	13,255	-	-	13,266
Common stock issued for services rendered and to be rendered	150,000	150	185,850	-	-	186,000
Stock - based compensation	7,031	7	1,338,236	-	-	1,338,243
Unrealized loss on available for sale securities	-	-	-	(863,650)	-	(863,650)
Net loss	-	-	-	-	(1,001,076)	(1,001,076)
Balance, June 30, 2009	41,228,253	$41,228	$27,336,744	$(1,061,354)	$(14,815,130)	$11,501,488

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2009	June 30, 2008
Cash flows from operating activities:
Net loss	$(1,001,076)	$(7,683,047)
Add back loss from discontinued operations, net	1,220	1,560,154
Loss from continuing operations	(999,856)	(6,122,893)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation	1,353,743	976,553
Change in fair value of warrant derivative liability	232,061	-
Depreciation	147,364	106,223
Amortization of intangible assets	99,520	209,367
Loss on sale of available for sale securities	36,349	-
Amortization of debt issue costs	21,583	77,505
Amortization of debt discount	500	1,118,242
Equity method pick up from investment	-	249,128
Write off of deferred acquisition costs	-	96,954
Loss on settlement of debt	-	20,121
Provision for bad debts	(160,392)	102,236
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,968,432)	(136,399)
(Increase) decrease in prepaid expenses and other current assets	(107,523)	12,459
Increase in other assets	-	(38,665)
Increase in accounts payable	1,083,434	211,864
Increase in accrued expenses	292,816	53,989
Increase in accrued interest	1,346	85,791
Increase in deferred revenue	133,576	83
Increase in deferred rent	11,257	-
Net cash used in operating activities	(822,654)	(2,977,442)

Cash flows from investing activities:
Purchases of property and equipment	(73,883)	(177,991)
Proceeds from sales of property and equipment	-	13,000
Proceeds from sale of available for sale securities	21,429	-
Deferred acquisition costs	-	(10,619)
Net cash used in investing activities	(52,454)	(175,610)

Cash flows from financing activities:
Proceeds from common stock and warrants issued for cash	2,257,000	2,536,500
Proceeds from factor, net	1,574,859	-
Principal payments on notes payable	(100,000)	(2,750,000)
Principal payments on capital leases	(5,636)	(3,814)
Net cash provided by (used in) financing activities	3,726,223	(217,314)

Cash flows from discontinued operations:
Cash flows from operating activities	-	(1,251,172)
Cash flows from investing activities-acquisition	-	(1,605,921)
Cash flows from investing activities-divestiture	(250,000)	3,000,000
Net cash used in (provided by) discontinued operations	(250,000)	142,907

Net increase (decrease) in cash and cash equivalents	2,601,115	(3,227,459)

Cash and cash equivalents at beginning of period	183,871	3,675,483

Cash and cash equivalents at end of period	$2,784,986	$448,024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2009	June 30, 2008
Supplemental disclosure of cash flow information:
Interest paid	$192,267	$97,337
Income taxes paid	$-	$-

Non-cash investing and financing activities:
Unrealized loss on available for sale securities	$863,650	$-
Issuance of common stock to eliminate or modify price protection for warrants	$508,497	$-
Issuance of common stock for services to be rendered	$170,500	$-
Issuance of common stock to pay accrued interest payable	$13,266	$-
Issuance of common stock to extend debt maturity date	$12,000	$-
Issuance of common stock and warrants in business combination	$-	$5,746,442
Issuance of common stock and warrants in debt settlement	$-	$611,000
Issuance of common stock for services rendered and to be rendered	$-	$189,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

Note 1. Nature of Operations and Basis of Presentation

Overview

Outsiders Entertainment, Inc. was incorporated on March 4, 2002, under the laws of the State of Delaware. On August 28, 2007, the name was changed to Customer Acquisition Network Holdings, Inc.  On June 25, 2008, the name was changed to interCLICK, Inc. (the “Company”).

Customer Acquisition Network, Inc. (“CAN”) was formed in Delaware on June 14, 2007.

On August 28, 2007, Customer Acquisition Network Holdings, Inc. ("Holdings") entered into an Agreement and Plan of Merger and Reorganization (the “CAN Merger Agreement”) by and among Holdings, Customer Acquisition Network, Inc. ("CAN"), and CAN Acquisition Sub Inc., a newly formed, wholly-owned Delaware subsidiary of Holdings (“CAN Acquisition Sub”).  The merger transaction contemplated under the CAN Merger Agreement (the “CAN Merger”) was consummated on August 28, 2007, at which time CAN Acquisition Sub was merged with and into CAN, and CAN, as the surviving corporation, became a wholly-owned subsidiary of Holdings.

On August 31, 2007, the Company entered into and consummated an Agreement and Plan of Merger (the “Desktop Merger”), wherein the Company acquired 100% of Desktop Interactive, Inc. (“Desktop”), a privately held Delaware corporation engaged in the Internet advertising business.

On January 4, 2008, Holdings consummated an Agreement and Plan of Merger (the “Options Merger”), wherein Holdings formed, Options Acquisition Sub, Inc. (“Options Acquisition”), and Options Newsletter, Inc. (“Options Newsletter” or "Options") was merged with and into Options Acquisition, which was the surviving corporation and a wholly-owned subsidiary of Holdings.  On June 23, 2008, Options Acquisition was sold to Options Media Group Holdings, Inc. (“OPMG”).

Basis of Presentation

The interim condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly our results of operations and cash flows for the three and six months ended June 30, 2009 and 2008 and our financial position as of June 30, 2009 have been made.  The results of operations for such interim periods are not necessarily indicative of the operating results to be expected for the full year.

Certain information and disclosures normally included in the notes to the annual consolidated financial statements have been condensed or omitted from these interim consolidated financial statements.  Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 31, 2009.

Note 2. Liquidity

Although the Company has had historical net losses and net cash used in operations through June 30, 2009, the Company's revenues and gross margins have experienced positive trends and cash used in operations has decreased quarter over quarter in 2009.   In June 2009, the Company completed a private placement resulting in net proceeds of $2,257,000.  As a result, at June 30, 2009, the Company had cash of $2,784,986 and positive working capital of approximately $1,711,329.  The Company also has a factoring agreement (the unused amount under the Crestmark Commercial Capital Lending, LLC (“Crestmark”) line of credit was $1,374,421 at June 30, 2009) that allows the Company to convert accounts receivable quickly to cash.  For all of these reasons, the Company expects that it has sufficient cash and borrowing capacity to meet its working capital needs for at least the next twelve months.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

Note 3. Significant Accounting Policies

Use of Estimates

Our unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  These accounting principles require us to make certain estimates, judgments and assumptions.  We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made.  These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our unaudited condensed consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented.  Our unaudited condensed consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results.  In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application.  There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.  Significant estimates include the valuation of accounts receivable and allowance for doubtful accounts, purchase price fair value allocation for business combinations, estimates of depreciable lives and valuation of property and equipment, valuation and amortization periods of intangible assets and deferred costs, valuation of goodwill, valuation of discounts on debt, valuation of derivatives, valuation of capital stock, options and warrants granted for services or recorded as debt discounts, or other non-cash purposes including business combinations, the estimate of the valuation allowance on deferred tax assets and estimates of the tax effects of business combinations and sale of subsidiary, and estimates in equity investee’s losses.

Principals of Consolidation

The consolidated financial statements include the accounts of interCLICK, Inc. and its wholly-owned subsidiary and Options Acquisition through its sale date.  All significant inter-company balances and transactions have been eliminated in the consolidation.  As a result of the Options Divestiture, the results of Options Acquisition are reported as “Discontinued Operations”.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, notes payable, accounts payable and accrued expenses, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Fair Value

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position, “FSP FAS 157-2—Effective Date of FASB Statement No. 157” (“FSP 157-2”), which delays the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  Excluded from the scope of SFAS 157 are certain leasing transactions accounted for under SFAS No. 13, “Accounting for Leases.”  The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS 157.

Reclassifications

Certain amounts in the accompanying 2008 financial statements have been reclassified to conform to the 2009 presentation.

Discontinued Operations

On June 23, 2008, the Company completed the sale of its Options Acquisition subsidiary pursuant to an Agreement of Merger and Plan of Reorganization.  The amounts associated with the sale of this subsidiary are reported as discontinued operations in the accompanying unaudited condensed consolidated financial statements, in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”.  In addition, certain allocable corporate expenses pertaining to Options Acquisition are also included in discontinued operations.

Accounting for Derivatives

The Company evaluates its options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”) and EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as Other income (expense).  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.  Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

Cumulative Effect of Change in Accounting Principle

On January 1, 2009, the Company adopted EITF 07-5 and, as a result, determined that certain of its warrants previously issued contain round-down protection (price protection) and such instruments are not considered indexed to a company’s own stock because neither the occurrence of a sale of common stock by the Company at market nor the issuance of another equity-linked instrument with a lower strike price is an input to the fair value of a fixed-for-fixed option on equity shares.  Accordingly, the warrants with price protection qualify as derivatives and need to be separately accounted for as a liability under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities”.  In accordance with EITF 07-5, the cumulative effect of the change in accounting principle has been applied retrospectively and has been recognized as an adjustment to the opening balance of equity.  The cumulative-effect adjustment amounts recognized in the statement of financial position as a result of the initial adoption of this policy were determined based on the amounts that would have been recognized if the policy had been applied from the issuance date of the instrument.  As a result of the accounting change, the accumulated deficit as of January 1, 2009 decreased from $15,258,506, as originally reported, to $13,814,054 and additional paid-in capital decreased from $24,889,586, as originally reported, to $23,025,120.

Recently Issued Accounting Standards

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, which is effective for fiscal years ending after December 15, 2008, with earlier application not permitted by entities that has previously adopted an alternative accounting policy.  The adoption of EITF 07-5’s requirements will affect accounting for convertible instruments and warrants with provisions that protect holders from declines in the stock price (“round-down” provisions).  Warrants with such provisions will no longer be recorded in equity.  EITF 07-5 guidance is to be applied to outstanding instruments as of the beginning of the fiscal year in which the Issue is applied.  The cumulative effect of the change in accounting principle shall be recognized as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately.  The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of this Issue and the amounts recognized in the statement of financial position at initial application of this Issue.  The amounts recognized in the statement of financial position as a result of the initial application of this Issue shall be determined based on the amounts that would have been recognized if the guidance in this Issue had been applied from the issuance date of the instrument.  The Company implemented this standard on January 1, 2009.

Note 4. Notes Payable, Factor Agreement and Other Obligations

Notes Payable

Notes Payable consisted of the following at June 30, 2009 and December 31, 2008:

	June 30,	December 31,
	2009	2008

6% Senior secured promissory note payable - related party (due December 31, 2009)	$200,000	$400,000
6% Convertible note payable - related party	100,000	-
Less: Debt discount	(11,500)	-
Less: Current maturities	(288,500)	(400,000)
Amount due after one year	$-	$-

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

On June 5, 2009, the Company and the noteholder agreed to extend the maturity date for $100,000 of the notes payable from June 30, 2009 to December 31, 2009.  In exchange, this portion of the notes payable was converted to a 6% unsecured convertible note, convertible at the rate of $2.00 per share.  The modification of this debt instrument is substantial and, therefore under generally accepted accounting principles, the debt is deemed to be extinguished and replaced with new debt.  The conversion feature is the only consideration given to the noteholder for the maturity date extension.  As the conversion feature’s exercise price exceeded the quoted trade price of the underlying stock at the date of the modification, it did not have any intrinsic value.  Accordingly, the Company has not recorded any entries pertaining to the aforementioned replacement of the noteholder’s debt.

On June 22, 2009, the Company repaid $100,000 of the senior secured notes payable.  In addition, the Company and the noteholder agree to extend the maturity date for the remaining $200,000 of the notes payable from June 30, 2009 to December 31, 2009.  In exchange, the noteholder received 10,000 shares of the Company’s common stock having a fair value of $12,000, which is treated as debt discount and is being amortized over the remaining term of the debt.  Additionally, the Company issued 11,055 shares of common stock in lieu of cash as payment for $13,266 of accrued interest related to the notes payable.

Accrued interest related to above notes at June 30, 2009 and December 31, 2008 was $5,028 and 16,948, respectively.

Factor Agreement

On November 13, 2008, the Company entered into a revolving credit facility, in the form of an Accounts Receivable Financing Agreement (the “Agreement”), with Crestmark to finance certain eligible accounts receivable of the Company, as defined in the Agreement, up to a maximum credit line of $3.5 million (increased to $4.5 million on February 3, 2009 and to $5.5 million on April 30, 2009), which would represent gross factored accounts receivable less a 20% reserve holdback by Crestmark.  The Crestmark credit facility has an interest rate equal to prime plus 1.0% (overall interest rate of 4.25% at June 30, 2009) and is secured by all of the Company’s assets except property and equipment financed elsewhere and the Company’s investment in OPMG shares, which have been pledged to secure the GRQ Notes.  In addition, the Company pays 0.575% per 30 days on each invoice amount until the invoice is paid.  The Crestmark credit facility was for an initial term of six months expiring May 12, 2009 (extended on March 3, 2009 for one year to May 12, 2010) and renews automatically unless terminated by either party not less than 30 days and not more than 90 days prior to the next anniversary date.  The balance due on the Crestmark credit facility at June 30, 2009 was $4,125,579, which is net of the 20% reserve of $1,034,712 that is presented as Due from factor, a current asset.  The unused amount under the line of credit available to the Company at June 30, 2009 was $1,374,421.

The following is a summary of accounts receivable factored as well as factor fees incurred for the three and six months ended June 30, 2009:

	For the Three	For the Six
	Months Ended	Months Ended
	June 30, 2009	June 30, 2009

Accounts receivable factored	$9,134,370	$15,708,010

Factoring fees incurred	$150,625	$247,487

Note 5. Net Loss per Share

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period.  Diluted earnings per share are computed using the weighted average number of common and potentially dilutive securities outstanding during the period.  Potentially dilutive securities consist of the incremental common shares issuable upon exercise of stock options and warrants (using the treasury stock method) as well as nonvested common shares and convertible debt.  Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.  The potentially dilutive securities outstanding at June 30, 2009 and 2008 have not been included in the calculation of the net loss per share as such effect would have been anti-dilutive.  As a result, the basic and diluted loss per share amounts are identical for all periods presented.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

At June 30, 2009, there were options to purchase 8,107,500 shares of common stock, warrants to purchase 2,252,050 shares of common stock, 49,219 nonvested common shares and $100,000 of convertible debt which, if exercised or converted, may dilute future earnings per share.

Note 6. Stockholders’ Equity

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of $0.001 par value preferred stock of which none was issued and outstanding at June 30, 2009 and December 31, 2008.

Common Stock

The Company is authorized to issue up to 140,000,000 shares of $0.001 par value common stock of which 41,228,253 and 37,845,167 shares were issued and outstanding at June 30, 2009 and December 31, 2008, respectively.

During the period from May 18, 2009 through June 17, 2009, the Company entered into separate agreements with several of the investors that had purchased equity units in the Company during 2008.  These equity units had consisted of shares of common stock and warrants both of which contained price protection clauses.  As a result of these agreements, the Company issued 705,000 shares of its common stock in exchange for (i) the elimination of price protection on 1,300,000 shares of common stock, the elimination of price protection on 629,880 warrants, and (iii) the repricing of warrants to purchase 545,130 shares of the Company’s common stock at an exercise price of $2.50 per share to $1.40 per share.  Accordingly, the warrant derivative liability was valued at the date of the agreement relinquishing the price protection clauses and the difference was recorded to change in fair value of warrant derivative liability on the accompanying unaudited consolidated statement of operations.  Then, the pertinent portion of the warrant liability of $508,497 was reclassified to equity by an increase in common stock of $704 and an increase in additional paid-in capital of $507,793.

On June 1, 2009, the Company issued 150,000 shares of common stock to a consultant for services to be rendered over a 12-month period.  The shares have a fair value of $186,000, of which $15,500 was recognized as of June 30, 2009, and the remaining $170,500 remains deferred and is included in prepaid expenses and other current assets on the accompanying unaudited consolidated balance sheet.

On June 22, 2009, the Company issued 10,000 shares of common stock having a fair value of $12,000 in order to extend the maturity date for a portion of its notes payable (See Note 4).  Additionally, the Company issued 11,055 shares of common stock to settle $13,266 of accrued interest related to the notes payable (See Note 4).

On June 22, 2009, the Company closed a private placement whereby the Company sold to four investors (one of whom was a Co-Chairman of the Company’s Board of directors) (i) 2,500,000 shares of its common stock and (ii) three-year warrants to purchase 625,000 shares of its common stock at an exercise price of $1.40 per share for gross proceeds of $2,500,000, of which $243,000 and three-year warrants to purchase 225,000 shares of its common stock at an exercise price of $1.40 per share was paid in direct placement costs.  As part of the private placement, the Company agreed to file a registration statement within 60 days of closing and that said registration statement would be declared effective within 120 days of closing, subject to liquidated damages of 1% per month if the registration statement is not declared effective within the required time period for any reason.

Warrant Grants

On June 22, 2009, as part of a private placement, the Company issued three-year warrants to purchase 850,000 shares of its common stock exercisable at $1.40 per share (See above).

A summary of the Company’s warrant activity during the six months ended June 30, 2009 is presented below:

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Balance Outstanding, 12/31/08	1,402,050	$2.34
Granted	850,000	1.40
Exercised	-
Forfeited	-
Expired	-
Balance Outstanding, 06/30/09	2,252,050	$1.72	3.4	$-

Exercisable, 06/30/09	2,252,050	$1.72	3.4	$-

Certain of the Company’s warrants contain round-down protection (price protection), which caused the warrants to be treated as derivatives.  The fair value of the warrant derivative liability was $143,578 as of June 30, 2009 and has been recorded as a liability in the accompanying unaudited condensed consolidated balance sheet.  The $232,061 change in fair value (taking into consideration the cumulative effect of the change in accounting principle adopted on January 1, 2009) of the warrant derivative liability during the six months ended June 30, 2009 has been recorded in the accompanying unaudited condensed consolidated statement of operations as Other income (expense).

Stock Incentive Plan and Option Grants

On February 6, 2009, the Company increased the number of shares of common stock eligible for grant under the 2007 Incentive Stock and Award Plan (the “Plan”) from 1,000,000 to 1,225,000 common shares.  In addition, the 2007 Equity Incentive Plan shall be deemed fully used with 4,500,000 shares reserved and any remaining shares available for grant, including the new 225,000 shares, shall be under the Plan.  On June 5, 2009, the Company increased the number of shares of common stock eligible for grant under the Plan from 1,225,000 to 3,725,000 common shares.  On July 27, 2009, the Company increased the number of shares of common stock eligible for grant under the Plan from 3,725,000 to 4,225,000 shares of common stock (See Note 10).

On February 6, 2009, the Company granted 620,000 stock options (all of which were under the Plan) at an exercise price of $0.76 having an aggregate fair value of $384,400 all of which expire five years from the grant date.  Of the options granted, (i) 220,000 were issued to officers and vested immediately and (ii) 400,000 were issued to an employee and vest in equal increments over a four-year period each June 30 and December 31 commencing June 30, 2009, subject to continued employment by the Company.

During the three months ended June 30, 2009, the Company granted 2,667,500 stock options (of which 2,367,500 were under the Plan) at various exercise prices ranging from $1.20 to $1.30 having an aggregate fair value of $2,873,850 all of which expire five years from the grant date.  Of the options granted, (i) 1,200,000 were issued to officers and vest in equal increments quarterly over a four-year period commencing June 30, 2009, (ii) 300,000 were issued to a director and vest in equal increments quarterly over a four-year period commencing June 30, 2009 (iii) 1,167,500 were issued to employees of which 400,000 vest in equal increments quarterly over a four-year period commencing June 30, 2009 and 767,500 vest annually over a three-year period subject to continued employment by the Company.

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates.  The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to SFAS 123R requirements.  These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.  The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted during the six months ended June 30, 2009:

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

For the Six
Months Ended
Assumptions	June 30, 2009
Expected life (years)	5
Expected volatility	117.2% - 121.4%
Risk-free interest rate	1.89% - 2.86%
Dividend yield	0.00%

The expected volatility is based on historical volatility.  The expected term is based on the contractual term.  The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected life of the related option at the time of the grant.  Dividend yield is based on historical trends.  While the Company believes these estimates are reasonable, the compensation expense recorded would increase if the expected life was increased, a lower expected volatility was used, or if the expected dividend yield increased.

A summary of the Company’s stock option activity during the six months ended June 30, 2009 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Balance Outstanding, 12/31/08	5,075,954	$1.50
Granted	3,287,500	1.19
Exercised	-
Forfeited	(140,000)	1.31
Expired	(115,954)	1.00
Balance Outstanding, 06/30/09	8,107,500	$1.39	4.1	$830,900

Exercisable, 06/30/09	2,268,541	$1.30	3.6	$409,967

The weighted-average grant-date fair value of options granted during the six months ended June 30, 2009 was $0.99.

Nonvested Common Stock Grants

On February 27, 2009, the Company granted 56,250 shares of restricted common stock having a fair value of $56,250 (based on a quoted trading price of $1.00 per share) to an officer.  The shares were issued under the 2007 Incentive Stock and Award Plan and vest in equal increments over a four-year period each June 30 and December 31 commencing June 30, 2009, subject to continued employment by the Company.

		Weighted
		Average
		Grant Date
Nonvested Shares	Shares	Fair Value
Nonvested at December 31, 2008	-	$-
Granted	56,250	1.00
Vested	(7,031)	1.00
Forfeited	-	-
Nonvested at June 30, 2009	49,219	$1.00

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

As of June 30, 2009, there was $6,252,905 of total unrecognized compensation costs related to nonvested share-based compensation arrangements.  That cost is expected to be recognized over a weighted-average period of 1.5 years.

Note 7. Commitments and Contingencies

Settlement with Former Owner of Options Newsletter

As part of the Options Merger, the Company became obligated to pay up to an additional $1 million (the “Earn-Out”) if certain gross revenues are achieved for the one year period subsequent to the Options Merger payable 60 days after the end of each of the quarters starting with March 31, 2008.  On September 30, 2008, the Company entered into a settlement agreement with the former owner of Options Media to settle all amounts due under the $1 million Earn-Out and the January 4, 2008 employment agreement whereby the Company agreed to pay $600,000 upon execution of the settlement agreement and $500,000, payable in two equal installments on October 30, 2008 and January 15, 2009.  The $1,100,000 in payments was discounted to a net present value of $1,090,230 using a discount rate of 12%.  In addition, all stock options previously granted to the former owner of Options Media became fully vested immediately.  As of March 31, 2009, the Company had paid the entire balance of the payable and promissory note settlement liability.

Registration Rights

On June 22, 2009, the Company closed a $2,500,000 private placement (See Note 6).  As part of the offering, the Company is required to file a registration statement within 60 days of the closing date of June 22, 2009.  If the Company fails to file said registration statement by August 21, 2009 (60 days after closing), the Company is obligated to pay liquidated damages (in cash or common stock, at the Company’s option) equal to 1% per month of the total amount invested.  In addition, the registration statement must be declared effective within 120 days of closing.  If the registration statement is not declared effective by October 20, 2009 (120 days after closing), the Company is obligated to pay liquidated damages (in cash or common stock, at the Company’s option) equal to 1% per month of the total amount invested.  The liquidated damages will be suspended six months after the sale of the securities to each investor.  Rule 144 provides that as long as the Company files required reports on Form 10-Q and 10-K, the shares may be publicly sold six months after issuance.  The maximum potential consideration that the Company could be required to transfer under the registration payment arrangement is $150,000.  As of June 30, 2009, the Company concluded that it is not probable that the Company will have to remit any payments to the investors for failing to file a registration statement within 60 days or for failing to obtain an effective registration statement within 120 days.  Therefore, the Company has not accrued any liability pertaining to the contingent liability to pay liquidated damages under a registration payment arrangement stemming from the private placement that closed June 22, 2009.

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of June 30, 2009, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

Note 8. Concentrations

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable.  Cash and cash equivalents are deposited in the local currency in three financial institutions in the United States.  The balance, at any given time, may exceed Federal Deposit Insurance Corporation insurance limits of $250,000 per institution.  As of June 30, 2009 and 2008, there was approximately $3,156,000 and $730,000, respectively, in excess of insurable limits.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009
(Unaudited)

Concentration of Revenues and Accounts Receivable

For the three and six months ended June 30, 2009 and 2008, the Company had significant customers with individual percentage of total revenues equaling 10% or greater as follows:

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Customer 1	0.0%	0.0%	12.3%	0.0%
Customer 2	0.0%	14.8%	0.0%	11.9%
Customer 3	0.0%	9.1%	0.0%	15.4%
Totals	0.0%	23.9%	12.3%	27.3%

At June 30, 2009 and 2008, concentration of accounts receivable with significant customers representing 10% or greater of accounts receivable was as follows:

	June 30,	June 30,
	2009	2008
Customer 1	10.1%	0.0%
Customer 2	0.0%	16.2%
Totals	10.1%	16.2%

Note 9. Related Party Transactions

Included in revenues for the three and six months ended June 30, 2008 is approximately $2,000 and $43,000, respectively, of revenue from a related party affiliate which is controlled by one of our executive officers and directors who was one of the former owners of Desktop, the company we acquired on August 31, 2007.

On September 26, 2008, we sold senior secured promissory notes (the “GRQ Notes”) in the original aggregate principal amount of $1,300,000 to one of our Co-Chairman, of which $1,000,000 had been repaid as of June 30, 2009 (See Note 4).

Note 10. Subsequent Events

Subsequent events were evaluated through August 11, 2009, the date the financial statements were issued.

On July 27, 2009, the Company increased the number of shares of common stock eligible for grant under the Plan from 3,725,000 to 4,225,000 shares of common stock.

Subsequent to June 30, 2009 through July 10, 2009, the Company granted 327,500 stock options (of which 27,500 were under the Plan) at various exercise prices ranging from $1.18 to $1.24 having an aggregate fair value of $336,025 all of which expire five years from the grant date.  Of the options granted, (i) 300,000 were issued to a member on the advisory board and vest in equal increments quarterly over a four-year period commencing September 30, 2009 and (ii) 27,500 were issued to employees and vest annually over a three-year period subject to continued employment by the Company.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders' of:
interCLICK, Inc. (Formerly Customer Acquisition Network Holdings, Inc.)

We have audited the accompanying consolidated balance sheets of interCLICK, Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of interCLICK, Inc. and Subsidiary as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company reported a net loss of $12,025,539 and used cash in operating activities of $3,029,210 for the year ended December 31, 2008, and had a working capital deficiency and an accumulated deficit of $1,438,181 and $15,258,506, respectively, at December 31, 2008.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management's plans as to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 19, 2009

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

	December 31, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$183,871	$3,675,483
Accounts receivable, net of allowance of $425,000 and $150,000, respectively	7,120,311	3,390,302
Due from factor	637,705	-
Prepaid expenses and other current assets	94,164	55,750
Total current assets	8,036,051	7,121,535

Property and equipment, net	596,913	512,031
Intangible assets, net	610,113	1,028,621
Goodwill	7,909,571	7,909,571
Investment in available-for-sale marketable securities	1,650,000	-
Deferred debt issue costs, net of accumulated amortization of $6,667 and $13,932, respectively	33,333	77,505
Deferred acquisition costs	-	129,333
Other assets	191,664	66,937

Total assets	$19,027,645	$16,845,533

Liabilities and Stockholders’ Equity

Current liabilities:
Liability on transferred accounts receivable	$3,188,425	$-
Senior secured notes payable - related party	400,000	-
Payable and promissory note settlement liability	248,780	-
Senior secured notes payable, net of debt discount of $0 and $1,127,084, respectively	-	3,872,916
Accounts payable	5,288,807	2,499,604
Accrued expenses	310,685	1,046,719
Accrued interest	16,948	36,173
Obligations under capital leases, current portion	10,615	9,290
Deferred revenue	9,972	-
Total current liabilities	9,474,232	7,464,702

Obligations under capital leases, net of current portion	9,495	19,317
Deferred rent	72,696	-
Total liabilities	9,556,423	7,484,019

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.001 par value; 140,000,000 shares authorized, 37,845,167 and 34,979,667 issued and outstanding, respectively	37,846	34,980
Additional paid-in capital	24,889,586	12,737,982
Deferred consulting	-	(178,481)
Accumulated other comprehensive loss	(197,704)	-
Accumulated deficit	(15,258,506)	(3,232,967)
Total stockholders’ equity	9,471,222	9,361,514

Total liabilities and stockholders’ equity	$19,027,645	$16,845,533

The accompanying notes are an integral part of these consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 14, 2007 (INCEPTION) TO
DECEMBER 31, 2007

		For the period
	For the	from June 14, 2007
	Year Ended	(Inception) to
	December 31, 2008	December 31, 2007

Revenues	$22,452,333	$6,654,768
Cost of revenue	15,344,337	5,315,418
Gross profit	7,107,996	1,339,350

Operating expenses:
General and administrative (includes stock-based compensation of $1,941,191 and $954,167, respectively)	6,269,070	2,442,705
Sales and marketing	4,884,973	1,073,884
Technology support	1,061,182	748,968
Merger, acquisition, and divestiture costs	652,104	187,353
Amortization of intangible assets	418,508	302,062
Bad debt expense	414,737	116,055
Total operating expenses	13,700,574	4,871,027

Operating loss from continuing operations	(6,592,578)	(3,531,677)

Other income (expense):
Interest income	17,095	36,727
Loss on settlement of debt	(20,121)	-
Loss on sale of available-for-sale securities, net	(116,454)	-
Loss on disposal of fixed assets	(13,635)	-
Interest expense	(1,526,298)	(276,017)
Total other income (expense)	(1,659,413)	(239,290)

Loss from continuing operations before income taxes	(8,251,991)	(3,770,967)

Income tax benefit	1,687,305	538,000

Loss from continuing operations before equity investment	(6,564,686)	(3,232,967)

Equity in investee's loss, net of income taxes	(653,231)	-

Loss from continuing operations	(7,217,917)	(3,232,967)

Discontinued operations:
Loss from discontinued operations, net of income tax benefit of $1,016,292 (includes stock-based compensation of $1,121,818)	(1,235,940)	-
Loss on sale of discontinued operations, net of income tax provision of $2,439,597	(3,571,682)	-
Loss from discontinued operations, net	(4,807,622)	-

Net loss	(12,025,539)	(3,232,967)

Other comprehensive loss:
Unrealized loss on available-for-sale securities	(197,704)	-
Total other comprehensive loss	(197,704)	-

Comprehensive loss	$(12,223,243)	$(3,232,967)

Loss per share from continuing operations - basic and diluted	$(0.19)	$(0.12)
Loss per share from discontinued operations - basic and diluted	$(0.13)	$-
Net loss per share - basic and diluted	$(0.32)	$(0.12)

Weighted average shares outstanding - basic and diluted	37,137,877	28,025,035

The accompanying notes are an integral part of these consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 14, 2007 (INCEPTION) TO DECEMBER 31, 2007

					Accumulated
			Additional		Other		Total
	Common Stock		Paid-In	Deferred	Comprehensive	Accumulated	Stockholders'
	Stock	Amount	Capital	Consulting	Loss	Deficit	Equity
Balance, June 14, 2007 (Inception)	-	$-	$-	$-	$-	$-	$-

Issuance of common stock to founders and officers	16,600,000	16,600	-	-	-	-	16,600

Recapitalization and split-off	6,575,000	6,575	(6,575)	-	-	-	-

Common stock and warrants issued for cash, net of offering costs of $139,453	7,138,000	7,138	6,991,409	-	-	-	6,998,547

Issuance of common stock in connection with Desktop Interactive, Inc. merger	3,500,000	3,500	3,496,500	-	-	-	3,500,000

Conversion of convertible notes to common stock	500,000	500	249,500	-	-	-	250,000

Warrants granted for professional services	-	-	861,722	(861,722)	-	-	-

Issuance of common stock in connection with settlement of certain liabilities	66,667	67	66,600	-	-	-	66,667

Exercise of warrants	600,000	600	5,400	-	-	-	6,000

Stock options expense	-	-	270,926	-	-	-	270,926

Issuance of common stock in connection with issuance of notes payable	-	-	802,500	-	-	-	802,500

Amortization of deferred consulting - warrants	-	-	-	683,241	-	-	683,241

Net loss, June 14, 2007 (Inception) to December 31, 2007	-	-	-	-	-	(3,232,967)	(3,232,967)

Balance, December 31, 2007	34,979,667	34,980	12,737,982	(178,481)	-	(3,232,967)	9,361,514

Issuance of Common Stock in connection with Options Media Group merger	1,000,000	1,000	5,716,273	-	-	-	5,717,273

Issuance of Warrant in connection with Options Media Group merger	-	-	29,169	-	-	-	29,169

Common stock and warrants issued for cash, net of offering costs of $87,500	1,425,000	1,425	2,911,075	-	-	-	2,912,500

Common stock and warrants issued per price protection clause	75,000	75	(75)	-	-	-	-

Common stock and warrants issued to settle debt	305,500	306	610,694	-	-	-	611,000

Common stock issued for services	60,000	60	188,940	-	-	-	189,000

Amortization of deferred consulting - warrants	-	-	-	178,481	-	-	178,481

Stock options expense	-	-	2,695,528	-	-	-	2,695,528

Unrealized loss on marketable securities	-	-	-	-	(197,704)	-	(197,704)

Net loss, 2008	-	-	-	-	-	(12,025,539)	(12,025,539)

Balance, December 31, 2008	37,845,167	$37,846	$24,889,586	$-	$(197,704)	$(15,258,506)	$9,471,222

The accompanying notes are an integral part of these consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 14, 2007 (INCEPTION) TO DECEMBER 31, 2007

		For the period
	For the	from June 14, 2007
	Year Ended	(Inception) to
	December 31, 2008	December 31, 2007
Cash flows from operating activities:
Net loss	$(12,025,539)	$(3,232,967)
Add back loss from discontinued operations, net	4,807,622	-
Loss from continuing operations	(7,217,917)	(3,232,967)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation	2,695,528	954,167
Amortization of debt discount	1,239,061	225,416
Equity method pick up from investment	653,231	-
Amortization of intangible assets	418,508	301,379
Provision for bad debts	414,737	116,055
Depreciation	245,489	44,896
Common stock issued for services	189,000	-
Amortization of deferred consulting	178,481	-
Loss on sales of investment in marketable securities	116,454	-
Write off of deferred acquisition costs	96,954	-
Amortization of debt issue costs	44,172	13,932
Loss on settlement of debt	20,121	-
Loss on disposal of property and equipment	13,635	-
Changes in operating assets and liabilities:
Increase in accounts receivable	(4,144,746)	(1,785,866)
Increase in prepaid expenses and other current assets	(38,414)	(55,750)
Increase in other assets	(124,727)	(31,064)
Increase in accounts payable	2,843,814	955,235
(Decrease) increase in accrued expenses	(736,034)	219,163
(Decrease) increase in accrued interest	(19,225)	36,173
Increase in deferred revenue	9,972	-
Increase in deferred rent	72,696	-
Net cash used in operating activities	(3,029,210)	(2,239,231)

Cash flows from investing activities:
Purchases of property and equipment	(357,006)	(464,371)
Proceeds from sales of property and equipment	13,000	-
Acquisition of business, net of cash acquired	-	(5,120,540)
Proceeds from sales of investment in marketable securities	1,078,000	-
Deferred acquisition costs	(10,619)	(129,333)
Net cash provided by (used in) investing activities	723,375	(5,714,244)

Cash flows from financing activities:
Proceeds from issuance of notes payable	1,300,000	4,450,000
Principal payments on notes payable	(5,423,573)	-
Proceeds from common stock and warrants issued for cash	2,912,500	6,998,547
Proceeds from factor, net	2,550,720	-
Debt issue costs	-	(91,438)
Proceeds from convertible promissory notes	-	250,000
Proceeds from issuance of common stock to founders	-	16,600
Proceeds from exercise of warrants	-	6,000
Principal payments on capital leases	(8,497)	(751)
Net cash provided by financing activities	1,331,150	11,628,958

Cash flows from discontinued operations:
Cash flows from operating activities	(1,933,382)	-
Cash flows from investing activities-acquisition	(1,885,624)	-
Cash flows from investing activities-divestiture	1,302,079	-
Net cash used in discontinued operations	(2,516,927)	-

Net (decrease) increase in cash and cash equivalents	(3,491,612)	3,675,483

Cash and cash equivalents at beginning of period	3,675,483	-

Cash and cash equivalents at end of period	$183,871	$3,675,483

The accompanying notes are an integral part of these consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 14, 2007 (INCEPTION) TO DECEMBER 31, 2007

		For the period
	For the	from June 14, 2007
	Year Ended	(Inception) to
	December 31, 2008	December 31, 2007
Supplemental disclosure of cash flow information:
Interest paid	$261,796	$-
Income taxes paid	$-	$-

Non-cash investing and financing activities:
Issuance of common stock and warrants in business combination	$5,746,442	$3,500,000
Issuance of common stock and warrants in debt settlement	$611,000	$-
Unrealized loss on available-for-sale securities	$197,704	$-
Issuance of common stock for deferred services rendered	$189,000	$-
Issuance of shares of investment in marketable securities to settle accounts payable	$54,611	$-
Issuance of common stock in connection with issuance of senior secured notes payable	$-	$802,500
Conversion of convertible notes	$-	$250,000
Common stock issued in settlement of accounts payable	$-	$66,667
Capital lease obligation and related equipment	$-	$29,358

The accompanying notes are an integral part of these consolidated financial statements.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 1. Nature of Operations

Overview

Customer Acquisition Network, Inc. was formed in Delaware on June 14, 2007.

Outsiders Entertainment, Inc. was incorporated on March 4, 2002, under the laws of the State of Delaware. On August 28, 2007, the name was changed to Customer Acquisition Network Holdings, Inc.  On June 25, 2008, the name was changed to interCLICK, Inc.

On August 28, 2007, Customer Acquisition Network Holdings, Inc. ("Holdings") entered into an Agreement and Plan of Merger and Reorganization (the “CAN Merger Agreement”) by and among Holdings, Customer Acquisition Network, Inc. ("CAN"), and CAN Acquisition Sub Inc., a newly formed, wholly-owned Delaware subsidiary of Holdings (“CAN Acquisition Sub”). The merger transaction contemplated under the CAN Merger Agreement (the “CAN Merger”) was consummated on August 28, 2007, at which time CAN Acquisition Sub was merged with and into CAN, and CAN, as the surviving corporation, became a wholly-owned subsidiary of Holdings.

Merger with Customer Acquisition Network Holdings, Inc.

On August 28, 2007, Holdings entered into the CAN Merger Agreement by and among Holdings, CAN and CAN Acquisition Sub. Upon closing of the CAN Merger, CAN Acquisition Sub merged with and into CAN, and CAN, as the surviving corporation, became a wholly-owned subsidiary of Holdings. Prior to the CAN Merger, Holdings’ name was changed to Customer Acquisition Network Holdings, Inc. and Holdings effected a 10.9583333333 -for-1 forward stock split of its common stock (the “Stock Split”). All share and per share data in the accompanying consolidated financial statements have been adjusted retroactively for the effect of the recapitalization and subsequent stock split.

At the closing of the CAN Merger, each share of CAN's common stock issued and outstanding, 24,238,000 immediately prior to the closing of the CAN Merger, was converted into the right to receive one share of Holdings’ common stock. In addition, pursuant to the CAN Merger Agreement and under the terms of an attendant Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, Holdings transferred all of its pre- CAN Merger assets and liabilities to its newly formed wholly owned subsidiary, Outsiders Entertainment Holdings, Inc. (“Splitco”). Subsequently, Holdings transferred all of its outstanding capital stock of Splitco to a major stockholder of Holdings in exchange for cancellation of all shares of Holdings’ common stock held by such shareholder (the “Split-off”). The remaining shares outstanding (6,575,000, excluding the Holdings shares issued to CAN’s shareholders as a result of the CAN Merger), represented the surviving “Public Float” shares.

Recapitalization

Prior to the closing of the CAN Merger, Holdings had limited operations and net assets. At the same time, CAN had significantly more capital than Holdings and had commenced certain publishing/advertising operations. In addition, as discussed above, after the closing of the CAN Merger, Holdings consummated the Desktop Merger and effected the Split-off. As a result of these facts and the former shareholders of CAN obtaining voting and management control of the combined entity, the CAN Merger is considered and accounted for as a recapitalization of CAN, with CAN being considered as the acquirer and Holdings the acquiree for accounting purposes. Accordingly, the Company’s financial statements for periods prior to the CAN Merger become those of the accounting acquirer, retroactively restated for the equivalent number of shares received in the CAN Merger. Operations prior to the CAN Merger are those of CAN and earnings per share for the period prior to the CAN Merger are restated to reflect the equivalent number of shares outstanding.

On a recapitalized basis, as of December 31, 2007, upon the closing of the CAN Merger and reflecting the effects of the Split off, Desktop Acquisition and other issuances of shares, there were 34,979,667 total shares outstanding as of December 31, 2007 of which 6,575,000 shares represent the Public Float (See Note 11).

Merger with Desktop Interactive, Inc.

On August 31, 2007, Holdings entered into and consummated an Agreement and Plan of Merger (the “Desktop Merger”), wherein Holdings acquired 100% of Desktop Interactive, Inc. (“Desktop”), a privately held Delaware corporation engaged in the internet advertising business. The initial merger consideration (the “Merger Consideration”) consisted of $4.0 million in cash and 3.5 million shares of Holdings’ stock valued at $1 per share, for a total initial purchase price of $7.5 million. In addition, Holdings also incurred legal and other fees associated with the Desktop Merger of approximately $359,799, agreed to pay a past service bonus of $200,000 and subsequently paid an earn-out payment of $643,000, for a total purchase price of $8,702,799.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

During the period from the issue date to the effective date of a resale registration statement which includes such shares or until a date the sellers are able to dispose of such shares without restriction and pursuant to the termination of a lock-up period (discussed below) if the parent sells or grants any option to purchase or sells or grants any right to reprice common stock or common stock equivalents at a price below $1.00 the Company shall issue additional shares to the seller as anti-dilution protection to ensure the value of such total stock based consideration value at $3,500,000.

The shares of Holdings’ stock issued in conjunction with the Desktop Merger were subject to a 12-month lockup beginning August 31, 2007. The 3,500,000 shares also contain registration rights whereby the Company shall register the shares on or before the 24-month anniversary of the closing date or August 31, 2009 (effectiveness deadline) and maintain effectiveness until all stock is sold under the registration statement or Rule 144. Upon a default of effectiveness or maintenance of effectiveness as further defined in the shareholder rights letter the Company shall pay liquidated damages of $0.79 per 1,000 shares held per day for the first 30 days and thereafter at a rate of $1.32 per 1,000 shares held per day for each subsequent 30 day period until such default is cured.

In addition to the initial merger consideration, Holdings was obligated to pay an additional $1 million (the “Earn Out”) because Desktop achieved certain revenue and gross margins, as defined, in the 90 day period subsequent to closing the Desktop Merger. In addition, if Desktop achieved other certain revenues, as defined, the Earn Out was subject to acceleration.

Pursuant to the terms of the Desktop Merger, on October 5, 2007, $643,000 was paid as part of the Desktop earn-out and the purchase price and goodwill was adjusted for purposes of applying purchase accounting under Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”.

Holdings has accounted for the acquisition utilizing the purchase method of accounting in accordance with SFAS 141. The results of operations of Desktop Interactive, Inc. is included in the consolidated results of operations of the Company beginning on September 1, 2007. The net purchase price, including acquisition costs paid, was allocated to the fair value of assets acquired and liabilities assumed as follows:

Current assets (including cash of $82,260)	$1,802,751
Property and equipment	63,197
Other assets	35,873
Goodwill	7,909,571
Other intangibles	1,330,000
Liabilities assumed	(1,882,593)
Deferred tax liability	(556,000)
Net purchase price	$8,702,799

Prior to its acquisition, the Company’s strategic evaluation of Desktop centered on Desktop’s publisher relationships and its achievable reach, otherwise referred to as scale. Reach is defined in terms of the percentage of the domestic online population that can be reached through advertisements served by Desktop. At December 31, 2007, as indicated by ComScore, the industry standard on which an ad network’s reach in terms of advertising impressions delivered is measured, Desktop ranked eleventh nationally with a 47% reach. This level of reach/scale is critical to Desktop’s ability to attract, retain and increase its advertising customer base and was the basis for recognizing $7,909,571, in goodwill as of December 31, 2007.

Intangible assets acquired include Customer Relationships valued at $540,000, Developed Technology valued at $790,000, and a domain name at $683, which is included in other assets in the above allocation.

Goodwill is expected not to be deductible for income tax purposes.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Unaudited pro forma results of operations data as if the Desktop Merger had occurred as of January 1, 2007 are as follows:

Holdings and Desktop
For the year ended
December 31, 2007
Pro forma revenues	$11,896,788
Pro forma (loss) income from operations	$(3,671,555)
Pro forma net loss	$(3,133,555)
Pro forma loss per share	$(.012)
Pro forma diluted loss per share	$(.012)

After the CAN Merger, Holdings succeeded to the business of CAN as its sole line of business. Desktop owned and operated an Internet advertising network serving Internet advertising to website publishers including proprietary ad serving technology operated under the name “Interclick.” After the Desktop Merger, we also continued to operate the Desktop business.

Unless the context requires otherwise, references to the "Company," "CAN," "we," "our" and "us" for periods prior to the closing of our reverse merger on August 28, 2007, refer to Customer Acquisition Network, Inc., a private Delaware corporation that is now our wholly-owned subsidiary, and references to the "Company," “Holdings”, “interCLICK”, "we," "our" and "us" for periods subsequent to the closing of the reverse merger on August 28, 2007, refer to interCLICK, Inc. (formerly Customer Acquisition Network Holdings, Inc.), a publicly traded company, and its subsidiaries, Customer Acquisition Network, Inc., Desktop Interactive, Inc. and Options Acquisition Sub, Inc. (which ceased being a consolidated subsidiary on June 23, 2008 and was treated as discontinued operations thereafter).

The Company was previously presented as a development stage company. Upon its acquisition of Desktop on August 31, 2007, the Company exited the development stage.

Merger with Options Media

On January 4, 2008, Holdings consummated an Agreement and Plan of Merger (the “Options Merger”), wherein Holdings formed, Options Acquisition Sub, Inc. (“Options Acquisition”), and Options Newsletter, Inc. (“Options Newsletter” or "Options") was merged with and into Options Acquisition, which was the surviving corporation and a wholly-owned subsidiary of Holdings.  On June 23, 2008, Options Acquisition was sold to Options Media Group Holdings, Inc.

Options Newsletter, a privately-held Delaware corporation, now known as Options Media, began selling advertising space within free electronic newsletters that Options Newsletter published and emailed to subscribers. Options Newsletter also generated leads for customers by emailing its customers’ advertisements to various email addresses from within the Options Newsletter database. Options Newsletter was also an email service provider (“ESP”) and offered customers an email delivery platform to create, send and track email campaigns. During the period from January 4, 2008 to June 23, 2008 (date of disposition), the majority of Options Acquisition’s revenue was derived from being an ESP, but Options Acquisition continued to publish newsletters as well as email customer advertisements on a cost per lead generated basis.

The initial merger consideration with respect to the Options Merger (the “Options Merger Consideration”) included $1.5 million in cash of which $150,000 was held in escrow pending passage of deferred representation and warranty time period and 1.0 million shares of Holdings’ stock valued at $5.72 per share (applying EITF 99-12 “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination”). The total initial purchase price was $7,395,362 and included cash of $1,500,000, 1,000,000 shares of common stock valued at $5,717,273, legal fees of $73,920, valuation service fees of $25,000, brokers’ fees of $50,000 and 10,000 warrants valued at $29,169 with an exercise price of $5.57 per share.

The shares of Holdings’ stock issued in conjunction with the Options Merger are subject to a 12-month lockup.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

In addition to the initial merger consideration, Holdings was obligated to pay an additional $1 million (the “Earn- Out”) if certain gross revenues were achieved for the one year period subsequent to the Options Merger payable 60 days after the end of each of the quarters starting with March 31, 2008. For the quarters ended March 31, 2008 and June 30, 2008, the Company incurred $279,703 and $221,743, respectively, in Earn-Out.  On September 30, 2008, the Company entered into a settlement agreement with the seller whereby the Company agreed to pay the remaining $498,554 of Earn-Out (See Note 12 “Settlement with Former Owner of Options Newsletter”).  The $1,000,000 Earn-Out has increased the purchase price and been included as an adjustment to goodwill in the purchase price allocation below.

Holdings has accounted for the acquisition utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”. The results of operations of Options Acquisition were included in the consolidated results of operations of the Company beginning on January 1, 2008. The operations from January 1, 2008 to January 4, 2008 were not material. The net purchase price, including acquisition costs paid, and adjusted for the total Earn-Out to be paid as part of the September 30, 2008 settlement with the seller, was allocated to assets acquired and liabilities assumed as follows:

Current assets (including cash of $41,424)	$58,153
Property and equipment	112,289
Other assets (Software)	67,220
Goodwill (adjusted for Earn Out)	8,020,450
Other Intangibles	660,000
Liabilities assumed	(258,750)
Deferred tax liability	(264,000)
Net purchase price	$8,395,362

Intangible assets acquired include customer relationships valued at $610,000 and $50,000 for a covenant not to compete.

Goodwill is expected not to be deductible for income tax purposes.

Unaudited pro forma results of operations data as if the Desktop Merger and Options Merger had occurred as of January 1, 2007 are as follows:

	Holdings and Desktop	Options Media	Holdings
	For the year ended December 31, 2007	For the year ended December 31, 2007	For the year ended December 31, 2007
Pro forma revenues	$11,896,788	$1,819,060	$13,715,848
Pro forma (loss) income from operations	$(3,671,555)	$353,323	$(3,318,232)
Pro forma net loss	$(3,133,555)	$(36,677)	$(3,170,232)
Pro forma loss per share	$(0.12)	$(0.001)	$(0.013)
Pro forma diluted loss per share	$(0.12)	$(0.001)	$(0.013)

In connection with the purchase of Options, the Company executed a three-year employment agreement with the former owner of Options to pay him $250,000 per year plus 300,000 options which cliff vest 1/3 at the end of each of three years and are exercisable at $1.00 per share.  On September 30, 2008, the Company entered into a settlement agreement with the seller whereby all 300,000 stock options became fully vested immediately and exercisable as follows: 100,000 stock options shall be exercisable as of January 15, 2009 and 200,000 stock options shall be exercisable as of September 30, 2009 (See Note 12 “Settlement with Former Owner of Options Newsletter”).  Accordingly, the remaining unrecognized portion of the fair value of the stock options of $962,829 was recognized and included in loss from discontinued operations as of September 30, 2008.

Divestiture of Options Media

On June 23, 2008, Holdings, as the sole stockholder of Options Acquisition entered into an Agreement of Merger and Plan of Reorganization (the “Options Divestiture”) by and among, Options Media Group Holdings, Inc. (“OPMG”), Options Acquisition and Options Acquisition Corp., a newly formed, wholly owned Delaware subsidiary of OPMG.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

At the closing of the Options Divestiture on June 23, 2008, the Company, as Options Acquisition’s sole stockholder, received (i) 12,500,000 shares of OPMG’s common stock (the “OPMG Stock”), (ii) $3,000,000 in cash and (iii) a $1,000,000 senior secured promissory note receivable from OPMG (the “Note”).  The OPMG Stock was valued at $3,750,000 using a price of $0.30 per share, which was based on a private placement for OPMG shares that was occurring at the same time of the Options Divestiture.  The Note bears interest of 10%, was due December 23, 2008, and was secured by a first priority security interest in OPMG and its active subsidiaries’ assets.  On July 18, 2008, OPMG satisfied in full its obligations under the $1,000,000 senior secured promissory note issued to the Company in connection with the Options Divestiture.  As a result, the Company received $1,006,164, which includes accrued interest.

The loss from the Options Divestiture is included in loss on sale of discontinued operations and is calculated as follows:

Consideration received for sale:
Cash consideration	$3,000,000
Note receivable	1,000,000
12.5 million shares of OPMG	3,750,000
Total consideration received	7,750,000

Less: net book value of subsidiary sold:
Original purchase price (including Earn Out payments due)	8,395,362
Asset contributed to Options Acquisition	350,000
Advances to Options Acquisition	402,190
Corporate allocation to Options Acquisition	661,156
Equity method pick up from 1/1/08 to 6/23/08	(935,173)
Interest expense on payable and promissory note settlement liability from 9/30/08 to 12/31/08	8,550
Net book value of subsidiary sold, June 23, 2008	8,882,085

Loss on sale of discontinued operations before income taxes	(1,132,085)

Income tax provision	(2,439,597)

Loss on sale of discontinued operations, net of income taxes	$(3,571,682)

Regarding the net book value of the subsidiary sold, the asset contributed to Options Acquisition in the above table consisted of an inventory of qualified data for use by the Company in email advertising purchased from a customer for $350,000 and contributed to Options.

As a result of the Options Divestiture and the cash proceeds received by the Company, the Company paid down $2,750,000 of the balance on that certain promissory note dated November 15, 2007 (the “Longview Note”), among the Company, CAN, Desktop (the “Subsidiaries”) and Longview Marquis Master Fund, L.P., (“Longview”). The remaining balance of the Longview Note as of June 23, 2008 (giving effect to the increase in principal described under the “Amendment Agreement” below) was $1,773,573. The Company also pledged the OPMG Stock to Longview, in order to secure the remaining balance of the Longview Note (See Note 8).

On September 30, 2008, the Company entered into a settlement agreement with the former owner of Options Media to settle all amounts due under the $1 million Earn-Out and the January 4, 2008 employment agreement whereby the Company agreed to pay $600,000 upon execution of the settlement agreement and $500,000, payable in two equal installments on October 30, 2008 and January 15, 2009.  The $1,100,000 in payments has been discounted to a net present value of $1,090,230 using a discount rate of 12%.  In addition, all stock options previously granted to the former owner of Options Media became fully vested immediately.  As a result of the settlement, the additional loss from discontinued operations was $1,053,059 and the additional loss on sale of discontinued operations was $507,104 for the year ended December 31, 2008.  As of December 31, 2008, the balance of the payable and promissory note settlement liability was $248,780.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 2. Going Concern

As reflected in the accompanying consolidated financial statements for the year ended December 31, 2008, the Company had a net loss of $12,025,539 and $3,029,210 of net cash used in operations. At December 31, 2008, the Company had a working capital deficiency of $1,438,181, which includes $400,000 of senior secured notes payable maturing June 30, 2009. Additionally at December 31, 2008, the Company had an accumulated deficit of $15,258,506. These matters and the Company’s expected needs for capital investments required to support operational growth and maturing debt raise substantial doubt about its ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from its inability to continue as a going concern.

Since inception, the Company has financed its working capital and capital expenditure requirements primarily from the issuance of short term debt securities and sales of common stock as well as sales of online advertising services.  In addition, the Company is pursuing the refinancing of its maturing debt and/or extending the maturity of such debt beyond June 30, 2009.

On November 13, 2008, the Company entered into a revolving credit facility, in the form of an Accounts Receivable Financing Agreement (the “Agreement”), with Crestmark Commercial Capital Lending, LLC (“Crestmark”) to finance certain eligible accounts receivable of the Company, as defined in the Agreement, up to a maximum credit line of $3.5 million, which would represent gross factored accounts receivable less a 20% reserve holdback by Crestmark.  The Crestmark credit facility has an interest rate equal to prime plus 1.0% (overall interest rate of 4.25% at December 31, 2008) and is secured by all of the Company’s assets except property and equipment financed elsewhere and the Company’s investment in OPMG shares, which have been pledged to secure the GRQ Notes (See Note 8).  In addition, the Company pays 0.575% per 30 days on each invoice amount until the invoice is paid.  The Crestmark credit facility is for an initial term of six months and renews automatically unless terminated by either party not less than 30 days and not more than 90 days prior to the next anniversary date.  The balance due on the Crestmark credit facility at December 31, 2008 was $2,550,720, which is net of the 20% reserve of $637,705 that is presented as Due from factor, a current asset.  The unused amount under the line of credit available to the Company at December 31, 2008 was $949,280.  In February 2009, the Crestmark credit facility was increased to a maximum credit line of $4.5 million and in March 2009, the expiration date of the Crestmark credit facility was extended by one year to May 12, 2010 (See Note 15).

While we have heavily invested in the operations and proprietary technology platform of our online advertising network and will continue to invest in our online advertising network, we believe that based on our current cash and working capital position, our current and projected operations and our assessment of how potential equity and/or debt investors have viewed, and will continue to view us, and the expected growth in our business, we will be able to obtain the required capital and cash flows from operations to execute our business plan successfully and continue operations through December 31, 2009, however, there can be no assurances.

Our business plan is based on our ability to generate future revenues from the sale of advertising as well as the obtaining of adequate capital to support our growth and operating activities. However, the time required for us to become profitable from operations is uncertain, and we cannot assure investors that we will achieve or sustain operating profitability or generate sufficient cash flow and obtain the necessary capital to meet our planned capital expenditures, working capital and debt service requirements.

We believe that actions being taken by management as discussed above provide the opportunity to allow us to continue as a going concern.

Note 3. Significant Accounting Policies

Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. Significant estimates include the valuation of accounts receivable and allowance for doubtful accounts, purchase price fair value allocation for business combinations, estimates of depreciable lives and valuation on property and equipment, valuation and amortization periods of intangible assets and deferred costs, valuation of goodwill, valuation of discounts on debt, valuation of capital stock, options and warrants granted for services or recorded as debt discounts, or other non-cash purposes including business combinations, the estimate of the valuation allowance on deferred tax assets and estimates of the tax effects of business combinations and sale of subsidiary, and estimates in equity investee’s losses.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Principals of Consolidation

The consolidated financial statements include the accounts of interCLICK, Inc. (formerly Customer Acquisition Network Holdings, Inc.) and its wholly-owned subsidiary and prior subsidiary through its sale date. All significant inter-company balances and transactions have been eliminated in the consolidation.  As a result of the Options Divestiture, the results of Options Acquisition are reported as “Discontinued Operations”.

Business Combinations

The Company accounts for its acquisitions utilizing the purchase method of accounting. Under the purchase method of accounting, the total consideration paid is allocated to the underlying assets and liabilities, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of certain acquired assets and liabilities, identifiable intangible assets in particular, is subjective in nature and often involves the use of significant estimates and assumptions including, but not limited to: estimates of revenue growth rates, determination of appropriate discount rates, estimates of advertiser and publisher turnover rates, and estimates of terminal values. These assumptions are generally made based on available historical information. Definite-lived identifiable intangible assets are amortized on a straight-line basis, as this basis approximates the expected cash flows from the Company’s existing definite-lived identifiable intangible assets.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2008.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

Trade accounts receivables are stated at gross invoice amounts less an allowance for doubtful accounts receivable.

Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential bad debts.

The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations, such as bankruptcy proceedings and receivable amounts outstanding for an extended period beyond contractual terms. In these cases, the Company uses assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance.  The Company may also record a general allowance as necessary.

Direct write-offs are taken in the period when the Company has exhausted its efforts to collect overdue and unpaid receivables or otherwise evaluates other circumstances that indicate that the Company should abandon such efforts.

Advertising

The Company conducts advertising for the promotion of its products and services.  In accordance with SOP 93-7, advertising costs are charged to operations when incurred; such amounts aggregated $107,163 in 2008 and $9,470 in 2007.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is provided for on a straight-line basis over the estimated useful lives of the assets per the following table.  Expenditures for additions and improvements are capitalized while repairs and maintenance are expensed as incurred.

Category	Depreciation Term
Computer equipment	3 years
Software	3 years
Furniture and fixtures	3-5 years
Office equipment	3-5 years
Capitalized leases	5 years

Intangible Assets

The Company records the purchase of intangible assets not purchased in a business combination in accordance with SFAS 142 “Goodwill and Other Intangible Assets” and records intangible assets acquired in a business combination in accordance with SFAS 141 “Business Combinations”.

Customer relationships are amortized based upon the estimated percentage of annual or period projected cash flows generated by such relationships, to the total cash flows generated over the estimated three year life of the Customer relationships. Accordingly, this results in an accelerated amortization in which the majority of costs is amortized during the two-year period following the acquisition date of the intangible.  Developed technology is being amortized on a straight-line basis over five years.  The domain name is being amortized over its remaining life at acquisition date of six months.

Goodwill

The Company tests goodwill for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Accordingly, goodwill is tested for impairment at least annually at the reporting unit level or whenever events or circumstances indicate that goodwill might be impaired. The Company has determined its reporting units based on the guidance in SFAS No. 142 and Emerging Issues Task Force (“EITF”) Issue D-101, “Clarification of Reporting Unit Guidance in Paragraph 30 of FASB Statement No. 142.” As of December 31, 2008, the Company’s reporting units consisted of interCLICK and Desktop. The Company has elected to test for goodwill impairment annually.  We completed our annual goodwill impairment test as of December 31, 2008 and determined that no adjustment to the carrying value of goodwill was required.

Investment in Available-For-Sale Marketable Securities

The Company invests in various marketable equity instruments and accounts for such investments in accordance with SFAS 115. Trading securities that the Company may hold are treated in accordance with SFAS 115 with any unrealized gains and losses included in earnings.  Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Investments classified as held-to-maturity are carried at amortized cost. In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.

The Company accounts for investments in which the Company owns more than 20% of the investee, using the equity method in accordance with APB No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18").  Under the equity method, an investor initially records an investment in the stock of an investee at cost, and adjusts the carrying amount of the investment to recognize the investor's share of the earnings or losses of the investee after the date of acquisition. The amount of the adjustment is included in the determination of net income by the investor, and such amount reflects adjustments similar to those made in preparing consolidated statements including adjustments to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between investor cost and underlying equity in net assets of the investee at the date of investment. The investment of an investor is also adjusted to reflect the investor's share of changes in the investee's capital. Dividends received from an investee reduce the carrying amount of the investment. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Certain securities that the Company may invest in may be determined to be non-marketable. Non-marketable securities where the Company owns less than 20% of the investee are accounted for at cost pursuant to APB No. 18.

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date.

The Company periodically reviews its investments in marketable and non-marketable securities and impairs any securities whose value is considered non-recoverable. The Company's determination of whether a security is other than temporarily impaired incorporates both quantitative and qualitative information.  GAAP requires the exercise of judgment in making this assessment for qualitative information, rather than the application of fixed mathematical criteria. The Company considers a number of factors including, but not limited to, the length of time and the extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer, the reason for the decline in fair value, changes in fair value subsequent to the balance sheet date, and other factors specific to the individual investment. The Company's assessment involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments.

Long-lived Assets

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” which generally requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results, significant changes in the use of the assets, significant negative industry or economic trends, a significant decline in the Company’s stock price for a sustained period of time, and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair market value of the assets.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements.”  Under SAB No. 104, the Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, the fees are fixed or determinable, no significant Company obligations remain, and collection of the related receivable is reasonably assured.

Revenues consist of amounts charged to customers, net of discounts, credits and amounts paid or due under revenue sharing arrangements, for actions on advertisements placed on our publisher vendor’s websites. The Company’s revenue is recognized in the period that the advertising impressions, click-throughs or actions occur, when lead-based information is delivered or, provided that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and prices are fixed or determinable. Additionally, consistent with the provisions of EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company recognizes revenue as a principal. Accordingly, revenue is recognized on a gross basis.

Cost of Revenue

Cost of revenue consists of publisher fees. The Company becomes obligated to make payments related to the above fees in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying statements of operations.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, notes payable, accounts payable and accrued expenses, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Fair Value

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements. In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position, “FSP FAS 157-2—Effective Date of FASB Statement No. 157” (“FSP 157-2”), which delays the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of SFAS 157 are certain leasing transactions accounted for under SFAS No. 13, “Accounting for Leases.” The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS 157.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year, and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. A liability (including interest if applicable) is established in the consolidated financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Applicable interest is included as a component of income tax expense and income taxes payable.

In June 2006, the FASB issued SFASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”).  This statement which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2008, the tax year 2007 remains open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years. We adopted the provisions of FIN 48 on our inception date of June 14, 2007. The adoption of the provisions of FIN 48 did not have a material impact on our financial position and results of operations.

Effective June 14, 2007 (Inception), the Company adopted FASB Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48, (“FSP FIN 48-1”), which was issued on May 2, 2007. FSP FIN 48-1 amends FIN 48 to provide guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The term “effectively settled” replaces the term “ultimately settled” when used to describe recognition, and the terms “settlement” or “settled” replace the terms “ultimate settlement” or “ultimately settled” when used to describe measurement of a tax position under FIN 48. FSP FIN 48-1 clarifies that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The adoption of FSP FIN 48-1 did not have an impact on the accompanying consolidated financial statements.

Stock-Based Compensation

Compensation expense associated with the granting of stock based awards to employees and directors and non-employees is recognized in accordance with SFAS No. 123(R), “Share Based Payment” and related interpretations. SFAS No. 123(R) requires companies to estimate and recognize the fair value of stock-based awards to employees and directors. The value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Basic and Diluted Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per common share is computed using the weighted average number of common shares outstanding for the period, and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments or other common stock equivalents.

Reclassifications

Certain amounts in the accompanying 2007 financial statements have been reclassified to conform to the 2008 presentation.

Comprehensive Loss

Comprehensive loss includes net loss as currently reported by the Company adjusted for other comprehensive items.  Other comprehensive items for the Company consist of unrealized gains and losses related to the Company's equity securities accounted for as available-for-sale with changes in fair value recorded through stockholders’ equity.

Discontinued Operations

On June 23, 2008, the Company completed the sale of its Options Acquisition subsidiary pursuant to an Agreement of Merger and Plan of Reorganization.  The amounts associated with the sale of this subsidiary are reported as discontinued operations in the accompanying consolidated financial statements, in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”.  In addition, certain allocable corporate expenses pertaining to Options Acquisition are also included in discontinued operations.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. SFAS 141R also modifies the recognition for pre-acquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. SFAS 141R amends SFAS No. 109, “Accounting for Income Taxes,” to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS 141R is effective for business combinations for which the acquisition date is on or after January 1, 2009. The impact of adopting SFAS 141R will be dependent on the future business combinations that the Company may pursue after its effective date.

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits all entities to choose to measure and report many financial instruments and certain other items at fair value at specified election dates.  If such an election is made, any unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each subsequent reporting date.  In addition, SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The Company does not believe that the adoption of SFAS No. 159 will have a material effect on the Company’s financial position or results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). This Statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is required to be adopted simultaneously with SFAS 141R and is effective for the Company on January 1, 2009. The Company does not currently have any non-controlling interests in its subsidiaries, and accordingly, the adoption of SFAS 160 is not expected to have a material impact on its consolidated financial position, cash flows or results of operations.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation.  This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage.  The new disclosure standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  We have not yet determined the effect on our financial statements, if any, upon the adoption of SFAS 161, however, as of December 31, 2008, the Company was not involved in any derivative or hedging activities.

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”), which is effective for fiscal years ending after December 15, 2008, with earlier application not permitted by entities that has previously adopted an alternative accounting policy.  The adoption of EITF 07-5’s requirements will affect accounting for convertible instruments and warrants with provisions that protect holders from declines in the stock price (“round-down” provisions).  Warrants with such provisions will no longer be recorded in equity.  EITF 07-5 guidance is to be applied to outstanding instruments as of the beginning of the fiscal year in which the Issue is applied.  The cumulative effect of the change in accounting principle shall be recognized as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately.  The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of this Issue and the amounts recognized in the statement of financial position at initial application of this Issue.  The amounts recognized in the statement of financial position as a result of the initial application of this Issue shall be determined based on the amounts that would have been recognized if the guidance in this Issue had been applied from the issuance date of the instrument.  The Company is in the process of determining the financial reporting (non-cash) effect of initial adoption of this accounting requirement for future financial statements, and does not expect adoption to have a material effect on its financial position, results of operations or cash flows.

Note 4. Accounts Receivable

Accounts receivable consisted of the following at December 31, 2008 and 2007:

	December 31,	December 31,
	2008	2007

Accounts receivable	$7,545,311	$3,540,302
Less: Allowance for doubtful accounts	(425,000)	(150,000)
Accounts receivable, net	$7,120,311	$3,390,302

As of December 31, 2008 and 2007, we recorded an allowance for doubtful accounts of $425,000 and $150,000, which represents an allowance percentage of 5.6% and 4.2% of our gross accounts receivable balance of $7,545,311 and $3,540,302, respectively.

Bad debt expense was $414,737 and $116,055 for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007, respectively.  During 2007, a portion of the allowance for doubtful accounts was allocated to identifiable assets acquired related to the August 31, 2007 Desktop Acquisition.

See also Note 13 for concentrations of accounts receivable.

Note 5. Property and Equipment

Property and equipment consisted of the following at December 31, 2008 and 2007:

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

	December 31,	December 31,
	2008	2007
Computer equipment	$725,158	$449,953
Software	56,375	3,273
Furniture and fixtures	46,069	66,872
Capitalized leases	29,358	29,358
Office equipment	22,443	7,471
	879,403	556,927
Accumulated amortization	(282,490)	(44,896)
Property and equipment, net	$596,913	$512,031

Depreciation expense for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007 was $245,489 and $44,896, respectively.

Note 6. Intangible Assets

Intangible assets, which were all acquired from the Desktop business combination, consisted of the following at December 31, 2008 and 2007:

	December 31,	December 31,
	2008	2007
Customer relationships	$540,000	$540,000
Developed technology	790,000	790,000
Domain name	683	683
	1,330,683	1,330,683
Accumulated amortization	(720,570)	(302,062)
Intangible assets, net	$610,113	$1,028,621

Customer relationships are amortized based upon the estimated percentage of annual or period projected cash flows generated by such relationships, to the total cash flows generated over the estimated three year life of the customer relationships. Accordingly, this results in an accelerated amortization in which the majority of costs is amortized during the two-year period following the acquisition date of the intangible.  Accumulated amortization was $509,220 at December 31, 2008.

Developed technology is being amortized on a straight-line basis over five years.  Accumulated amortization was $210,667 at December 31, 2008.

The domain name was amortized over its estimated useful life of six months from its acquisition in September 2007 and is fully amortized at December 31, 2008.

The following is a schedule of estimated future amortization expense of intangible assets as of December 31, 2008:

Year Ending December 31,
2009	$188,780
2010	158,000
2010	158,000
2011	105,333
Total	$610,113

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Amortization expense for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007 was $418,508 and $305,482, respectively.

Note 7.  Investments

The following represents information about available-for sales securities held at December 31, 2008:

Securities in loss positions		Aggregate	Aggregate
less than 12 months	Cost	Unrealized losses	Fair Value
Options Media Group Holdings, Inc.	$1,847,704	$197,704	$1,650,000

At the closing of the Options Divestiture on June 23, 2008, the Company, as Options Acquisition’s sole stockholder, received as part of the divestiture 12,500,000 shares of OPMG’s common stock (the “OPMG Stock”).  The OPMG Stock was valued at $3,750,000 using a price of $0.30 per share, which was based on a private placement for OPMG shares that was occurring at the same time of the Options Divestiture.  From June 23, 2008 forward, the Company accounted for the investment in OPMG under the equity method until September 18, 2008, at which time the Company’s ownership percentage fell to below 20% and the Company lost significant influence and control over the investee.  From June 23, 2008 through September 18, 2008, the Company recognized an aggregate of $653,231 of its proportionate share of the investee losses.  During that same period, the Company sold an aggregate of 4.7 million OPMG shares having a basis of $1,180,496 for proceeds of $1,034,000, resulting in a loss of $146,496.  On September 30, 2008, the Company gave 100,000 OPMG shares having a basis of $24,568 in order to settle $54,611 of accounts payable, resulting in a gain of $30,042.

The OPMG closing stock price on September 30, 2008 was $1.80 per share, however, due to the thinly traded nature of such shares coupled with the fact that the Company owns restricted shares, the Company used the most recent cash sales price of OPMG stock of $0.22 per share to value its remaining 7.7 million OPMG shares resulting in a basis of $1,694,000 as of September 30, 2008.  As a result of the valuation, the Company recorded in the third quarter of 2008 a $197,704 unrealized loss on available-for-sale equity securities in the stockholders’ section of the consolidated financial statements.  On December 2, 2008, the Company gave 200,000 OPMG shares having a basis of $44,000 to a consultant for services rendered valued at $44,000, resulting in no gain or loss.  The carrying value as of December 31, 2008 was $1,650,000, which is based on 7,500,000 shares held at $0.22 per share (the price at which the Company last sold some of its OPMG shares in a private transaction).  This investment is classified as available-for-sale equity securities in the accompanying consolidated financial statements at December 31, 2008.  The OPMG Stock has been pledged as security for the 6% Senior secured promissory notes payable – related party (See Note 8).

Because the OPMG shares held by the Company are not registered, and therefore restricted as to sale under federal securities laws, and the Company holds a large quantity of shares compared to the public float of OPMG, the Company has determined that liquidation within one year is not likely.  Accordingly, the OPMG investment is included as a non-current asset in the accompanying consolidated balance sheet.

Note 8. Senior Secured Notes Payable, Factor Agreement and Other Obligations

Senior Secured Notes Payable

Senior Secured Notes Payable consisted of the following at December 31, 2008 and 2007:

December 31,
2008
6% Senior secured promissory notes payable - related party (due June 30, 2009)	$400,000
Less: Current maturities	(400,000)
Amount due after one year	$-

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

	December 31, 2007
		Debt Discount
		Original			Accumulated	Notes Payable
		Issue	Lender	Common	Amortization of	net of
	Principal	Discount	Fee	Stock	Debt Discount	Debt Discount
8% Senior secured promissory notes payable (due May 30, 2008)	$5,000,000	$(500,000)	$(50,000)	$(802,500)	$225,416	$3,872,916
Less: Current maturities	(5,000,000)	500,000	50,000	802,500	(225,416)	(3,872,916)
Amount due after one year	$-	$-	$-	$-	$-	$-

On November 30, 2007, pursuant to a purchase agreement we sold senior secured promissory notes (the “Longview Notes”) in the original aggregate principal amount of $5,000,000. We received net proceeds in the amount of $4,500,000 net of $500,000 of an Original Issue Discount upon the sale of the Longview Notes.

The Longview Notes were to mature on May 30, 2008 and bore interest at the rate of 8% per annum, payable quarterly in cash. We used the net proceeds from the sale of the Longview Notes first, to pay expenses and commissions related to the sale of the Longview Notes and second, for the general working capital needs and acquisitions of companies or businesses reasonably related to Internet marketing and advertising.

In addition, the Purchase Agreement contains certain customary negative covenants, including, without limitation, certain restrictions (subject to limited exceptions) on (i) the issuance of variable priced securities, (ii) purchases and payments, (iii) limitations on prepayments, (iv) incurrence of indebtedness, (v) sale of collateral, (vi) affiliate transactions and (vii) the ability to make loans and investments.

In consideration for the loan, the lender purchased 150,000 shares of common stock at $0.01 per share from a third party stockholder of the Company. On such date, the closing trading price of the Company's common stock on the Over-The-Counter Bulletin Board was $5.35. The purchase of the common stock at a favorable price from such third party stockholder was a material inducement for the loan. Accordingly, under U.S. GAAP, of the $4.5 million received by the Company in connection with the sale of the senior notes to the lender, $802,500 has been allocated to the value of the common stock sold to the lender as if such common stock was contributed to the Company by the third party and then reissued by the Company in connection with the transactions.

The resulting aggregate debt discount of $1,352,500 (consisting of the original issue discount of $500,000, lender fees of $50,000 and the 150,000 shares of common stock valued at $802,500) was being amortized to interest expense over the original term of the debt through May 30, 2008.  Amortization of the debt discount for the year ended December 31, 2008 totaled $1,104,377, of which $940,456 is included in interest expense and $163,921 is included in discontinued operations.  Amortization of the debt discount for the period from June 14, 2007 (Inception) to December 31, 2007 was $225,416, all of which is included in interest expense.

On May 5, 2008, $611,111 of the $5,000,000 Longview Notes and was paid by the issuance of 305,500 shares of common stock and 152,750 five-year warrants exercisable at $2.50 per share having an aggregate value of $611,000, which was based on a private placement of similar securities of the Company occurring at the time of settlement.  The net book value of the debt at the date of settlement was $588,404, resulting in a loss on settlement of $22,707 (consisting of the unamortized debt discount at the date of settlement), of which $20,121 was included in other income (expense) and $2,586 was included in loss from discontinued operations.

In addition, the Company incurred legal and other fees associated with the issuance of the Longview Notes. Such fees of $91,437 are included in deferred debt issue costs and were amortized to interest expense over the term of the debt. Amortization of the deferred costs for the year ended December 31, 2008 totaled $77,505, of which $66,134 is included in interest expense and $11,371 is included in discontinued operations.  Amortization of the deferred costs for the period from June 14, 2007 (Inception) to December 31, 2007 was $13,932, all of which is included in interest expense.

On May 30, 2008, the Company paid a one-time cash fee in the amount of $50,000 to extend the maturity date on the Longview Notes from May 30, 2008 to June 13, 2008.  Accordingly, $44,524 is included in interest expense and $5,476 is included in discontinued operations for the year ended December 31, 2008.

On June 17, 2008, the Company paid a one-time cash fee in the amount of $50,000 (the “Extension Amount”) to extend the maturity date on the Longview Notes from June 13, 2008 until June 20, 2008. The Extension Amount was credited against the outstanding principal balance as a result of the Options Divestiture.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

On June 23, 2008, the Company utilized proceeds from the Options Divestiture in order to pay $2,750,000 of the balance on the Longview Notes pursuant to an amendment agreement.  The remaining balance of the Longview Notes as of June 23, 2008 (giving effect to an increase in principal of $134,684 pursuant to an amendment agreement) was $1,773,573. Also, the maturity date of the Longview Notes was extended to August 30, 2008 and the interest rate was increased from 8% to 12%.  The Company also pledged its OPMG stock to Longview, in order to secure the remaining balance of the Longview Notes.  The resulting debt discount of $134,684 was amortized to interest expense over the term of the note.  Amortization of the new debt discount for the year ended December 31, 2008 was $134,684, all of which is included in interest expense.

As of September 30, 2008, all principal and accrued interest on the Longview Notes had been repaid.

On September 26, 2008, we sold senior secured promissory notes (the “GRQ Notes”) in the original aggregate principal amount of $1,300,000 to one of our Co-Chairmen.  The GRQ Notes bear interest at the rate of 6% per annum and initially matured December 31, 2008.  We used the net proceeds from the sale of the GRQ Notes to repay the Longview Notes.  The Company pledged the OPMG Stock as collateral on the GRQ Notes.  On November 26, 2008, the Company repaid $650,000 of the GRQ Notes.  On December 30, 2008, the Company and the noteholder entered into an agreement whereby the noteholder agreed to extend the maturity date of the note to June 30, 2009 (all other terms remained the same) provided the Company make a principal payment of $250,000 on the remaining note by December 31, 2008.  On December 30, 2008, the Company made said payment, thus reducing the principal balance to $400,000 and extending the maturity date to June 30, 2009.

Accrued interest related to above notes at December 31, 2008 and 2007 was $16,948 and $33,333, respectively.

Factor Agreement

The Company factors its trade accounts receivable, with recourse, pursuant to a revolving credit facility.  In October 2008, the Company entered into a revolving credit facility with Silicon Valley Bank (“Silicon”) to finance up to 80% of the Company’s accounts receivable up to a maximum credit line of $3 million.  The Silicon credit facility had an interest rate equal to prime plus 2.0% and was secured by all of the Company’s assets except property and equipment financed elsewhere and the Company’s investment in OPMG shares, which have been pledged to secure the GRQ Notes.  Due to the recourse provision, the factoring arrangement is accounted for as a secured borrowing.  During 2008, the Company factored approximately $2.5 million of its accounts receivable with Silicon, of which approximately $2.0 million was received in advances.

On November 13, 2008, the Company entered into a revolving credit facility, in the form of an Accounts Receivable Financing Agreement (the “Agreement”), with Crestmark Commercial Capital Lending, LLC (“Crestmark”) to finance certain eligible accounts receivable of the Company, as defined in the Agreement, up to a maximum credit line of $3.5 million, which would represent gross factored accounts receivable less a 20% reserve holdback by Crestmark.  The Crestmark credit facility replaced the Silicon credit facility.  The Crestmark credit facility has an interest rate equal to prime plus 1.0% (overall interest rate of 4.25% at December 31, 2008) and is secured by all of the Company’s assets except property and equipment financed elsewhere and the Company’s investment in OPMG shares, which have been pledged to secure the GRQ Notes.  In addition, the Company pays 0.575% per 30 days on each invoice amount until the invoice is paid.  The Crestmark credit facility is for an initial term of six months and renews automatically unless terminated by either party not less than 30 days and not more than 90 days prior to the next anniversary date.  The balance due on the Crestmark credit facility at December 31, 2008 was $2,550,720, which is net of the 20% reserve of $637,705 that is presented as Due from factor, a current asset.  The unused amount under the line of credit available to the Company at December 31, 2008 was $949,280.  In February 2009, the Crestmark credit facility was increased to a maximum credit line of $4.5 million and in March 2009, the expiration date of the Crestmark credit facility was extended by one year to May 12, 2010 (See Note 15).

The following is a summary of accounts receivable factored as well as factor fees incurred for the year ended December 31, 2008:

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

	Silicon	Crestmark	Totals
Total accounts receivable factored in 2008	$2,497,013	$4,643,160	$7,140,173
Factored accounts receivable transferred from Silicon	-	(1,906,686)	(1,906,686)
Accounts receivable factored in 2008	$2,497,013	$2,736,474	$5,233,487

Factoring fees incurred in 2008	$50,000	$45,296	$95,296

The factoring fees for Silicon include a $20,000 early termination fee.

Convertible Promissory Notes

In June 2007, the Company’s then two majority shareholders advanced $250,000 to the Company in the form of convertible notes at $125,000 each, bearing interest at 8% per annum mandatorily convertible at $.50 or 500,000 shares upon the Company entering into a financing arrangement of over $2,000,000. The Company determined that in accordance with SFAS 133, the embedded conversion options were not derivatives at the debt issuance date of June 28, 2007 or the balance sheet date of July 31, 2007, because the Company was not publicly traded prior to the August 28, 2007 merger and therefore, the underlying shares were not easily convertible to cash. In addition, there was no intrinsic beneficial conversion value of the conversion rights. On August 28, 2007, the shareholders converted the principal and interest of $250,000 into 500,000 shares (See Note 11.)

Furniture and Fixtures – Capital lease obligation

In December 2007, the Company purchased furniture and fixtures for $29,358 through a financing agreement, payable in 36 installments of $882.  Interest is calculated at 5.57% per annum.  Capital lease obligations consisted of the following at December 31, 2008 and 2007:

	December 31,	December 31,
	2008	2007
Capital lease obligations	$20,110	$28,607
Less: Current maturities	(10,615)	(9,290)
Amount due after one year	$9,495	$19,317

Note 9. Net Loss per Share

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon exercise of stock options and warrants (using the treasury stock method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The treasury stock effect of options and warrants to shares of common stock outstanding at December 31, 2008 and 2007 have not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result, the basic and diluted loss per share amounts are identical for all periods presented.

At December 31, 2008, there were common stock options for 5,075,954 shares and common stock warrants for 1,402,050 shares, which if exercised, may dilute future earnings per share.

At December 31, 2007, there were common stock options for 4,331,000 shares and common stock warrants for 500,000 shares, which if exercised, may dilute future earnings per share.

Note 10. Income Taxes

The Company files a consolidated U.S. income tax return that includes its U.S. subsidiaries. The amounts provided for income taxes are as follows:

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

		For the period
	For the	from June 14, 2007
	Year Ended	(Inception) to
	December 31, 2008	December 31, 2007
Current (benefit) provision: federal	$(1,310,732)	$-
Current (benefit) provision: state	(376,573)	18,000
Total current provision	(1,687,305)	18,000

Deferred (benefit) provision: federal	-	(486,500)
Deferred (benefit) provision: state	-	(69,500)
Total deferred provision	-	(556,000)

Total provision (benefit) for income taxes from continuing operations	$(1,687,305)	$(538,000)

Significant items making up the deferred tax assets and deferred tax liabilities as of December 31, 2008 and 2007 are as follows:

	December 31, 2008	December 31, 2007
Current deferred taxes:
Accounts receivable	$170,000	$46,422
Amortization of warrants	107,088	35,696
Total current deferred tax assets	277,088	82,118
Long-term deferred taxes:
Depreciation	86,737	-
Organizational costs	67,739	-
Deferred compensation-stock options	1,186,581	108,370
Deferred rent	29,078	-
Acquired intangible assets-amortization	(268,046)	(435,358)
Investment in OPMG	160,918	-
Net operating loss carryforward	1,353,235	1,197,256
Total long-term deferred tax assets, net	2,616,242	870,268

Total deferred taxes	2,893,330	952,386
Less: valuation allowance	(2,893,330)	(952,386)
Total net deferred tax assets	$-	$-

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.  Accordingly, a valuation allowance was established in 2008 and 2007 for the full amount of our deferred tax assets due to the uncertainty of realization.  Management believes that based upon its projection of future taxable operating income for the foreseeable future, it is more likely than not that the Company will not be able to realize the benefit of the deferred tax asset at December 31, 2008.  The valuation allowance as of December 31, 2008 was $2,893,331.  The net change in the valuation allowance during the year ended December 31, 2008 was an increase of $1,940,945.

At December 31, 2008, the Company had $3,383,088 of net operating loss carryforwards which will expire from 2027 to 2028.

The Company’s effective income tax (benefit) rate for continuing operations differs from the statutory federal income tax rate of 34% as follows:

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

		For the period
	For the	from June 14, 2007
	Year Ended	(Inception) to
	December 31, 2008	December 31, 2007
Federal tax rate applied to earnings (loss) before income taxes	34.0%	34.0%
Permanent differences	1.0%	0.0%
State income taxes	6.0%	5.0%
Change in valuation allowance	-22.0%	-25.0%
Income tax expense (benefit)	19.0%	14.0%

As part of the allocation of purchase price associated with the Desktop Merger (see Note 1) deferred tax liabilities of $556,000 were established as a result of differences between the book and tax basis of acquired intangible assets. In addition, as of December 31, 2007 the company has a net deferred tax asset of $435,358 recognized as of result of $3,770,967 consolidated net loss before income taxes and other temporary difference presented above for the period from June 14, 2007 (inception) to December 31, 2007. The deferred tax asset is net of a $952,386 valuation allowance. The deferred tax asset is netted against the deferred tax liability for a net zero amount and accordingly neither is presented on the accompanying consolidated balance sheet.

As part of the allocation of the purchase price associated with the Options Merger (see Note 1), a deferred tax liability of $264,000 was established as a result of differences between the book and tax basis of acquired intangible assets.  Upon completion of the Options Divestiture, the entire deferred tax liability was recognized as a deferred tax benefit in operations, which ultimately increased the loss on sale from discontinued operations and decreased the loss from discontinued operations.

Note 11. Stockholders’ Equity

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of $0.001 par value preferred stock of which none is issued and outstanding at December 31, 2008 and 2007.

Common Stock

The Company is authorized to issue up to 140,000,000 shares of $0.001 par value common stock of which 37,845,167 and 34,979,667 shares were issued and outstanding at December 31, 2008 and 2007, respectively.

At inception, the Company issued 14,000,000 shares of common stock to two founders for a subscription receivable of $14,000 or $0.001 per share. The subscription payment was received in August 2007.

On June 28, 2007, the Company issued 2,600,000 shares of common stock to three officers pursuant to their employment agreements. A subscription receivable of $2,600 or $0.001 per share was recorded as of July 31, 2007. The subscription payment was received in August 2007.

During July and August 2007, the Company issued 7,138,000 shares of common stock for proceeds of $6,998,547, net of offering costs of $139,453.

On August 28, 2007, the Company is deemed to have issued 6,575,000 shares of common stock pursuant to a recapitalization (See Note 1).

On August 28, 2007, the Company issued 500,000 shares of common stock upon conversion of $250,000 mandatory redeemable convertible debt.

On August 31, 2007, the Company issued 3,500,000 shares of common stock in consideration for the purchase of Desktop (See Note 1).

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

On October 12, 2007, the Company agreed to issue 66,667 shares of common stock in settlement of $100,000 outstanding legal fees. The shares were valued at $1.00 per share resulting in a gain of $33,333 which was credited to legal expenses and netted in general and administrative expenses in the accompanying statement of operations.

On October 22, 2007, a consultant exercised 600,000 warrants for $6,000 (See below).

On January 4, 2008, the Company issued 1,000,000 shares of its common stock valued at $5,717,273, and 10,000 five-year warrants valued at $29,169 with an exercise price of $5.57 per share as part of the consideration to purchase Options Acquisition.  On June 23, 2008, Options Acquisition was sold and all related activity has been reclassified to discontinued operations accordingly.

During the period from March 28, 2008 through April 1, 2008, the Company sold to various investors (i) 300,000 shares of its common stock and (ii) five-year warrants to purchase 150,000 shares of its common stock at an exercise price of $2.75 per share for gross proceeds of $750,000 ($2.50 per unit), of which $25,000 was paid in finder’s fees. Until the earlier of 24 months from the closing date or such date there is an effective registration statement on file with the SEC covering the resale of all of the shares and warrants, the shares and warrants are price protected and the Company is obligated to issue additional shares and/or warrants in the event the Company issues common stock at a price less than $2.50 per share.

During the period from April 30, 2008 through July 17, 2008, the Company sold to various investors (i) 1,125,000 shares of its common stock and (ii) five-year warrants to purchase 562,500 shares of its common stock at an exercise price of $2.50 per share for gross proceeds of $2,250,000 ($2.00 per unit), of which $62,500 and five-year warrants to purchase 11,800 shares of its common stock at an exercise price of $2.50 per share was paid in finder’s fees. Until the earlier of 24 months from the closing date or such date there is an effective registration statement on file with the SEC covering the resale of all of the shares and warrants, the shares and warrants are price protected and the Company is obligated to issue additional shares and/or warrants in the event the Company issues common stock at a price less than $2.00 per share.

On April 30, 2008, as a result of the issuance by the Company of common stock at a price below $2.50 per share and warrants at an exercise price below $2.75 per share, the Company issued an additional 75,000 shares of its common stock and five-year warrants to purchase 15,000 shares of its common stock at an exercise price of $2.50 per share, pursuant to price protection clauses contained within the subscription agreements.  In addition, the five-year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.75 per share were also repriced to $2.50 per share.  As the additional issuances of equity instruments stemmed from a capital transaction, there is no effect on the accompanying consolidated statement of operations.  Accordingly, the activity was recorded by an increase in common stock of $75 with a corresponding decrease in additional paid-in capital.

On May 5, 2008, the Company settled $611,111 of the original $5,000,000 Longview Notes payable by issuance of 305,500 shares of its common stock and five-year warrants to purchase 152,750 shares of its common stock at an exercise price of $2.50 per share having an aggregate value of $611,000, which was based on a private placement price of $2.00 per unit for similar securities occurring at the time of settlement.  Until the earlier of 18 months from the closing date or such date there is an effective registration statement on file with the SEC covering the resale of all of the shares and warrants, the shares and warrants are price protected and the Company is obligated to issue additional shares and/or warrants in the event the Company issues common stock at a price less than $2.50 per share. The net book value of the debt at the date of settlement was $588,404, resulting in a loss on settlement of $22,707, of which $20,121 was included in other income (expense) and $2,586 was included in loss from discontinued operations.

On May 28, 2008, the Company issued 60,000 shares of common stock having a fair value of $189,000 (based on a quoted trading price of $3.15 per share) to an investor relations firm in exchange for services to be rendered over a three-month period.  Accordingly, $189,000 has been expensed during the year ended December 31, 2008.

During the year ended December 31, 2008 and the period from June 14, 2007 (Inception) to December 31, 2007, the Company amortized $178,481 and $683,241, respectively, of deferred equity-based expense related to warrants.

Consulting Agreements and Warrants Granted

On August 29, 2007, Holdings assumed CAN’s obligations pursuant to a consulting agreement with a provider of investor and public relation services (the “Consulting Agreement”). Under the terms of the Consulting Agreement, the service provider was to provide described services under a 12-month term at fees of $7,000 monthly. In connection with the Holdings entering into the Consulting Agreement, Holdings issued, on September 5, 2007, 500,000 warrants for Holdings stock at an exercise price of $2.00 per share (the “Warrants”). The Warrants expire on September 5, 2012 and it and the underlying warrant shares are subject to an 18-month lock-up. In addition, as of the date Holdings entered into the Consulting Agreement, the Warrants issued under such Consulting Agreement were fully vested and non-forfeitable. Accordingly, in accordance with Emerging Issues Task Force 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees” the fair market value of the Warrants was $267,772. The Company estimated fair value using the Black-Scholes option-pricing model, based on 80% volatility (based on comparable companies) five year expected life of the Warrant and a risk free rate for expected life of 4.16%. The $267,722 is being deferred and recognized pro rata over the term of the agreement. Accordingly, the Company recorded compensation expense of $178,481 and $89,241 for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007, respectively, in connection with the Warrants.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

On October 12, 2007, the Company entered into an additional consulting agreement with a provider of investor and public relation services (the “Second Consulting Agreement”). Under the terms of the Second Consulting Agreement, the service provider is to provide described services under an 18-month term at fees of $12,000 monthly. In connection with the Company entering into the Second Consulting Agreement, the Company issued, on October 12, 2007, 600,000 additional warrants for Holdings common stock at an exercise price of $0.01 per share (the “Additional Warrants”). The Additional Warrants were to expire on October 31, 2007. In addition, as of the date Holdings entered into the Second Consulting Agreement, the Additional Warrants to be issued under such Second Consulting Agreement are fully vested and non-forfeitable. Accordingly, in accordance with Emerging Issues Task Force 00-18, “Accounting Recognition for Certain transactions Involving Equity Instruments Granted to Other Than Employees” the fair market value of the Additional Warrants, $594,000, was deferred and to be recognized pro rata over the agreement term.  The Company estimated the fair value using the Black Scholes option pricing model based on 80% volatility (based on comparable volatilities), expected term of 30 days and an interest rate of 4.25%.  On October 22, 2007, the consultant exercised the Additional Warrants and the Company received $6,000.  On December 11, 2007, in mutual agreement with the Company, the Second Consulting Agreement was terminated and the remaining portion of the $594,000 of unamortized deferred consulting costs was expensed and included in general and administrative expenses.

A summary of the Company’s stock warrant activity during the year ended December 31, 2008 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Balance Outstanding, 12/31/07	500,000	$2.00
Granted	902,050	2.53
Exercised	-
Forfeited	-
Expired	-
Balance Outstanding, 12/31/08	1,402,050	$2.34	4.1	$-

Exercisable, 12/31/08	1,402,050	$2.34	4.1	$-

Stock Incentive Plan and Option Grants

Pursuant to the CAN Merger, Holdings’ Board of Directors approved the 2007 Stock Incentive Plan (the “Plan”) that provides for the grant of up to 4,500,000 shares of common stock and/or options to purchase common stock to directors, employees and consultants.

Immediately following the CAN Merger, on August 28, 2007 ( the “Measurement Date”), Holdings granted to three officers, options to purchase shares of Holdings common stock pursuant to their respective employment agreements. In connection with such grants, Holdings’ Chief Executive Officer, Chief Operating Officer and Chief Financial Officer each received options to purchase 1,350,000, 500,000, and 285,000 shares of our common stock, respectively. The term of the options granted to Holdings’ senior executives under the Plan is five years expiring August 28, 2012. The per share exercise price of the options is $1.00. One-twelfth (1/12) of the options granted will vest and become exercisable each quarter that the executive remains employed with us after giving effect to the CAN Merger.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

In addition to options granted to officers, on August 28, 2007 we granted 100,000 options to each of five directors, two of whom were also officers, pursuant to the Plan. The term of the options granted to Holdings’ senior executives under the Plan is five years expiring August 28, 2012. The per share exercise price of the options is $1.00. With respect to the two employee directors, one-twelfth (1/12) of the options granted will vest and become exercisable each quarter that the executive remains employed with us after giving effect to the CAN Merger. The options granted to the Company’s other directors vest 25% on each anniversary of the date of grant except in the event that a non-employee director is terminated for “Cause” in accordance with the Company’s by-laws, options continue to vest as set forth above and are exercisable at any time prior to the expiration date in the event that such director no longer serves on our board.

Immediately following the Desktop Merger on August 31, 2007, Holdings, pursuant to the Plan, granted the President of Desktop Interactive, options to purchase 300,000 shares of Holdings’ common stock at an exercise price of $1.00 per share. The term of these options is five years expiring August 31, 2012. One-quarter of the options granted becomes exercisable each year the President remains employed with Holdings, after giving effect to the Desktop Merger. The exercise price per share of each option is $1.00.

On September 21, 2007, Holdings granted 465,000 common stock options at an exercise price of $1.00 per share to certain employees of Desktop. Such options expire September 21, 2012 and vest one quarter per year over four years.

On October 12, 2007, Holdings granted 671,000 common stock options at an exercise price of $1.00 per share to certain employees of Holdings. Such options expire September 12, 2012 and 625,000 vest over three years and the remaining 46,000 options vest over four years.

On November 13, 2007, Holdings adopted the Customer Acquisition Network Holdings Inc., 2007 Incentive Stock and Award Plan (the “2007 Award Plan”), that provides for the grant of up to 1,000,000 shares of common stock and/or options to purchase common stock to directors, employees and consultants and in order to provide a means whereby employees, officers, directors and consultants of Registrant and its affiliates and others performing services to Registrant may be given an opportunity to purchase shares of the common stock of Registrant (See Note 15).  The 2007 Award Plan shall be administered by a committee consisting of two or more independent, non-employee and outside directors (the “Committee”). In the absence of such a Committee, the Board of Directors of Registrant shall administer the Plan.

The material terms of each option granted pursuant to the 2007 Award Plan by Registrant shall contain the following terms: (i) that the purchase price of each share of common stock purchasable under an incentive option shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value (as defined in the 2007 Award Plan) of such share of common stock on the date the option is granted, (ii) the term of each option shall be fixed by the Committee, but no option shall be exercisable more than 10 years after the date such option is granted and (iii) in the absence of any option vesting periods designated by the Committee at the time of grant, options shall vest and become exercisable as to one-third of the total number of shares subject to the option on each of the first, second and third anniversaries of the date of grant.

During November and December 2007, we granted 260,000 stock options at exercise prices ranging from $1.00 to $6.00 pursuant to employment contracts. The options vest pro rata over four years and expire five years from the grant date.

On September 23, 2008, 1,462,500 of the stock options issued during 2008 were repriced resulting in an additional fair value of $380,250, which is being recognized over the remaining vesting periods.

During the year ended December 31, 2008, the Company granted 1,970,000 stock options, each exercisable at the fair value of the common stock on the respective grant dates ranging from $1.31 to $6.16 pursuant to employment contracts. The options vest pro rata over two to four years and expire five years from the grant date.

As of December 31, 2008, 124,046 shares were remaining under the 2007 Stock Incentive Plan and 300,000 shares were remaining under the 2007 Incentive Stock and Award Plan for future issuance.

The total fair value of stock options granted during the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007 was $3,757,581 and $3,939,062, respectively, which is being recognized over the respective vesting periods. The Company recorded compensation expense of $2,695,528 and $270,926 for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007, respectively, in connection with these stock options.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to SFAS 123R requirements.  These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.  The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted during the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007:

		For the period
	For the	from June 14, 2007
	Year Ended	(Inception) to
Assumptions	December 31, 2008	December 31, 2007
Expected life (years)	5	5
Expected volatility	52.77% - 80%	80%
Risk-free interest rate	2.66% - 4.78%	4.25% - 4.42%
Dividend yield	0.00%	0.00%

The expected volatility for 2007 is based on comparative companies and for 2008 is based earlier on comparable companies and later on historical volatility. The expected term is based on the contractual term. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected life of the related option at the time of the grant.  Dividend yield is based on historical trends.  While the Company believes these estimates are reasonable, the compensation expense recorded would increase if the expected life was increased, a lower expected volatility was used, or if the expected dividend yield increased.

A summary of the Company’s stock option activity during the year ended December 31, 2008 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Balance Outstanding, 12/31/07	4,331,000	$1.06
Granted	1,970,000	2.16
Exercised	-
Forfeited	(1,225,046)	1.01
Expired	-
Balance Outstanding, 12/31/08	5,075,954	$1.50	4.0	$-

Exercisable, 12/31/08	1,203,454	$1.08	3.7	$-

The weighted-average grant-date fair value of options granted during the year ended December 31, 2008 and the period from June 14, 2007 (Inception) to December 31, 2007 was $1.91 and $0.91, respectively.

As of December 31, 2008, there was $4,360,526 of total unrecognized compensation costs related to nonvested share-based compensation arrangements.  That cost is expected to be recognized over a weighted-average period of 1.3 years.

Note 12. Commitments and Contingencies

Capital Leases

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2008:

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Year ending December 31,
2009	$11,537
2010	9,762
Total minimum lease payments	21,299
Less: Amount representing interest	(1,189)
Present value of net minimum lease payments	$20,110

Operating Leases

The Company leases office facilities and equipment under long-term operating lease agreements with various expiration dates and renewal options.  The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2008:

Year ending December 31,
2009	$472,789
2010	487,971
2011	472,970
2012	421,379
2013	378,034
Later years	349,284
$2,582,427

Rent expense for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007 was $347,560 and $90,764, respectively.

The Company leased office space for its Fort Lauderdale, Florida location under a yearly renewable lease agreement bearing monthly rent of approximately $11,300 through June 2008.  In July 2008, this office was relocated to Boca Raton, Florida, where the Company entered into a five-year lease agreement bearing monthly rent of $3,313 with an annual 3.0% escalation.

The Company leased office space for its New York, NY location, under a five-year lease agreement bearing monthly rent of $8,798.  In September 2008, the Company relocated this office to a larger space in New York, where the Company entered into a six-year lease agreement bearing monthly rent of $25,073 with an annual 2.5% escalation.  As the Company is still obligated under the original New York lease, the Company is attempting to sublease this office space.

In October 2008, the Company leased office space in San Francisco, CA under a month-to-month lease agreement bearing monthly rent of $3,371.  In December 2008, the Company leased office space in Chicago, Illinois under a 6-month lease agreement bearing monthly rent of $1,400 commencing January 1, 2009.

Severance Package

On April 25, 2008, Bruce Kreindel,  the Company’s former Chief Financial Officer (the “CFO”), Treasurer, and formerly a member of the board of directors of the Company, executed a separation and release agreement (the “Separation Agreement”) in which he resigned as CFO, Treasurer and as a member of the board of directors of the Company. Mr. Kreindel remained in the position of interim CFO until the appointment of Mr. Mathews as the Company’s interim CFO on May 15, 2008.  Pursuant to the terms of the Separation Agreement, Mr. Kreindel received, as severance (i) $50,000 (paid May 6, 2008), and (ii) $125,000 (all of which has been paid as of October 31, 2008) paid in accordance with the Company’s regular payroll practices. Pursuant to the terms of the employment agreement dated June 28, 2007 between Mr. Kreindel and the Company, Mr. Kreindel received equity in the Company known as “Founder’s Stock.” Pursuant to the terms of the Separation Agreement, Mr. Kreindel will retain his Founder’s Stock. Prior to entering into the Separation Agreement, 115,954 options had vested as of the date of the Separation Agreement. Pursuant to the Separation Agreement, Mr. Kreindel will not be entitled to any other options. Mr. Kreindel has the right to exercise any of the vested options for a period of 12 months after the separation date.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Guaranteed Bonus

In December 2007, the Company entered into an employment agreement whereby the Company was obligated to pay a guaranteed bonus of $500,000 during the first year of the employment agreement.  As of December 31, 2008, the Company has paid the entire $500,000 of the guaranteed bonus and no additional amounts are due.

Settlement with Former Owner of Options Newsletter

As part of the Options Merger, the Company became obligated to pay up to an additional $1 million (the “Earn-Out”) if certain gross revenues are achieved for the one year period subsequent to the Options Merger payable 60 days after the end of each of the quarters starting with March 31, 2008.  On September 30, 2008, the Company entered into a settlement agreement with the former owner of Options Media to settle all amounts due under the $1 million Earn-Out and the January 4, 2008 employment agreement whereby the Company agreed to pay $600,000 upon execution of the settlement agreement and $500,000, payable in two equal installments on October 30, 2008 and January 15, 2009.  The $1,100,000 in payments has been discounted to a net present value of $1,090,230 using a discount rate of 12%.  In addition, all stock options previously granted to the former owner of Options Media became fully vested immediately.  As a result of the settlement, the additional loss from discontinued operations was $1,053,059 and the additional loss on sale of discontinued operations was $507,104 for the year ended December 31, 2008.  As of December 31, 2008, the balance of the payable and promissory note settlement liability was $248,780.

Agreement with Falcon

On May 28, 2008, the Company entered into a six-month Consulting Services Agreement (the “Agreement”) whereby the Company is to receive investor and marketing relations in exchange for: (i) issuing 60,000 shares of its common stock within 10 days of the Agreement having a fair value of $189,000, (ii) issuing 60,000 shares of its common stock at August 28, 2008 having a fair value of $189,000, (iii) an initial cash fee of $30,000, and (iv) a monthly cash fee of $25,000.  On August 12, 2008, the consultant was terminated.  Accordingly, the 60,000 shares of common stock due to the consultant on August 28, 2008 were not issued.  No further consideration is due under the Agreement.

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of December 31, 2008, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

On May 16, 2008, Devon Cohen, our former Chief Operating Officer, commenced an arbitration action against us before the American Arbitration Association, claiming that he was terminated by us without cause that he is therefore owed $600,000 as severance compensation. On September 24, 2008, the litigation between the Company and Mr. Cohen was settled with no obligation for either party to the suit except to pay their own legal fees.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

Note 13. Concentrations

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the local currency in two financial institutions in the United States. The balance, at any given time, may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits of $250,000 per institution. As of December 31, 2008, there was $90,458 in excess of insurable limits.  As of December 31, 2007, there was approximately $1,136,000 and $2,806,000 in excess of insurable limits at two different locations.

Concentration of Revenues and Accounts Receivable

For the year ended December 31, 2008 and the period from June 14, 2007 (Inception) to December 31, 2007, the Company had significant customers with individual percentage of total revenues equaling 10% or greater as follows:

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

		For the period
	For the	from June 14, 2007
	Year Ended	(Inception) to
	December 31, 2008	December 31, 2007
Customer 1	10.2%	0.0%
Customer 2	0.0%	34.3%
Customer 3	0.0%	32.9%
Totals	10.2%	67.2%

At December 31, 2008 and 2007, concentration of accounts receivable with significant customers representing 10% or greater of accounts receivable was as follows:

	December 31,	December 31,
	2008	2007
Customer 1	20.8%	0.0%
Customer 2	0.0%	39.8%
Customer 3	0.0%	25.4%
Customer 4	0.0%	11.0%
Totals	20.8%	76.2%

Note 14. Related Party Transactions

In 2007, the Company’s two then majority shareholders advanced $250,000 to the Company in the form of convertible notes at $125,000 each, bearing interest at 8% per annum, mandatorily convertible at $.50 or 500,000 shares upon the Company entering into a financing arrangement of over $2,000,000. On August 28, 2007, the shareholders converted the principal of $250,000 into 500,000 shares (See Note 11.)

In connection with the acquisition of Desktop in 2007, Holdings was obligated to pay an additional $1 million (the “Earn-Out”) if Desktop achieves certain revenue and gross margins, as defined, in the 90 day period subsequent to closing the Desktop Merger. In addition, if Desktop achieves other certain revenues, as defined, the Earn-Out was subject to acceleration. Pursuant to the terms of the Desktop Merger, $643,000 of the Earn-Out was paid on October 5, 2007 and the remaining $357,000 of the Earn-Out was paid on September 30, 2008.

In connection with the sale of the Longview Notes in 2007, a related party issued 150,000 shares of common stock to the lender for a value of $802,500 (See Note 8).

Included in revenues for the year ended December 31, 2008 and for the period from June 14, 2007 (Inception) to December 31, 2007 is approximately $43,000 and $154,000, respectively, of revenue from a related party affiliate which is controlled by one of our executive officers and directors who was one of the former owners of Desktop Interactive, Inc., the Company we acquired on August 31, 2007.

On September 26, 2008, we sold senior secured promissory notes (the “GRQ Notes”) in the original aggregate principal amount of $1,300,000 to one of our Co-Chairman, of which $900,000 had been repaid as of December 31, 2008 (See Note 8).

Note 15. Subsequent Events

On February 3, 2009, the Company’s revolving credit facility with Crestmark Commercial Capital Lending, LLC (“Crestmark”) to finance up to 80% of the Company’s accounts receivable was increased to a maximum credit line of $4.5 million.

On March 3, 2009, the term of the Company’s revolving credit facility with Crestmark Commercial Capital Lending, LLC (“Crestmark”) to finance up to 80% of the Company’s accounts receivable was extended to May 12, 2010.

INTERCLICK, INC. (FORMERLY CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.) AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

On February 6, 2009, the Company increased the number of shares of common stock eligible for grant under the 2007 Incentive Stock and Award Plan from 1,000,000 to 1,225,000 common shares.  In addition, the 2007 Equity Incentive Plan shall be deemed fully used with 4,500,000 shares reserved and any remaining shares available for grant, including the new 225,000 shares, shall be under the 2007 Incentive Stock and Award Plan.

On February 6, 2009, the Company granted 620,000 stock options at an exercise price of $0.76 having an aggregate fair value of $384,400 all of which expire five years from the grant date. Of the options granted, (i) 220,000 were issued to officers and vested immediately and (ii) 400,000 were issued to an employee and vest in equal increments over a four-year period each June 30 and December 31 commencing June 30, 2009, subject to continued employment by the Company.

On February 27, 2009, the Company granted 56,250 shares of restricted common stock having a fair value of $56,250 (based on a quoted trading price of $1.00 per share) to an officer.  The shares were issued under the 2007 Incentive Stock and Award Plan and vest in equal increments over a four-year period each June 30 and December 31 commencing June 30, 2009, subject to continued employment by the Company.